Exhibit 99.1

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JUNE 14, 2019.

INFORMATION STATEMENT

TELEMYND, INC.

This information statement is being furnished in connection with the distribution by Mynd Analytics, Inc., a Delaware corporation (“Parent”) of 100% of the outstanding shares of common stock of its wholly owned subsidiary Telemynd, Inc., a Delaware corporation (referred to in this information statement as “Subsidiary,” “we,” “us,” “our” and similar terms), to holders of its common stock (the “Spin-off”).

Following the Spin-off, we will hold, directly or indirectly, the assets and substantially all of the liabilities associated with Parent’s technology platform to support personalized care for mental health patients. We are sending this information statement to describe the Spin-off to Parent stockholders who will also be our stockholders after the Spin-off. We expect the Spin-off to occur on or about July 10, 2019 (the “Spin-off Date”). Immediately after the Spin-off is completed, Parent will not own any shares of Subsidiary common stock and we will be an independent public company.

For every one (1) share of Parent common stock held of record by you as of the close of business on July 9, 2019 (the “Record Date”), the record date for the distribution, you will receive one (1) share of Subsidiary common stock. Such distribution of Subsidiary common stock will occur before giving effect to a potential reverse stock split by Subsidiary in which holders of Subsidiary common stock will receive one share of Subsidiary common stock for a number equal to the number of shares owned immediately prior to such reverse stock split divided by a number between 2 and 10 shares of Subsidiary common stock held prior to such reverse stock split, with the final ratio to be determined by Subsidiary’s board of directors at the time of such reverse split. The reverse split has been approved by Parent as the sole current stockholder of Subsidiary and no further stockholder approval will be obtained regarding the reverse split In addition, there is no guarantee that Subsidiary’s board of directors will decide to effectuate such reverse stock split. In addition, the persons who exercise any of the outstanding warrants to purchase shares of Parent common stock will also be able to participate in the Spin-off upon exercise thereof pro-rata in accordance with the terms of such warrants or otherwise as discussed in this information statement. As discussed under the section titled “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of Parent common stock after the record date and before the distribution, you also will be selling your right to receive shares of Subsidiary common stock in connection with the distribution. Parent and Subsidiary expect the shares of Subsidiary common stock to be distributed by Parent to you on or about July 10, 2019. Parent and Subsidiary refer to the date of the distribution of the Subsidiary common stock as the “distribution date.”

A vote of Parent’s stockholders is being solicited for the distribution under the proxy statement filed by Parent with the Securities and Exchange Commission on February 13, 2019 (the “Proxy Statement”) for the special meeting of stockholders of Parent being held on July 9, 2019. You do not need to pay any consideration, exchange or surrender your existing shares of Parent common stock, or take any other action to receive your shares of Subsidiary common stock.

Subsidiary common stock is not publicly traded and there is currently no public market for our common stock.  Subsidiary has filed an application with the Nasdaq Stock Market to have its common stock listed thereunder under the symbol “PSYC” but there are no assurances that Subsidiary common stock will be approved for listing on the Nasdaq Stock Market. If Subsidiary’s application with the Nasdaq Stock Market is not approved, Subsidiary will then file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and apply to have its common stock authorized for quotation on the OTCQB market of the OTC Markets Group, Inc. but there are no assurances that Subsidiary common stock will be quoted on the OTCQB or any other quotation service, exchange or trading facility. An active public market for Subsidiary common stock may not develop or be sustained after the distribution. If an active public market does not develop or is not sustained, it may be difficult for our stockholders to sell their shares of common stock at a price that is attractive to them, or at all. Subsidiary intends to request the symbol “PSYC” to be issued in connection with the initiation of quotation on the OTCQB. Assuming Subsidiary’s application for listing or quotation is approved, Subsidiary expects that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and Subsidiary expects “regular-way” trading of Subsidiary common stock to begin on the first trading day following the distribution. Following the distribution, Parent’s common stock is expected to trade on NASDAQ under the symbol “EMMA.”

Following the Spin-off, Subsidiary will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as Subsidiary remains an emerging growth company, it may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See “Our Business - Emerging Growth Company Status.”

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 8.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

The date of this information statement is June __, 2019.

This information statement was first mailed to Parent stockholders on or about June __, 2019.

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INFORMATION STATEMENT SUMMARY

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Subsidiary assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Subsidiary”, the “Company”, “we”, “our” and “us” refer to Telemynd, Inc., a Delaware corporation. References to Subsidiary’s historical business and operations refer to Parent’s technology platform to support personalized care for mental health patients that will be transferred to Subsidiary in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Parent” refer to Mynd Analytics, Inc., a Delaware corporation, and its consolidated subsidiaries.

The following is a summary of material information about the Spin-off discussed in this information statement. This summary may not contain all of the details concerning the separation, distribution or other information that may be important to you. To better understand the separation, distribution and Subsidiary’s business and financial position, you should carefully review this entire information statement.

This information statement describes Parent’s technology platform to support personalized care for mental health patients that will be transferred to Subsidiary in the separation, as if the transferred business were Subsidiary’s business for all historical periods described. References in this information statement to Subsidiary’s historical assets, liabilities, products, businesses or activities are generally intended to refer to the historical assets, liabilities, products, businesses or activities related to Parent’s technology platform to support personalized care for mental health patients prior to the separation.

Subsidiary

Subsidiary was incorporated under the laws of Delaware on March 18, 2019 for the purpose of holding Parent’s business, assets and liabilities in connection with the Separation and Distribution described herein. Prior to the contribution of the business, assets and liabilities of Parent, which occurred as a result of the Separation, we had no operations.

Corporation Information

Subsidiary was originally incorporated in Delaware on March 18, 2019, under the name Telemynd, Inc. Our current address is 26522 La Alameda, Suite 290, Mission Viejo, California 92691. Our telephone number is (949) 420-4400 and we maintain a website at www.MYndAnalytics.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site and is not a part of this information statement or the registration statement of which it forms a part. We have included our website address in this information statement solely as an inactive textual reference.

Spin-off

Parent has previously disclosed its intention to divest its technology platform to support personalized care for mental health patients (the “Business”) concurrent with its merger with Emmaus Life Sciences, Inc. (the “Merger”) under the Proxy Statement. This separation will be accomplished through a Spin-off in which Parent will contribute its Business (including all assets and liabilities associated therewith) to Subsidiary and then Parent will distribute its entire interest in Subsidiary to Parent stockholders. Subject to Parent and Subsidiary receiving all necessary approvals and consents to complete the Spin-off as further discussed below, we expect the Spin-off of the Business to occur on or about July 9, 2019. Parent and Subsidiary have entered into a Separation and Distribution Agreement providing for the separation and distribution of the Business. As a holder of Parent common stock, you will receive one (1) share of Subsidiary common stock for each one (1) share of Parent common stock you hold at the close of business on July 9, 2019 (the “Record Date”), the record date for the Spin-off, which shares will be distributed on or about July 10, 2019 (the “Distribution Date”). Certain Parent warrants outstanding as of the Record Date will be entitled to receive, on the exercise of the warrants, the number of shares of Subsidiary common stock they would have received in the Spin-off had they exercised the warrants immediately prior to the Spin-off and Parent’s closing of their merger with Emmaus Life Sciences.  Subsidiary will reserve 6,279,673 shares of its common stock for issuance upon exercise of such Parent warrants (subject to adjustment upon the potential reverse stock split discussed under “Subsidiary Reverse Stock Split”).. Immediately after the Spin-off is completed, Parent will not own any shares of Subsidiary common stock and Subsidiary will be an independent public company.

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The Spin-off is governed by a Separation and Distribution Agreement, dated January 4, 2019, between Parent and Mynd Analytics, Inc., a California corporation (“Mynd CA”), which was assigned by Mynd CA to Subsidiary on March 27, 2019 pursuant to the terms of an Amended and Restated Separation and Distribution Agreement (as amended, the “Separation Agreement”), which provides the terms and conditions of the separation of the two businesses and for the Spin-off. Subsidiary will be led by members of Parent’s current Board of Directors and management team. Upon completion of the Spin-off (and the Merger), the executive officers and directors of Parent will be reconfigured as set forth in the Proxy Statement.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to stockholders of Parent who will receive shares of Subsidiary common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Subsidiary’s securities. The information contained in this information statement is believed by Subsidiary to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Parent nor Subsidiary will update the information except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

Emerging Growth Company Status of Subsidiary

Following the Spin-off, Subsidiary will be an “emerging growth company” as defined in the JOBS Act. As such, Subsidiary will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. Subsidiary has not made a decision whether to take advantage of any or all of these exemptions. If Subsidiary does take advantage of some or all of these exemptions, some investors may find Subsidiary’s common stock less attractive. The result may be a less active trading market for Subsidiary’s common stock and its stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that Subsidiary, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Subsidiary has elected to take advantage of this extended transition period, however it is Subsidiary’s present intention to adopt any applicable accounting standards timely. If at some time Subsidiary delays adoption of a new or revised accounting standard, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

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TERMS OF THE SEPARATION AND DISTRIBUTION

The Spin-off will separate and distribute Parent’s Business to Subsidiary, resulting in two independent public companies: Parent and Subsidiary. The following is a brief summary of the terms of the Spin-off.

Distributing Company	Parent. After the Spin-off, Parent will not own any shares of Subsidiary common stock.

Spin-off Company	Subsidiary. After the Spin-off, Subsidiary will be an independent public company.

Record Date	Close of business on July 9, 2019.

Spin-off Date	On or about July 10, 2019.

Distribution Ratio	On the Spin-off Date, Parent stockholders will receive one (1) share of Subsidiary common stock for every one (1) share of Parent common stock held (or into which such Parent warrant is exercisable for) as of the close of business on the Record Date. After the Distribution, Subsidiary may effectuate a reverse stock split in which holders of Subsidiary’s common stock will receive one share of Subsidiary common stock for a number equal to the number of shares owned immediately prior to such reverse stock split divided by a number between 2 and 10 shares of Subsidiary common stock held prior to such reverse stock split, with the final reverse split ratio to be determined by the Subsidiary’s board of directors at the time of the reverse split. Parent, as Subsidiary’s current sole stockholder, has approved the reverse split and no further stockholder approval will be obtained. This potential reverse stock split will have no effect on the distribution ratio discussed above. The distribution ratio reflected herein is not adjusted to account for the potential reverse stock split. In addition, there is no guarantee that Subsidiary’s board of directors will decide to effectuate such reverse stock split.

Treatment of Options	Subsidiary has adopted a 2019 Omnibus Incentive Compensation Plan. However, no grants have yet been made thereunder. In addition, all outstanding options of Parent will continue following the Spin-off.

Treatment of Warrants	Holders of certain warrants to purchase Parent common stock shall be entitled to receive, on the exercise of the warrants, the number of shares of Subsidiary common stock they would have received in the Spin-off had they exercised the warrants immediately prior to the Spin-off and Parent’s closing of their merger with Emmaus Life Sciences. Subsidiary will reserve 6,269,673 shares of its common stock for issuance upon exercise of certain Parent warrants following the Spin-off (subject to adjustment upon the potential reverse stock split discussed under “Subsidiary Reverse Stock Split”).

Trading of Subsidiary Common Stock	Subsidiary common stock is not publicly traded and there is currently no public market for our common stock. Subsidiary has filed an application with the Nasdaq Stock Market to have its common stock listed thereunder under the symbol “PSYC” but there are no assurances that Subsidiary common stock will be approved for listing on the Nasdaq Stock Market. If Subsidiary’s application for listing on the Nasdaq Stock Market is not approved, Subsidiary will then file a Form 211 with FINRA and apply to have its common stock quoted on the OTCQB market of the OTC Markets Group, Inc. under the symbol “PSYC”, but there are no assurances that Subsidiary common stock will be quoted on the OTCQB or any other quotation service, exchange or trading facility. An active public market for Subsidiary common stock may not develop or be sustained after the Spin-off. If an active public market does not develop or is not sustained, it may be difficult for holders of our common stock to sell their shares of common stock at a price that is attractive to them, or at all.

Listing and Trading of Parent Common Stock

Parent common stock will continue to trade “regular way,” reflecting the combined value of Parent and Subsidiary until the Spin-off Date. Parent common stock will trade carrying due-bills representing Subsidiary common stock beginning two days before the Record Date and continuing through the Spin-off Date. Due-bills will be redeemed for Subsidiary common stock after the completion of the Spin-off.

Securities to Be Distributed	In aggregate, 12,701,266 shares of Subsidiary common stock will be distributed in the Spin-off. In addition, Subsidiary will reserve, 6,269,673 shares of its common stock for issuance upon exercise of certain Parent warrants following the Spin-off (subject to adjustment upon the potential reverse stock split discussed under “Subsidiary Reverse Stock Split”).

Distribution Agent	American Stock Transfer & Trust Company

Distribution Mechanics	Before the Spin-off Date, Parent will deliver all of the outstanding shares of Subsidiary common stock to the distribution agent for distribution to Parent stockholders. Upon and following the consummation of the Spin-off, Parent, with the assistance of the distribution agent, will electronically issue shares of Subsidiary common stock to the stockholders of Parent by way of direct registration in book-entry form. The distribution agent will mail each Parent stockholder a book-entry account statement that reflects such Parent stockholder’s shares of Parent common stock.

Separation Agreement and Other Spin-off Documents	Parent and Subsidiary have entered into a Separation Agreement, which sets forth the terms and conditions of the Spin-off.

Conditions to the Spin-off

The Spin-off will occur only if, among other things:

•            our common stock shall have been registered under the Exchange Act and shall not be subject to any stop orders, and the information statement shall have been mailed to the Parent stockholders and certain warrant holders

•            the transfer of the Subsidiary assets and liabilities (other than Subsidiary assets and liabilities which cannot be effectively transferred prior to the Spin-off) shall have occurred;

•            the actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or blue sky laws and the rules and regulations thereunder shall have been taken or make and where applicable, have become effective or been accepted by the applicable governmental authority;

•            no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-off or the transactions contemplated thereby; and

•            No other events or developments exist or have occurred that in the judgment of the Parent board of directors, in their sole and absolute discretion, make it inadvisable to effect the Spin-off.

Risks Relating to Ownership of Subsidiary’s Common Stock and the Distribution	Subsidiary’s business is subject to both general and specific risks and uncertainties relating to its business and its being a stand-alone, publicly traded company. Subsidiary’s business is also subject to risks relating to the Spin-off. You should read carefully “Risk Factors,” beginning on page 8 of this information statement.

Subsidiary Dividend Policy	After the Spin-off, Subsidiary intends to retain all earnings for the foreseeable future for use in the operation of our business. Consequently, Subsidiary does not anticipate paying any cash dividends on our common stock for the foreseeable future.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

Q: What is Subsidiary and why is Parent separating Subsidiary’s business and distributing Subsidiary common stock?

A: Subsidiary, which is currently a wholly owned subsidiary of Parent and Parent currently operates the Business. In connection with the Spin-off, Parent is concurrently seeking to consummate the Merger. The separation of Subsidiary and Parent and the distribution of Subsidiary common stock are intended to, among other things, (i) create two more focused companies by enabling the management of each company to concentrate efforts on the unique needs of each business and the pursuit of distinct opportunities for long-term growth and profitability (ii) provide you with equity ownership in two separate, publicly traded companies and (iii) enable investors to better evaluate the financial performance, strategies, and other characteristics of each business and company, which will permit investors to make investment decisions based on each company’s individual performance and potential, enhancing the likelihood the market will value each company appropriately. Parent and Subsidiary expect that the separation will result in enhanced long-term performance of each business thereby maximizing shareholder value for both companies for the reasons discussed in the sections titled “The Separation and Distribution - Background” and “The Separation and Distribution - Reasons for the Separation.”

Q: Why am I receiving this document?

A: Parent is delivering this document to you because you are a holder of shares of Parent common stock. If you are a holder of shares of Parent common stock as of the close of business on July 9, 2019, the record date of the distribution, you will be entitled to receive one (1) share of Subsidiary common stock for every one (1) share of Parent common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in Parent and your investment in Subsidiary after the separation and distribution.

Q: How will the separation of Subsidiary from Parent be accomplished?

A: To accomplish the separation, Parent will distribute all of the outstanding shares of Subsidiary common stock to Parent holders of its common stock and Subsidiary will reserve for issuance the requisite number of shares of Subsidiary common stock necessary to satisfy obligations under certain Parent warrants in a taxable distribution to Parent stockholders.

Q: Why is the separation of Subsidiary structured as a distribution?

A: Parent believes that a distribution of shares of Subsidiary common stock to the Parent stockholders is an efficient way to separate the Business from the ongoing business of Parent following the Merger in a manner that will create long-term value for Parent, Subsidiary and their respective stockholders.

Q: What is the record date for the distribution?

A: The record date for the distribution is July 9, 2019.

Q: When will the distribution occur?

A: The completion and timing of the distribution depends on a number of conditions. Parent expects that all of the shares of Subsidiary common stock will be distributed by Parent on or about July 10, 2019, which is referred to as the distribution date, to holders of record of shares of Parent common stock at the close of business on July 9, 2019, which is referred to as the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met. In addition, Subsidiary will reserve 6,269,673 shares of its common stock for issuance upon exercise of certain Parent warrants following the Spin-off (subject to adjustment upon the potential reverse stock split discussed under “Subsidiary Reverse Stock Split”).

Q: What do stockholders need to do to participate in the distribution?

A: Stockholders of Parent as of the record date for the distribution will not be required to take any action to receive Subsidiary common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required or will be sought. You are not being asked for a proxy in connection with delivery of this information statement. You do not need to pay any consideration, exchange or surrender your existing shares of Parent common stock, or take any other action to receive your shares of Subsidiary common stock. Please do not send in your Parent stock certificates. The distribution will not affect the number of outstanding shares of Parent common stock or any rights of Parent stockholders, although it may affect the market value of each outstanding share of Parent common stock.

Q. How will shares of Subsidiary common stock be issued?

A. You will receive shares of Subsidiary common stock through the same channels that you currently use to hold or trade shares of Parent common stock, whether through a brokerage account or other channel. Receipt of Subsidiary shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.

If you own shares of Parent common stock as of the close of business on the Record Date, including shares owned in certificated or book-entry form, Parent, with the assistance of a settlement and distribution agent (the “Distribution Agent”) that will be designated prior to the Record Date, will electronically distribute shares of Subsidiary common stock to you or to your brokerage firm on your behalf in book-entry form. The Distribution Agent, will mail you a book-entry account statement that reflects your shares of Subsidiary common stock, or your bank or brokerage firm will credit your account for the shares.

Q. How many shares of Subsidiary common stock will I receive in the distribution?

A. Parent will distribute to you one (1) share of Subsidiary common stock for every one (1) share of Parent common stock held by you as of the Record Date. A total of approximately 12,701,266 million shares of Subsidiary common stock will be distributed, before giving effect to a potential reverse stock split by Subsidiary in which holders of Subsidiary common stock will receive one share of Subsidiary common stock for a number equal to the number of shares owned immediately prior to such reverse stock split divided by a number between 2 and 10 shares of Subsidiary common stock held prior to such reverse stock split, with the final ratio to be determined by Subsidiary’s board of directors at the time of the reverse split. This reverse stock split, if effectuated, will occur after the Distribution of Subsidiary common stock. However, there is no guarantee that Subsidiary’s board of directors will determine to actually effectuate the reverse stock split. For additional information on the distribution and reverse split, see the sections titled “ The Separation and Distribution” and “Subsidiary Reverse Stock Split.” In addition, Subsidiary will reserve 6,269,673 shares of its common stock for issuance upon exercise of certain Parent warrants following the Spin-off (subject to adjustment upon the potential reverse stock split described under “Subsidiary Reverse Stock Split”).

Q. What are the conditions to the distribution?

A. The distribution is subject to final approval by the Parent board of directors, as well as to a number of conditions, including, among others:

•	the transfer of assets and liabilities to Subsidiary from Parent in accordance with the Separation Agreement will have been completed;

•	the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Parent stockholders;

•	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect; and

•	no other event or development will have occurred or exist that, in the judgment of Parent’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Parent and Subsidiary cannot assure you that any or all of these conditions will be met. In addition, Parent can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see the section titled “The Separation and Distribution - Conditions to the Distribution.”

Q. Can Parent decide to cancel the distribution of Subsidiary common stock even if all the conditions have been met?

A. Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section titled “The Separation and Distribution - Conditions to the Distribution.” Until the distribution has occurred, Parent has the right to terminate the distribution, even if all of the conditions are satisfied.

Q. What if I want to sell my shares of Parent common stock or my shares of Subsidiary common stock?

A. You should consult with your advisors, such as your stockbroker, bank, tax or other financial advisor, if you want to sell your shares of Parent common stock or your shares of Subsidiary common stock.

Q. What is “regular-way” and “ex-distribution” trading of Parent common stock?

A. Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, it is expected that there will be two markets in Parent common stock: a “regular-way” market and an “ex-distribution” market. Shares of Parent common stock that trade in the “regular-way” market will trade with an entitlement to shares of Subsidiary common stock distributed pursuant to the distribution. Shares of Parent common stock that trade in the “ex-distribution” market will trade without an entitlement to shares of Subsidiary common stock distributed pursuant to the distribution. If you hold shares of Parent common stock on the record date and then decide to sell any shares of Parent common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Parent common stock with or without your entitlement to Subsidiary common stock pursuant to the distribution.

Q. What are the specific steps of the merger and spinoff transaction, including the order of each transaction?

Regarding the merger transaction, Parent has already executed a definitive merger agreement with Emmaus Life Sciences and Parent has filed a joint proxy statement/prospectus in a registration statement on Form S-4 for the shareholders of each company to approve the merger (the “Merger”).  In addition, the Parent shareholders are being asked to approve a reverse split of the Parent common stock and a name change to “Emmaus Life Sciences.”  The meeting date has been set for July 9, 2019.   After requisite approvals are obtained, Parent will file a charter amendment with the Delaware Secretary of State for purposes of effectuating the reverse split and name change and proceed to closing of the Merger.   Regarding the spin-off, Parent and Subsidiary have already executed a definitive Separation and Distribution Agreement which sets forth the terms and conditions of the Spin-off and distribution, which have been described above.   We expect the spin-off and distribution transaction to be effectuated promptly following the Merger.

Q. Will I be able to trade shares of Subsidiary common stock?

A. Subsidiary common stock is not publicly traded and there is currently no public market for our common stock. Subsidiary has filed an application with the Nasdaq Stock Market to have its common stock listed thereunder under the symbol “PSYC” but there are no assurances that Subsidiary common stock will be approved for listing on the Nasdaq Stock Market. If Subsidiary’s application with the Nasdaq Stock Market is not approved, Subsidiary will then file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and will apply to have its common stock authorized for quotation on the OTCQB market of the OTC Markets Group, Inc. but there are no assurances that Subsidiary’s common stock will be quoted on the OTCQB or any other quotation service, exchange or trading facility. Even if our application is approved, an active public market for our common stock may not develop or be sustained after the distribution. If an active public market does not develop or is not sustained, it may be difficult for our stockholders to sell their shares of Subsidiary common stock at a price that is attractive to them, or at all. Subsidiary intends to request the symbol “PSYC” to be issued in connection with either the initial Nasdaq listing or the initiation of quotation on the OTCQB. Assuming that its application is approved, Subsidiary anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the distribution date and that “regular-way” trading in Subsidiary common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell Subsidiary common stock up to the distribution date, but your transaction will not settle until after the distribution date. Subsidiary cannot predict the trading prices for its common stock before, on or after the distribution date.

Q. What will happen to the listing of Parent common stock?

A. Parent common stock is expected to continue to trade on the NASDAQ Capital Market after the distribution. In connection with the Merger, it is expected that a new trading symbol will be requested for “EMMA.”

Q. Will the number of shares of Parent common stock that I own change as a result of the distribution?

A. No. The number of shares of Parent common stock that you own will not change as a result of the distribution.

Q. Will the distribution affect the market price of my shares of Parent common stock?

A. Yes. As a result of the distribution, the trading price of Parent common stock immediately following the distribution may be lower than the “regular-way” trading price of such stock immediately prior to the distribution because the trading price will no longer reflect the of the Business. There can be no assurance that the aggregate market value of the Parent common stock and the Subsidiary common stock following the distribution may be higher or lower than the market value of Parent common stock if the distribution did not occur. This means, for example, that the combined trading prices of one (1) share of Parent common stock and one (1) share of Subsidiary common stock after the distribution (representing the number of shares of Subsidiary common stock to be received per every one share of Parent common stock in the distribution) may be equal to, greater than or less than the trading price of one Parent common share before the distribution.

Q. What are the material U.S. federal income tax consequences of the distribution?

A. The Spin-off will not qualify for tax-free treatment under Section 355 of the Code, and will be a taxable distribution for U.S. federal income tax purposes. Parent stockholders will be treated as having received a distribution of property that does not qualify for tax-free treatment. The amount of that distribution will be equal to the fair market value of the Subsidiary common stock received. For more information regarding the material U.S. federal income tax consequences of the distribution, see the section titled “Material U.S. Federal Income Tax Consequences.”

Q. What will Subsidiary’s relationship be with Parent following the separation?

A. After the distribution, Parent and Subsidiary will be separate companies with separate management teams and separate boards of directors, except that Robin L. Smith, the current Chairman of the board of directors of Parent, will continue to serve as a director of Parent. For additional information regarding the separation and distribution agreement and other transaction and commercial agreements, see the sections titled “Risk Factors - Risks Related to the Separation” and “Relationship with Parent Following Separation and Distribution.”

Q. Who will manage Subsidiary after the separation?

A. Subsidiary will be managed by the same officers and directors of Parent prior to the consummation of the Merger, except that (i) Robin Smith will not serve as Chairman of the Subsidiary but rather will serve as an advisor to the Subsidiary under a consulting agreement and (ii) George Carpenter, Parent’s current President and Chief Information Officer will not serve as an officer of Subsidiary and will continue in his current roles for Parent’s other subsidiary, Mynd Analytics, Inc., a California corporation. For more information regarding Subsidiary’s management, see the section titled “Management.”

Q. Are there risks associated with owning Subsidiary common stock?

A. Yes. Ownership of Subsidiary common stock is subject to both general and specific risks, including those relating to Subsidiary’s business, the industry in which it operates and its status as a separate, publicly traded company. Ownership of Subsidiary common stock is also subject to risks relating to the separation. These risks are described in the section titled “Risk Factors” beginning on page 8. You are encouraged to read that section carefully.

Q. Does Subsidiary plan to pay dividends?

A. Subsidiary does not currently expect to pay dividends on its common stock. The declaration and payment of any dividends in the future by Subsidiary will be subject to the sole discretion of its board of directors and will depend upon many factors. See the section titled “Dividend Policy.”

Q. Who will be the distribution agent, transfer agent, registrar and information agent for the Subsidiary common stock?

A. The distribution agent, transfer agent and registrar for the Subsidiary common stock will be American Stock Transfer & Trust Company. If you are a registered stockholder, for questions relating to the transfer or mechanics of the stock distribution, you should contact the designated agent at American Stock Transfer & Trust Company. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact your bank or brokerage firm with any questions relating to the distribution.

Q. Where can I find more information about Parent and Subsidiary?

A. Before the distribution, if you have any questions relating to Parent, Subsidiary and the performance of their businesses, you should contact:

Parent

26522 La Alameda, Suite 290,

Mission Viejo, California 92691.

Telephone number is (949) 420-4400

Parent’s website is http://MYndAnalytics.com /.

After the distribution, Subsidiary stockholders who have any questions relating to Subsidiary and the performance of its business should contact Subsidiary at:

Subsidiary

26522 La Alameda, Suite 290,

Mission Viejo, California 92691.

Telephone number is (949) 420-4400

Subsidiary’s website is http://MYndAnalytics.com /.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement m evaluating Subsidiary and Subsidiary’s common stock. Any of the following risks could materially and adversely affect Subsidiary’s business, results of operations or financial condition. The Risk Factors below describe the risks related to the Business of Parent prior to consummation of the Merger, which is the Business being transferred to Subsidiary in the Spin-off.

Risks Related to Our Company

We need immediate additional funding to support our operations and capital expenditures, which may not be available to us. This lack of availability could result in the cessation of our business. Our recurring net losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

We have not generated significant revenues or become profitable, may never do so and may not generate sufficient working capital to cover costs of operations. Our recurring net losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Historically, we have been unable to pay other obligations as they become due and have been in arrears on paying certain of our larger creditors. We have a history of insolvency that requires us to immediately secure additional funds to continue our operations. Until we can generate a sufficient amount of revenues to finance our operations and capital expenditures, we are required to finance our cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations. As of March 31, 2019, we had approximately $1.2 million in cash and cash equivalents on hand. We will therefore need additional funds to continue our operations and will need substantial additional funds before we can increase demand for our telebehavioral health services and PEER solution offering.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. Furthermore, any additional equity funding will likely result in significant dilution to existing stockholders, and, if we incur additional debt financing in the future, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, it would have a material adverse effect on our business, financial condition and/or results of operations and could cause us to be required to cease operations. Our financial statements include an opinion of our auditors that our recurring net losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We have experienced significant net losses and sustained negative cash flows from operations. In the six months ended March 31, 2019, we incurred a net loss of $5.4 million and used cash for operating activities of $3.8 million. We had an accumulated deficit of $89.8 million as of March 31, 2019. We expect to experience further significant net losses in 2019 and the foreseeable future. These factors raise substantial doubt about our ability to continue as a going concern for at least the next twelve months from the date of the issuance of the financial statements. As of and for the year ended September 30, 2018, our independent registered public accounting firm has included an explanatory paragraph in their audit report raising substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to obtain adequate funding from this proposed offering or in the future, or if we are unable to grow our revenue substantially to achieve and sustain profitability, amongst other factors, we may not be able to continue as a going concern, and our shareholders may lose some or all of their investment in us.

We have a history of operating losses and we have never been profitable.

Since our inception, we have incurred significant operating losses. As of March 31, 2019, our accumulated deficit was approximately $89.8 million. On November 13, 2017, we acquired Arcadian, a telepsychiatry and telebehavioral health company. Arcadian also has a history of significant operating losses, which represent a further obstacle to our goal of achieving profitability.

Our future capital requirements will depend on many factors, such as the risk factors described in this section, including our ability to maintain our existing cost structure and to execute our business and strategic plans, including the successful integration of the PEER solution offering with the Arcadian network. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis.

Risks Related to Our Business-Telebehavioral Health

Our telebehavioral health business could be adversely affected by new state actions relating to healthcare services and telemedicine providers, which could restrict our ability to provide the full range of our services in certain states.

Our ability to conduct business in each state is dependent upon the state’s treatment of telehealth under each state’s laws, rules and policies governing the practice of medicine and other health care professions, which are subject to changing political, regulatory and other influences. Some state professional boards have established new rules or interpreted existing rules in a manner that limits or restricts our ability to conduct our business as currently conducted in other states, and it is possible that the laws and rules governing the practice of telehealth in one or more states may change in a similar manner in the future. Many states have imposed different, and, in some cases, additional, standards regarding the provision of services via telehealth. These standards often relate to particular modalities of telecommunication that are permitted or prohibited, meaning that a system the Company has established in some states may not satisfy regulatory requirements in others. State laws are also in flux regarding the licensure required to provide services via telehealth. By way of example, certain state Medicaid programs may cover behavioral health treatment provided by psychiatric nurse practitioners, but not clinical social workers. Others provide that certain services can be provided via telehealth by a clinical social worker, but not a licensed mental health counselor. Finally, both federal and state laws impose strict standards on using telehealth to prescribe certain classes of controlled substances that can be commonly used to treat behavioral health disorders. Recently passed federal legislation will also allow for controlled substances to be prescribed in emergency situations to treat substance use disorder, and if that change results in further abuse of controlled substances instead of curbing their abuse as intended, there could be negative ramifications for the entire telebehavioral health industry. The unpredictability of this regulatory landscape means that sudden changes in policy regarding standards of care and reimbursement are possible. If this were to happen, and we were unable to adapt our business model accordingly, our operations in such states could be disrupted, which could have a material adverse effect on our business, financial condition and results of operations. Federal law prohibits prescribing controlled substances without a prior in-person examination unless one of a number of narrow exceptions is met, and certain states impose further restrictions which prohibit prescribing certain classes of controlled substances via telemedicine altogether.

Our telebehavioral health business is dependent on our relationships with affiliated professional entities, which we do not own, to provide physician services, and our business would be adversely affected if those relationships were disrupted.

There is a risk that state authorities in some jurisdictions may find that our contractual relationships with our affiliated physicians, psychologists and other behavioral health professionals (“Providers”) violate laws prohibiting the corporate practice of medicine and certain other health professions. These laws generally prohibit the practice of medicine and certain other health professions by lay persons or entities and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the clinician’s professional judgment. The professions subject to corporate practice restrictions and the extent to which each state considers particular actions or contractual relationships to constitute improper influence of professional judgment vary across the states and are subject to change and evolving interpretations by state boards of medicine and other health professions and state attorneys general. As such, we must monitor our compliance with laws in every jurisdiction in which we operate on an ongoing basis and we cannot guarantee that subsequent interpretation of the corporate practice laws will not further circumscribe our business operations. State corporate practice restrictions also often impose penalties on health professionals for aiding a corporate practice violation, which could discourage clinicians from participating in our network of providers. Any difficulty securing clinicians to participate in our network could impair our ability to provide telebehavioral health services and could have a material adverse effect on our business.

Corporate practice restrictions exist in some form, whether by statute, regulation, professional board or attorney general guidance, or case law, in at least 42 states, though the broad variation between state application and enforcement of the doctrine makes establishing an exact count difficult. Because of the prevalence of corporate practice restrictions on medicine and psychology in particular, including in the states where we predominantly conduct our business, we contract for provider services through services agreements rather than employ Providers. We expect that these relationships will continue, but we cannot guarantee that they will. A material change in our relationship with the Providers, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide telebehavioral health services and could have a material adverse effect on our business, financial condition and results of operations.

Evolving government regulations may require increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.

We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include: rules governing the practice of telehealth; including the remote prescribing of controlled substance; licensure standards for behavioral health professionals; laws limiting the corporate practice of medicine and other professions; clinic licensure laws requiring health facilities to obtain a clinic license; fraud and abuse; reimbursement and false claims statutes and regulations governing the submission of health care claims; cybersecurity and privacy laws; laws and rules relating to the distinction between independent contractors and employees; and tax and other laws encouraging employer-sponsored health insurance. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the states in which we operate, we believe we are in compliance with all applicable regulations, but, because of the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. If we must remedy such violations, we may be required to modify our services and solutions in such states in a manner that undermines our solution’s attractiveness to patients or providers. We may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.

Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require restructuring our relationships with Providers, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our solutions or services from being offered, which could have a material adverse effect on our business, financial condition and results of operations.

The telebehavioral health market is immature and volatile, and if it does not develop, if it develops more slowly than we expect, if it encounters negative publicity or if our solution does not drive patient engagement, the growth of our business will be harmed.

The telebehavioral health market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our patients to use, and to increase the frequency and extent of their utilization of, our solutions, as well as on our ability to demonstrate the value of telebehavioral health to employers, health plans, government agencies and other purchasers of healthcare. Negative publicity concerning our solutions or the telebehavioral health market as a whole could limit market acceptance of our solutions. Enforcement activity throughout the telehealth industry is on the rise, after the Medicare program published findings in April 2018 that more than 30% of claims filed failed to satisfy Medicare reimbursement standards, and the Department of Justice recently issued an indictment alleging that several individuals and companies participated in a billion-dollar telemedicine fraud conspiracy. As telehealth utilization and investment continue to rise, it would not be surprising for enforcement actions to increase in kind. Such activity could certainly produce negative publicity regarding public and patient confidence in telehealth, which could negatively impact our business. If our patients and providers do not perceive the benefits of our solutions, or if our solutions do not drive patient engagement, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telehealth could limit market acceptance of our healthcare services. If any of these events occurs, it could have a material adverse effect on our business, financial condition or results of operations.

A significant portion of Arcadian’s revenue comes from a limited number of clients, the loss of which would have a material adverse effect on our business, financial condition and results of operations.

Historically, Arcadian has relied on a limited number of clients for a substantial portion of its total revenue. We rely on Arcadian’s reputation and recommendations from key clients to promote our solution to potential new clients. In addition, mergers and acquisitions involving our clients could lead to cancellation or non-renewal of our contracts with those clients or by the acquiring or combining companies, thereby reducing the number of our existing and potential clients and patients.

Our business and growth strategy depend on our ability to maintain and expand a network of qualified providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed.

Our success is dependent upon our continued ability to maintain a network of qualified providers. If we are unable to recruit and retain board-certified Providers as needed to render telebehavioral health services in a given state, whether that requires psychiatrists, psychologists or master’s level therapists, it would have a material adverse effect on our business and ability to grow and would adversely affect our results of operations. In any particular market, Providers could demand higher payments or take other actions that could result in higher medical costs, extra income, e.g., only permitting clinicians with higher levels of licensure who demand higher payment rates to provide telebehavioral health services, less attractive service for our clients or difficulty meeting regulatory or accreditation requirements. Our ability to develop and maintain satisfactory relationships with Providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and the Providers. The failure to maintain or to secure new cost-effective provider contracts may result in a loss of or inability to grow our membership base, higher costs, healthcare provider network disruptions, less attractive service for our clients and/or difficulty in meeting regulatory or accreditation requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our telebehavioral health business may give rise to medical liability claims against us, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance.

Our telebehavioral health business entails the risk of malpractice and professional liability claims against both our Providers and us. Although we and our Providers carry insurance covering malpractice and professional liability claims in amounts that we believe are appropriate in light of the risks attendant to our business, successful malpractice or professional liability claims could result in substantial damage awards that exceed the limits of our and our Providers’ insurance coverage. The Providers each carry professional liability insurance covering $1 million per claim and $3 million in the aggregate for themselves, and we separately carry a general insurance policy covering $1 million per claim and $3 million in the aggregate. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our providers or to us in the future at acceptable costs or at all.

Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our Providers from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.

If our new applications and services are not adopted by our partners or patients, or if we fail to innovate and develop new applications and services that are adopted by our patients, our revenue and results of operations will be adversely affected.

Our longer-term results of operations and continued growth will depend on our ability successfully to develop and market new applications and services that patients want and are willing to purchase. In addition we will invest significant resources in research and development to enhance our solution and introduce new high-quality applications and services. If patients are not willing to make additional payments for such new applications, or if new patients do not value such new applications, it could have a material adverse effect on our business, financial condition and results of operations. If we are unable to predict user preferences or if our industry changes, or if we are unable to modify our solution and services on a timely basis, patients may not patronize us or the Providers. Our results of operations would also suffer if our innovations were not responsive to the needs patients, appropriately timed with market opportunity or effectively brought to market.

If our arrangements with Providers or our partners are found to violate state laws prohibiting the corporate practice of medicine and other professions or fee-splitting, our business, financial condition and our ability to operate in those states could be adversely impacted.

The laws of many states, including states in which our partners may be located prohibit us from exercising control over the medical judgments or decisions of psychiatrists and certain other providers and from engaging in certain financial arrangements, such as splitting professional fees with behavioral health professionals. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We enter into agreements with certain of our providers pursuant to which they render professional medical services. In addition, we may enter into contracts with our providers to deliver professional services in exchange for fees. These contracts include management services agreements with our affiliated physician organizations pursuant to which the physician organizations reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. Although we seek to comply with applicable state prohibitions on the corporate practice of medicine and fee splitting, state officials who administer these laws or other third parties may successfully challenge our existing organization and contractual arrangements. If such a claim were successful, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. A determination that these arrangements violate state statutes, or our inability to successfully restructure our relationships with our providers to comply with these statutes, could eliminate clients located in certain states from the market for our services, as well as complicate our efforts to secure qualified clinicians to participate in our network. Either outcome could have a materially adverse effect on our business, financial condition and results of operations.

If our providers are characterized as employees, we would be subject to employment and withholding liabilities.

We structure our relationships with the Providers in a manner that we believe results in an independent contractor relationship, not an employee relationship. An independent contractor is generally distinguished from an employee by his or her degree of autonomy and independence in providing services. A high degree of autonomy and independence is generally indicative of a contractor relationship, while a high degree of control is generally indicative of an employment relationship. Although we believe that the Providers are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. If such regulatory authorities or state, federal or foreign courts were to determine that our providers are employees, and not independent contractors, we would be required to withhold income taxes, to withhold and pay Social Security, Medicare and similar taxes and to pay unemployment and other related payroll taxes. We would also be liable for unpaid past taxes and subject to penalties. As a result, any determination that the Providers are our employees could have a material adverse effect on our business, financial condition and results of operations.

Certain state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could adversely affect our results of operations.

We are currently licensed to operate our telebehavioral health business in four states and file state income tax returns in four states. There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. We could be subject to state and local taxation, including penalties and interest attributable to prior periods, if a state tax authority successfully asserts that our activities give rise to a nexus. Such tax assessments, penalties and interest may adversely affect our results of operations.

Our sales and implementation cycle can be long and unpredictable and requires considerable time and expense, which may cause our results of operations to fluctuate.

The sales cycle for our solutions from initial contact with a potential lead to contract execution and implementation, varies widely by client. Some of our clients undertake a significant and prolonged evaluation process, including to determine whether our services meet their unique healthcare needs, which frequently involves evaluation of not only our solutions but also an evaluation of those of our competitors, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our clients about the use, technical capabilities and potential benefits of our solution. Moreover, our large enterprise clients often begin to deploy our solutions on a limited basis, but nevertheless demand extensive configuration, integration services and pricing concessions, which increase our upfront investment in the sales effort with no guarantee that these clients will deploy our solutions widely enough across their organization to justify our substantial upfront investment. It is possible that in the future we may experience even longer sales cycles, more complex client needs, higher upfront sales costs and less predictability in completing some of our sales as we continue to expand our direct sales force, expand into new territories and market additional applications and services. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, it could have a material adverse effect on our business, financial condition and results of operations.

The telehealth market is competitive, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.

While the telehealth market is in an early stage of development, it is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition in the telehealth industry for our solutions from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional solutions and becoming more sophisticated and effective. Competition from specialized software and solution providers, health plans and other parties will result in continued pricing pressures, which is likely to lead to price declines in certain solution segments, which could negatively impact our sales, profitability and market share.

Some of our competitors may have greater name recognition, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary solutions, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the telehealth market, which could create additional price pressure. In light of these factors, even if our solutions are more effective than those of our competitors, current or potential clients may accept competitive solutions in lieu of purchasing our solutions. If we are unable to successfully compete in the telehealth market, our business, financial condition and results of operations could be materially adversely affected.

We are subject to evolving and expensive corporate governance regulations and requirements. Management has determined that there is a material weakness in our internal controls and procedures under the standards of the Public Company Accounting Oversight Board or PCAOB. Our failure to adequately adhere to these requirements or the failure or circumvention of our internal controls and procedures could seriously harm our business.

Because we are a publicly traded company we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

As of September 30, 2018, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting, and determined that there continues to be a material weakness in our internal controls and procedures. The matter involving internal controls and procedures that our management considered to be a material weakness under the standards of the Public Company Accounting Oversight Board was a lack of a sufficient complement of personnel with a level of accounting expertise and an adequate supervisory review structure that is commensurate with our financial reporting requirements. Management has been continuing, since September 30, 2018, to attempt to remedy the material weakness, but has been unable to identify sufficient personnel or to implement adequate improvements. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Failure to provide effective internal controls may cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce accurate, reliable financial reports and to prevent fraud. If deficiencies in our internal controls over financial reporting continue, these deficiencies may negatively impact our business and operations.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use or similar taxes which could adversely affect our results of operations.

We do not collect sales and use and similar taxes in any states based on our belief that our services are not subject to such taxes in any state. Sales and use and similar tax laws and rates vary greatly from state to state. Certain states in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest with respect to past services, and we may be required to collect such taxes for services in the future. Such tax assessments, penalties and interest or future requirements may adversely affect our results of operations.

Economic uncertainties or downturns in the general economy or the industries in which our clients operate could disproportionately affect the demand for our telebehavioral health solution and negatively impact our results of operations.

General worldwide economic conditions have experienced significant downturns during the last ten years, and market volatility and uncertainty remain widespread, making it potentially very difficult for our clients and us to accurately forecast and plan future business activities. During challenging economic times, our clients may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us and adversely affect our revenue. If that were to occur, our financial results could be harmed. Further, challenging economic conditions may impair the ability of our clients to pay for the applications and services they already have purchased from us and, as a result, our write-offs of accounts receivable could increase. We cannot predict the timing, strength or duration of any economic slowdown or recovery. If the condition of the general economy or markets in which we operate worsens, our business could be harmed.

Risks Related to Our Business-Predictive Medicine (PEER)

If our PEER Reports do not gain widespread market acceptance, we may not be able to achieve the level of sales required for growth, and our business, financial condition and results of operations would be harmed.

We have developed a methodology that aids psychiatrists and other physicians in selecting appropriate and effective medications for patients with certain behavioral or addictive disorders based on physiological traits of the patient’s brain and information contained in a proprietary database that has been developed over approximately the last twenty-five years. We began selling reports, referred to as rEEG Reports, based on our methodology in 2000; these reports have since been rebranded as PEER Reports. To date, we have not received widespread market acceptance of the usefulness of our PEER Reports in helping psychiatrists and other physicians inform their treatment strategies for patients suffering from behavioral and/or addictive disorders and we currently rely on a limited number of employees to market and promote our PEER Reports. To grow our business, we will need to develop and introduce new sales and marketing programs and clinical education programs to promote the use of our PEER Reports by psychiatrists and other physicians and hire additional employees for this purpose which we are in the process of doing. If we do not implement these new sales and marketing and education programs in a timely and successful manner, we may not be able to achieve the level of market awareness and sales required to expand our business, which could also negatively impact our stock price, financial condition and results of operations.

Our PEER Reports may not be as effective as we believe them to be, which could limit or prevent us from growing our revenues. If the results of our clinical trials are not significant, we may not be able to continue to fund our development efforts.

Our belief in the efficacy of our PEER Online technology is based on a finite number of successful studies. Such results may not be statistically significant in future studies and may not be indicative of the long-term future efficacy of the information we provide. Controlled scientific studies, including those that have already been announced and that are planned for the future, may yield results that are unfavorable or demonstrate that our services, including our PEER Reports, are not clinically useful. While we have not experienced such problems to date, if the initially indicated results cannot be successfully replicated or maintained over time, utilization of services based on our PEER Online technology, including the delivery of our PEER Reports, may not increase as we anticipate, which would harm our operating results and stock price. In addition, if we fail to upgrade our PEER Online database to account for new medications that are now available on the market, psychiatrists and other physicians may be less inclined to utilize our services if they believe that our reports only provide information about older treatment options, which would further harm our operating results and stock price. In August of 2016, we commenced enrolling patients into a new clinical trial. The trials are designed as a double-blind trial for military patients with a primary diagnosis of depression and other psychological comorbidity. We do not know whether the ultimate results of the trial will be successful. There are many factors beyond our control that could affect the success of the trials, including difficulty in registering more subjects, failures of investigators to follow the proper protocol, and external factors affecting patient health, among others. If we fail to receive significant positive results for these trials, doctors may not be willing to use our services and our ability to generate revenue and to continue the PEER Online program, if at all, could be limited.

The FDA believes that rEEG and, potentially, our PEER Online service, constitute a medical device, which is subject to regulation by the FDA. The FDA has informed us that our marketing of our rEEG services without prior approval or re-classification by the FDA constitutes a violation of the Federal Food, Drug and Cosmetic Act. We believe that our PEER Online service is a class 1 medical device, subject to minimal FDA oversight. As we continue to market our PEER Online service, there is risk that the FDA will determine that the service is a device that requires premarket clearance, commence an enforcement action against us.

Since April of 2008, we have been engaged in discussions with the FDA regarding its position that our rEEG service and its successor, now called PEER Online, constitute a medical device which is subject to regulation by the FDA. On April 10, 2008, we received correspondence from the FDA in which the FDA indicated it believed, based in part on the combination of certain marketing statements it read on our website, together with the delivery of our rEEG Reports, that we were selling a software product to aid in diagnosis, which constituted a “medical device” requiring pre-market approval or 510(k) clearance by the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”), which we contested.

Based upon written guidance from the FDA’s Center for Devices and Radiological Health (“Center”), we chose to submit an application to obtain 510(k) clearance for our rEEG service, without waiving our right to continue to take the position that our services do not constitute a medical device. We sought review of our rEEG service based upon its equivalence to predicate devices that already have FDA clearance which appeared to represent a sound mechanism to reduce regulatory risks.

The Company successfully registered its PEER Outcome database as a Class I Exempt Device within the category of Medical Device Data System, Section 860.6310. The Company continued its engagement with Center staff over the potential for a regulatory pathway for PEER Online as a Class II medical device, based on the Center’s recommendation that military use of PEER Online move forward under an Investigational Device Exemption (“IDE”) to provide additional data to support a successful 510(k) filing.

The Company is proceeding with two clinical trials based substantially on the Walter Reed PEER Trial protocol in an effort to replicate and expand the result achieved during the Walter Reed PEER Trial. One clinical trial with the Canadian Armed Forces commenced enrollment of patients in August of 2016. A second clinical trial with a large provider group has been through the training phase of the trial and is expected to commence enrolling patients in the next few months. At this time we cannot predict the results or the success of any of these trials. We can offer no assurances that the FDA will not insist on pre-market approval in the future, or that the data, which will be included in our future submissions to the FDA, do not raise any important new issues that could materially affect the safety or effectiveness of our PEER service. The inability to enroll sufficient subjects or the receipt of inconclusive results from our new clinical trials would have a material adverse effect on our ability to expand our operations. We currently intend to continue marketing as a non-device cloud-based neuromeric service branded as PEER Reports, under our Class I registration, while we pursue the additional clinical trials and consider submission of a Class II device premarket application in the future. If we continue to market our PEER Reports and the FDA determines that we should be subject to further FDA regulation as a Class II medical device, it could seek enforcement action against us based upon its position that our PEER Reports constitute a medical device as a result of which we could be forced to cease our marketing activities and pay fines and penalties, which would have a material adverse impact on us.

In addition to the foregoing, federal and state laws and regulations relating to the sale of our neurometic services are subject to future changes, as are administrative interpretations of regulatory agencies. If federal and state laws and regulations change, we may need to incur additional costs to seek government approvals for the sale of our neurometic services.

If government and third-party payors fail to provide coverage and adequate payment rates for treatments that are guided by our PEER Reports, our revenue and prospects for profitability will be harmed.

Our future revenue growth will depend in part upon the availability of reimbursement from third-party payors for psychiatrists and other physicians who use our PEER Reports to guide the treatment of their patients. Such third-party payors include government health programs such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payors are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage on which procedures they will pay for and the amounts that they will pay for new procedures. As a result, they may not cover or provide adequate payment for treatments that are guided by our PEER Reports, which will discourage psychiatrists and other physicians from utilizing the information services we provide. We may need to conduct studies in addition to those we have already announced to demonstrate the cost-effectiveness of treatments that are guided by our solutions and services to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

Although state Medicaid programs and commercial insurers are increasingly paying for healthcare services provided via telehealth, including telebehavioral health, reimbursement by the Medicare program remains limited. Medicare reimbursement is an important consideration for any provider of healthcare services in the United States, as Medicare accounted for twenty percent (20%) of all health expenditures in the United States in 2016, and the Centers for Medicare & Medicaid Services expect that figure to rise annually through at least 2025. It is uncertain if and when Medicare might adopt telehealth reimbursement standards that allow for reimbursement of telebehavioral health services generally. If Medicare does not loosen its telehealth reimbursement standards, our telehealth services may not be reimbursable by Medicare and there could be a material adverse effect on our ability to provide services to a significant portion of the American population, which could have a material adverse effect on our business, financial condition and results of operations.

Billing complexities associated with obtaining payment or reimbursement for our tests may negatively affect our revenue, cash flow and profitability.

The Company derives revenue from the PEER Report process, which includes the EEG, the QEEG, and the PEER Report, for which we bill on a fee-for-service basis, including reimbursements by third-party payors, such as Medicare, Medicaid and other governmental payor programs, hospitals, private insurance plans and managed care organizations and direct payments from individual patients. Billing for PEER Report testing services is generally highly complex. We conduct our own internal billing and work closely with third-party providers to ensure accuracy of billing, timely collections, and resolution of appeals and billing discrepancies.

Depending on our billing arrangement with each third-party payor and applicable law, we are often obligated to bill in the specific manner prescribed by the various payors, each of which may have different requirements. Among the potential factors complicating our billing of third-party payors are:

•	disputes among payors regarding which party is responsible for payment;

•	disparity in coverage among various payors;

•	different process, information, technical and billing requirements among payors; and

•	incorrect or missing billing information.

We also face risks in our collection efforts, including potential write-offs of doubtful accounts and long collection cycles for accounts receivable.

Additionally, from time to time, payors change processes that may affect timely payment. These changes may result in uneven cash flow or impact the timing of revenue recognized with these payors. With respect to payments received from governmental programs, factors such as a prolonged government shutdown could cause significant regulatory delays or could result in attempts to reduce payments made to us by government healthcare programs. These billing complexities, and the related uncertainty in obtaining payment for PEER Report testing services, could negatively affect our revenue, cash flow and profitability. In addition, increases in write-offs of doubtful accounts, delays in receiving payments or potential retroactive adjustments and penalties resulting from audits by payors could adversely affect our business, results of operations and financial condition.

Changes in laws, regulations, payor policies or contracting arrangements with payors may adversely affect coverage or reimbursement for PEER Report services, which may decrease our revenue and adversely affect our results of operations and financial condition.

Governmental payors, as well as private insurers, and other private payors have implemented and will continue to implement measures to control the cost, utilization and delivery of healthcare services, including laboratory services. Congress has from time to time considered and implemented changes to laws and regulations governing healthcare service providers, including specialized diagnostic service providers. These changes have adversely affected and may in the future adversely affect coverage for laboratory services, including the PEER Report and PGx testing services we provide. We also believe that healthcare professionals may not use the PEER Report if third-party payors do not provide adequate coverage and reimbursement for them.

Reimbursement to healthcare providers, such as specialized analytic service providers, are subject to continuing change in policies by governmental payors, such as Medicare and Medicaid, private insurers, including managed care organizations, and other private payors, such as hospitals and private medical groups.

As a Medicare-participating independent diagnostic testing facility based in California, we bill Noridian Healthcare Solutions, or Noridian, the Medicare Administrative Contractor, or MAC, for California, and are subject to Noridian’s local coverage and reimbursement policies. Reductions in coverage could decrease our average Medicare reimbursement rate per sample.

The provision of health care services through any kind of clinic, facility, storefront or other location open to the public is often subject to state clinic licensure laws akin to those that health facilities like hospitals, surgery centers and urgent care clinics must obtain and maintain. The Company does not operate or promote any physical place to obtain healthcare and therefore does not believe it is subject to any clinic licensure requirements, but the application of some of these laws to the Company and telehealth is unclear and subject to differing interpretation given the Company’s status for Medicare purposes as an independent diagnostic testing facility.

In addition, reimbursement from governmental payors is subject to statutory and regulatory changes, retroactive rate adjustments and administrative rulings, and other policy changes, all of which could materially decrease the range of services for which we are reimbursed or the reimbursement rates paid for PEER Report services.

Finally, some private insurers and other third-party payors link their rates to Medicare’s reimbursement rates, and a reduction in Medicare reimbursement rates for PEER Report services could result in a corresponding reduction in the reimbursements we receive from such third-party payors. Any reductions in reimbursement levels for the PEER Report would decrease our revenue and adversely affect our results of operations and financial condition.

Operating as a non-contracting provider with certain payors may adversely affect our results of operations and financial condition, and contracting with those payors may be disadvantageous to us.

We are currently considered to be an out-of-network or “non-contracting provider” by a number of third-party payors because we have not entered into a specific contract to provide PEER Report services to their insured patients at specified rates of reimbursement. We are generally subject to reimbursement as a non-contracting provider. As a non-contracting provider, many payors pay us a smaller percentage of our charges that they recognize to be reasonable, and expect us to collect greater coinsurance or copayments from patients. Rather than collecting these higher coinsurance and copayment amounts from these patients, when permitted by law to do so, we may, if permissible under applicable law, instead choose to charge them only the lower coinsurance and copayments amounts that would have applied to them if we had been contracted with their payor, which results in decreased revenues. In instances where we may be prohibited by law from treating these patients as if we were in-network, thus requiring these patients to pay higher coinsurance or copayments to us, our customers may decide to reduce or avoid prescribing PEER Report services for such patients, which could adversely affect our results of operations and financial condition.

Should any of the third-party payors with whom we are not contracted insist that we enter into a contract for the PEER Report services we provide, the resulting contract may contain pricing and other terms that are materially less favorable to us than the terms under which we currently operate. If revenue from a particular payor grows, there is heightened risk that such a third-party payor will insist that we enter into contractual arrangements that contain such terms. If we refuse to enter into a contract with such a third-party payor, they may refuse to cover and reimburse for PEER Report services, which may lead to a decrease in report volume and a corresponding decrease in our revenues. If we contract with such a third-party payor, although our report volume may increase as a result of the contract, our revenue per report under the contractual agreement and gross margin may decrease. The overall net result of contracting with third-party payors may adversely affect our business, results of operations and financial condition.

Regulations relating to the sale of our PEER Reports are constantly changing and in the future, our business may be subject to additional regulations that will increase our compliance costs.

Federal, state and foreign laws and regulations relating to the sale of our PEER Reports are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, including injunctions that would prevent us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. If federal, state, and foreign laws and regulations change, we may need to incur additional costs to seek government approvals, in addition to the clearance from the FDA if we so chose, to sell or market our PEER Online service. There is no guarantee that we will be able to obtain such approvals in a timely manner or at all, and as a result, our business would be significantly harmed.

Our business practices may be found to constitute illegal fee-splitting or violate corporate practice restrictions, which may lead to penalties and adversely affect our business.

Many states, including California, in which our principal executive offices are located, and where we and our Providers operate, have laws that prohibit a general corporation as opposed to a professional corporation, from practicing medicine and certain other healthcare professions such as psychology, exercising control over medical judgments or decisions of behavioral health professionals, or engaging in certain arrangements, such as employment or fee-splitting, with professionals. We have addressed strong corporate practice state prohibitions through management services agreements with Providers under which the Providers are paid directly by payors for professional services and the Providers pay us under the management services agreements for our non-clinical services. Although we calibrate these management fees to comply with fee-splitting statutes, in many states those fee-splitting statutes are ambiguous and therefore could be used to challenge our arrangements with the Providers. If asserted, such claims could subject us to civil and criminal penalties and substantial legal costs, could result in our contracts being found legally invalid and unenforceable, in whole or in part, or could result in us being required to restructure our contractual arrangements, all with potentially adverse consequences to our business and our stockholders.

If we do not maintain and expand our relationships in the psychiatric and physician community, our growth will be limited and our business could be harmed. If psychiatrists and other physicians do not recommend and endorse our solutions and services, we may be unable to increase our sales, and in such instances, our profitability would be harmed.

Our relationships with psychiatrists and other physicians are critical to the growth of our neurometic Services business. We believe that these relationships are based on the quality and ease of use of our PEER Reports, our commitment to the behavioral health market, our marketing efforts and our presence at tradeshows. Any actual or perceived diminution in our reputation or the quality of our PEER Reports, or our failure or inability to maintain our commitment to the behavioral health market and our other marketing and solution promotion efforts could damage our current relationships, or prevent us from forming new relationships, with psychiatrists and other physicians and cause our growth to be limited and our business to be harmed.

To sell our PEER Reports, psychiatric professionals must recommend and endorse them. We may not obtain the necessary recommendations or endorsements from this community. Acceptance of our PEER Reports depends on educating psychiatrists and other physicians as to the benefits, clinical efficacy, ease of use, revenue opportunity and cost-effectiveness of our PEER Reports and on training the medical community to properly understand and utilize our PEER Reports. If we are not successful in obtaining the recommendations or endorsements of psychiatrists and other physicians for our PEER Reports, we may be unable to increase our sales and profitability.

Negative publicity or unfavorable media coverage of our PEER technology could damage our reputation and harm our operations.

If the marketplace perceives our PEER Reports as not offering the benefits which we believe they offer, we may receive significant negative publicity. This publicity may result in litigation and increased regulation and governmental review. If we were to receive such negative publicity or unfavorable media attention, whether warranted or unwarranted, our ability to market our PEER Reports would be adversely affected, we may be required to change our solutions and services and become subject to increased regulatory burdens and we may be required to pay large judgments or fines and incur significant legal expenses. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

If we do not successfully generate additional solutions and services from our patented methodology and proprietary database, or if such solutions and services are developed but not successfully commercialized, then we could lose revenue opportunities.

The current focus of our predictive medicine business is the sale of PEER Reports to psychiatrists and other physicians based on our PEER Online methodology and proprietary database. If we do not successfully generate additional solutions and services from our patented methodology and proprietary database, or if such solutions and services are developed but not successfully commercialized, then we could lose revenue opportunities.

Our industry is highly competitive and our PEER solutions may not be able to compete successfully, which could result in price reductions and decreased demand for our solutions.

The healthcare industry, in general, and behavioral health treatment services in particular, are highly competitive. If we are unable to convince physicians, psychiatrists and patients of the efficacy of our solutions and services, individuals seeking treatment for behavioral health disorders may seek alternative treatment methods, including non-medication-based therapies, which could negatively impact our sales of PEER Reports and our profitability.

If we conduct clinical trials, we cannot predict whether we will encounter problems that will cause us or regulatory authorities to delay or suspend our clinical trials or delay the analysis of data from our completed or ongoing clinical trials. In addition, we cannot provide assurance that we will be successful in reaching the endpoints in these trials, or if we are, that the FDA or other regulatory agencies will accept the results.

Any of the following factors, among others, could delay the completion of clinical trials, or result in a failure of these trials to support our business, which would have an adverse effect on our business:

•	delays or the inability to obtain required approvals from institutional review boards or other governing entities at clinical sites selected for participation in our clinical trials;

•	delays in enrolling patients and volunteers into clinical trials;

•	lower than anticipated retention rates of patients and volunteers in clinical trials;

•	negative results from clinical trials for any of our potential solutions; and

•	failure of our clinical trials to demonstrate the efficacy or clinical utility of our potential solutions.

If we determine that the costs associated with attaining regulatory approval of a solution exceed the potential financial benefits or if the projected development time line is inconsistent with our determination of when we need to get the product to market, we may choose to stop a clinical trial and/or development of a solution.

We may not be able to adequately protect our intellectual property, which is the core of our predictive medicine (PEER) business.

We consider the protection of our intellectual property to be important to our business prospects. We currently have twenty issued patents in the United States, Australia, Canada, Europe, Israel, Japan and Mexico and we have also filed multiple additional patent applications in the United States and in multiple foreign jurisdictions.

In the future, if we fail to file patent applications in a timely manner, fail to pay applicable maintenance fees on issued patents, or if we elect not to file a patent application because of the costs associated with patent prosecution, we may lose patent protection that we may have otherwise obtained. The loss of any proprietary rights which are obtainable under patent laws may result in the loss of a competitive advantage over present or potential competitors, with a resulting decrease in revenues and profitability for us.

With respect to the applications we have filed, there is no guarantee that the applications will result in issued patents, and further, any patents that issue may be too narrow in scope to adequately protect our intellectual property and provide us with a competitive advantage. Competitors and others may design around aspects of our technology, or alternatively, may independently develop similar or more advanced technologies that fall outside the scope of our claimed subject matter, but that can be used in the treatment of behavioral health disorders.

In addition, even if we are issued additional patents covering our solutions, we cannot predict with any degree of certainty, whether or not we will be able to enforce our proprietary rights and whether our patents will provide us with adequate protection against competitors. We may be forced to engage in costly and time-consuming litigation or reexamination proceedings to protect our intellectual property rights and our opponents in such proceedings may have and be willing to expend, substantially greater resources than we are able to expend. In addition, the results of such proceedings may result in our patents being invalidated or reduced in scope. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

We also utilize processes and technology that constitute trade secrets, such as our PEER Online database, and we must implement appropriate levels of security for those trade secrets to secure the protection of applicable laws, which we may not do effectively. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.

While we have not had any significant issues to date, the loss of any of our trade secrets or proprietary rights, which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.

Certain of our patents will expire in the near future, and we may have difficulties protecting our proprietary rights and technology and we may not be able to ensure their protection.

We currently have 20 issued patents, of which seven are in the U.S., one of which covers the process involved in our PEER Online service. Our patents will expire between July 2019 and April 2023 and cover QEEG (quantitative electrophysiology); at which point we can no longer enforce our rights under these patents against third parties to prevent them from developing processes and commercializing solutions similar or identical to ours. Because our efforts to achieve broader market acceptance of our PEER Online service may take a substantial period of time, our patents may expire or provide only a short period of protection, if any, following such broader market acceptance. This could expose us to substantially more competition and have a material adverse impact on our business and our ability to commercialize or license our technology and solutions. Our asset is our PEER Online Database and we will continue to encrypt and protect it.

We depend heavily upon secure access to, and secure transfer of, data via the internet in exchanging data with customers. Any security breaches could result in unauthorized access to sensitive patient data, our intellectual property and other confidential business information. We use third-party data centers and any damage to, or failure of, our central analytical database could adversely affect our ability to provide our services. For any of the foregoing or related reasons, customers may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities.

We depend heavily on secure access to, and secure transfer of data via the internet in the generation of our PEER Reports and other data exchange with our customers. We rely on services provided by third parties to store, transmit and process data in our central neurometic database. Security breaches could expose us to a risk of losing data and result in litigation and possible liability. Security measures taken by us or by such third party service providers may be breached as a result of third party action, including intentional misconduct by computer hackers, employee error, malfeasance, fraud or otherwise, during transfer or processing of data or at any time and result in someone obtaining unauthorized access to sensitive patient information, our intellectual property, other confidential business information, or our information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we or our third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in a loss of confidence in the security of our service, damage to our reputation, disruption to our business, and could lead to legal liability and severely curtail future revenue.

In addition, any damage to, or failure of, our central neurometic database and the server on which it resides could result in interruptions in our ability to provide PEER Reports. Interruptions in our service may reduce our revenue, cause PEER Network providers to terminate their relationship with us and adversely affect our ability to attract new physicians to the PEER Network. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

Because our service is complex and cloud-based we rely on third-party data centers to store the data in our central neurometic database, our data and processes may be corrupted at some future time resulting in erroneous, defective or ineffective reports, which could result in unanticipated downtime in our service for PEER Network providers, resulting in harm to our reputation and our business. We do not control the operation of these facilities. While we take precautions (data redundancy, back-up and disaster recovery plans) to prevent service interruptions, our data centers are vulnerable to damage or interruption from human error, intentional bad acts, pandemics, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, communications failures and similar events. The occurrence of a natural disaster or an act of terrorism, vandalism or other misconduct, resulting in a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in the availability of our central neurometic database. Since many physicians rely on our service to assist in treating their patients, any errors, defects, disruptions in service or other performance problems with our service could hurt our reputation and hurt the reputation of the physicians in our PEER Network. If that occurs, physicians could elect to terminate their relationship with us, or delay or withhold payment to us. We could lose future revenues or customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation and a reduction in revenue.

Security breaches, damages or failures of the sort described above would adversely affect our ability to market our PEER Reports. In addition, we may be required to change our products and services and become subject to increased regulatory burdens and we may be required to pay large judgments or fines and incur significant legal expenses.

In the future we could be subject to personal injury claims due to adverse events from treatment facilitated through the use of our PEER reports, which could result in substantial liabilities that may exceed our insurance coverage.

All significant medical treatments and procedures, including treatment that is facilitated through the use of our PEER Reports, can involve the risk of serious adverse events up to and including death. Our PEER Reports generally require psychiatrists and other physicians to titrate patients off of psychotropic medications before receiving an EEG. The titration process and the removal of medications from patients risk potentially serious health consequences. Although we have no clinical involvement, it is possible that we could be named as defendants in any malpractice claim involving a patient harmed during the titration process or during a period in which the patient ceases the use of medications. Although we have not been the subject of any personal injury claims for patients treated by providers using our PEER Reports, our business entails an inherent risk of claims for personal injuries, which are subject to the attendant risk of substantial damage awards. We cannot control whether individual physicians and psychiatrists will properly select patients, apply the appropriate standard of care, or conform to our procedures in determining how to treat their patients. A significant source of potential liability is negligence or alleged negligence by physicians treating patients with the aid of the PEER Reports that we provide. There can be no assurance that a future claim or claims will not be successful or, including the cost of legal defense, will not exceed the limits of available insurance coverage.

We currently have general liability and medical professional liability insurance coverage for up to $3 million per year for personal injury claims. We may not be able to maintain adequate liability insurance, in accordance with standard industry practice, with appropriate coverage based on the nature and risks of our business, at acceptable costs and on favorable terms. Insurance carriers are often reluctant to provide liability insurance for new healthcare services companies and products due to the limited claims history for such companies and products. In addition, based on current insurance markets, we expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated by physicians that are guided by our PEER Reports increases. In the event of litigation, regardless of its merit or eventual outcome, or an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital which may substantially reduce stockholder equity in the company.

Risks Related to Our Business-General

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which Providers provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships, our marketing activities and other aspects of our operations. Of particular importance are the following laws and rules:

•	Provider Licensing and Corporate Practice Restrictions. Behavioral health professionals who provide their professional services using telehealth modalities must, in most instances, hold a valid license to practice their health profession in the state in which the patient is located. In addition, certain states require a physician providing telepsychiatry to be physically located in the same state as the patient. Corporate practice restrictions prohibit general business corporations, such as us, from practicing medicine and other health professions subject to corporate practice restrictions, controlling clinical decisions or, in some cases, receiving payment for professional services subject to a corporate practice restriction. State corporate practice laws vary from state to state and are not consistent among states. These requirements are subject to broad powers of interpretation and enforcement by state regulators and may apply to an entity even though it is not located in that state if a Provider is licensed there;

•	Federal and State Anti-Kickback Statutes. The federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, or in return for ordering, leasing, purchasing or recommending or arranging for the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. State anti-kickback statutes require compliance independent of the federal Anti-Kickback Statute. Some state anti-kickback statutes prohibit the same conduct as the federal Anti-Kickback Statute, but may apply the prohibition broadly to all payor-reimbursed services, not just those that are federally-funded. Very few state anti-kickback statutes have the extensive safe harbors and regulatory guidance of the federal Anti-Kickback Statute, making interpretation of the scope of the statutes more uncertain than the federal Anti-Kickback Statute;

•	Physician Self-Referral Laws. There is a federal physician self-referral prohibition, commonly known as the Stark Law, which prohibits a physician from referring Medicare patients to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. We do not believe the Company’s operations, including those of Arcadian, implicate the Stark Law, because neither the Company nor Arcadian nor the Providers acting pursuant to the Services Agreements offer or provide any services that would be considered designated health services under the Stark Law. As with the anti-kickback laws, however, physician self-referral prohibitions exist at the state level and which, like the Stark Law, apply civil penalties to violations of their terms. These state physician self-referral laws are often similar to the Stark Law, but may apply to different services than the Stark Law and may have different exceptions. The Company does not believe it is noncompliant with any state physician self-referral laws, but these laws are often vague, subject to amendment and lacking in court precedent or regulatory guidance. It is possible, therefore, that now or in the future the Company could be found to be out of compliance with one or more state physician self-referral laws. Any such noncompliance could have a material adverse effect on our business, financial condition and results of operations;

•	Federal and State False Claims Statutes. The federal False Claims Act imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement to have a false claim paid, including qui tam or whistleblower suits. Some states have laws similar to the False Claims Act. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third-party payor, including commercial insurers, not just those reimbursed by a government funded healthcare program;

•	Other Healthcare Anti-Fraud Laws. The criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•	Beyond HIPAA, additional risks include reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by Medicare or Medicaid programs; and

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments.

Finally, in the operations of our Company and our Providers, we must comply with additional restrictions, including the following:

•	Reassignment Rules. Payment reassignment rules prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

•	Debt Collection Laws. Laws that regulate debt collection practices may be applied to our debt collection practices;

•	Refund Disclosures. A provision of the Social Security Act imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

•	Billing Requirements. Federal and state laws prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered; and

•	Certification and Accreditation Requirements. Federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

To enforce compliance with the federal laws, the U.S. Department of Justice and the OIG, continue to increase their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time- and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and mandatory minimum penalties of $5,500 to $11,000 per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs. Compliance with laws and regulations enforced by the FDA and other regulatory agencies may be required in relation to future products or services developed or used by us, in addition to the regulatory process and dialogue in which we are now engaged with the FDA (for more information, please see the risk factor entitled “The FDA believes that rEEG and, potentially, our PEER Online service, constitute a medical device, which is subject to regulation by the FDA. As we continue to market our PEER Online service, there is risk that the FDA will commence an enforcement action against us. The FDA has informed us that our marketing of our rEEG services without prior approval or re-classification by the FDA constitutes a violation of the Federal Food, Drug and Cosmetic Act”). Failure to comply with applicable laws and regulations may result in various adverse consequences, including withdrawal of our products and services from the market, or the imposition of civil or criminal sanctions.

The impact of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business, financial condition and results of operations.

Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences. The Patient Protection and Affordable Care Act or PPACA made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States.

The PPACA, among other things, increased the number of individuals with Medicaid and private insurance coverage, implemented reimbursement policies that tie payment to quality, facilitated the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthened enforcement of fraud and abuse laws and encouraged the use of information technology. The future of the PPACA is uncertain and the PPACA remains in a state of near-constant change. Several of these changes require implementing regulations which have not yet been drafted or have been released only as proposed rules.

Such changes in the regulatory environment may also result in changes to our payor mix that may affect our operations and revenue.

In addition, certain provisions of the PPACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care. Further, the PPACA may adversely affect payors by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payors seek to offset these increases by reducing costs in other areas. The full impact of these changes on us cannot be determined at this time.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payors will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.

There may be adverse consequences if the independent contractor status of Arcadian’s providers is successfully characterized as employee status.

We have independent contractor relationships with our providers rather than employee relationships. An independent contractor is generally distinguished from an employee by his or her degree of autonomy and independence in providing services. Our providers must be afforded independence over their actions and judgment while providing medical services. If a federal or state authority or court enacts legislation or adopts regulations or adopts an interpretation that changes the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of our independent contractors, we could incur significant costs in complying with such laws, regulations or interpretations, including, in respect of tax withholding, social security payments and recordkeeping, or we could be held liable for the actions of such independent contractors. As a result, we could be required to modify our business model. All of the above, individually or in the aggregate could have a material adverse effect on our business, financial condition and results of operations. In addition, there is the risk that we may be subject to significant monetary liabilities arising from fines or judgments as a result of any such actual or alleged non-compliance with federal, state or local tax or employment laws.

The emergence of new technologies may require us to expend significant resources in order to remain competitive.

The U.S. healthcare industry is massive, has a number of large market participants with conflicting agendas, is subject to significant government regulation and is currently undergoing significant change. Changes in our industry, for example, away from high-deductible health plans, or the emergence of new technologies as more competitors enter our market, could result in our solution being less desirable or relevant.

If healthcare benefits trends shift or entirely new technologies are developed that replace existing solutions, our existing or future solutions could be rendered obsolete and our business could be adversely affected. In addition, we may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new applications and enhancements.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business such as claims in connection with commercial disputes or employment claims made by our current or former associates. Litigation may result in substantial costs and may divert management’s attention and resources, which may substantially harm our business, financial condition and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our revenue and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of our stock.

We may be subject to regulatory and investigative proceedings, which may find that our policies and procedures do not fully comply with complex and changing healthcare regulations.

While we have established policies and procedures that we believe will be sufficient to ensure that we operate in substantial compliance with applicable laws, regulations and requirements, the criteria are often vague and subject to change and interpretation. We may become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If we fail to comply with any applicable laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations could be adversely affected.

Failure to comply with the Federal Trade Commission Act or similar state laws could result in sanctions or limit the claims we can make.

Our promotional activities and materials, including advertising to consumers and physicians, and materials provided to third parties for their use in promoting our products and services, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is effective. If the FTC were to interpret our promotional materials as making express or implied claims that our products and services are effective for the treatment of mental illness, it may find that we do not have adequate substantiation for such claims. Failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our products and services, and other sanctions including fines.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, membership base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information, including protected health information. These laws and regulations include HIPAA . HIPAA establishes a set of basic national privacy and security standards for the protection of protected health information, or PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which includes us.

HIPAA requires healthcare providers like us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of Health and Human Services, or HHS conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of personally identifiable information, or PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our clients and potentially exposing us to additional expense, adverse publicity and liability.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and patient data, including HIPAA PHI. As a result, our reputation could be severely damaged, adversely affecting client and patient confidence. Patients may curtail their use of or stop using our services or our client base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to clients or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses in the amount of $100,000 per claim, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We outsource important aspects of the storage and transmission of client and patient information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks in part by requiring outsourcing subcontractors who handle client and patient information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data to the same extent that applies to us. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of client and patients’ proprietary and protected health information.

We also publish statements to patients that describe how we handle and protect personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

We also send short message service, or SMS text messages to potential end users who are eligible to use our service through certain customers and partners. While we obtain consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain or our SMS texting practices, are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for our company. Numerous class-action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs, with many resulting in multi-million dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business.

State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, taking an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. Although to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors.

Management expects that we will experience substantial variations in our operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include, without limitation:

•	the use of and demand for telebehavioral health services and our PEER Reports, and other solutions and/or services that we may offer in the future that are based on our patented methodology;

•	inconclusive or negative result from our clinical trials;

•	our inability to enroll patients into our clinical trials;

•	the effectiveness of new marketing and sales programs;

•	turnover among our employees;

•	changes in management;

•	the introduction of solutions or services that are viewed in the marketplace as substitutes for the services we provide;

•	communications published by industry organizations or other professional entities in the psychiatric and physician community that are unfavorable to our business;

•	the introduction of regulations which impose additional costs on or impede our business; and

•	the timing and amount of our expenses, particularly expenses associated with the marketing and promotion of our services, the training of physicians and psychiatrists in the use of our PEER Reports and research and development.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. As of September 30, 2018, the Company had Federal net operating loss carryforwards of approximately $60.2 million and State net operating loss carryforwards of approximately $33.8 million. The Company has not undertaken a comprehensive analysis to determine whether or not a change of control has occurred. Both the Federal and State net operating loss carryforwards will begin to expire in 2022 and 2023 respectively. Our ability to utilize net operating loss carryforwards may be limited due to changes in ownership, as defined in the Internal Revenue Code.

In addition, future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code, further limiting our ability to utilize NOLs arising prior to such ownership change in the future. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. We have recorded a full valuation allowance against the deferred tax assets attributable to our NOLs.

We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations.

As we continue expanding our commercial operations, this expansion could place significant strain on our management, operational and financial resources. To manage future growth, we will need to continue to hire, train, and manage additional employees, particularly a specially-trained sales force to market our PEER Reports.

Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians, psychiatrists and behavioral health professionals. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Moreover, policing compliance with our confidentiality agreements and nondisclosure agreements and detecting unauthorized use of our technology is difficult and we may, therefore, be unable to determine whether piracy of our technology has actually occurred. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

The liability of our directors and officers is limited.

The applicable provisions of the Delaware General Corporation Law and our Certificate of Incorporation and By-laws limit the liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the Delaware General Corporation Law and of our Certificate of Incorporation and Bylaws, as well as indemnification agreements we have entered into with our directors, and officers, provide for indemnification of such persons under certain circumstances. In the event we are required to indemnify any of our directors or any other person, our financial strength may be harmed, which may in turn lower our stock price.

If we do not retain our senior management and other key employees, we may not be able to successfully implement our business strategy.

Our future success depends on the ability, experience and performance of our senior management and our key professional personnel. Our success therefore depends to a significant extent on retaining the services of Patrick Herguth, our Chief Executive Officer, our senior product development and clinical managers and others. Because of their ability and experience, if we lose one or more of the members of our senior management or other key employees, our ability to successfully implement our business strategy could be seriously harmed. While we believe our relationships with our executives are good and do not anticipate any of them leaving in the near future, the loss of the services of any of our senior management could have a material adverse effect on our ability to manage our business. We do not carry key-man life insurance on any of our key employees.

If we do not attract and retain skilled personnel, we may not be able to expand our business.

Our solutions and services are based on a complex database of information. Accordingly, we require skilled medical, scientific and administrative personnel to sell and support our solutions and services. Our future success will depend largely on our ability to continue to hire, train, retain and motivate additional skilled personnel, particularly sales representatives who are responsible for customer education and training and customer support. If we are not able to attract and retain skilled personnel, we will not be able to continue our development and commercialization activities.

Our senior management’s limited recent experience managing a publicly traded company may divert management’s attention from operations and harm our business.

Our management team has relatively limited experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

The estimates of market opportunity and forecasts of market growth included in this Information Statement may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this Information Statement relating to the size and expected growth of the telehealth and predictive medicine markets may prove to be inaccurate. Even if the markets in which we compete meet our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

Risks Related To An Investment In Our Common Stock

Following the listing or quotation of our shares, we expect there will be limited trading volume, which could result in higher price volatility for, and reduced liquidity of, our common stock.

Although we anticipate having our shares of common stock either listed on the Nasdaq Stock Market under the symbol “PSYC,” or quoted on the OTCQB Market of the OTC Markets Group, we expect the trading volume in our common stock to be limited and an active trading market for our shares of common stock may never develop or be maintained. The absence of an active trading market could increase price volatility and reduces the liquidity of our common stock and as a result, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We cannot assure you that we will ever be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Markets (including OTCQB), another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

If we successfully list on the Nasdaq Stock Market and we cannot continue to satisfy Nasdaq’s continuing listing criteria, Nasdaq may subsequently delist our Common Stock.

We have applied to have our common stock listed on Nasdaq Stock Market following the Spin-off. Nasdaq requires us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our Common Stock. Generally, we must maintain a minimum amount of stockholders equity (generally $2.5 million) and a minimum number of holders of our securities (generally 300 round lot holders). If our application is approved and we fail to meet any of the continuing listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. There can be no assurance that an active trading market for our Common Stock will develop or be sustained. We may choose to raise additional capital in order to increase our stockholders’ equity in order to meet the Nasdaq continued listing standards. Any additional equity financings may be financially dilutive to, and will be dilutive from an ownership perspective to our stockholders, and such dilution may be significant based upon the size of such financing. Additionally, we cannot assure that such funding will be available on a timely basis, in needed quantities, or on terms favorable to us, if at all.

If and when a larger trading market for our common stock develops, the market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets and worldwide or regional economies;

•	announcements of innovations or new products, solutions or services by us or our competitors;

•	announcements by the government relating to regulations that govern our industry;

•	significant sales of our common stock or other securities in the open market;

•	variations in interest rates;

•	changes in the market valuations of other comparable companies; and

•	changes in accounting principles.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a stockholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

Recent and future sales of securities by us in equity or debt financings could result in substantial dilution to our existing stockholders and have a material adverse effect on our earnings.

Recent and future sales of common stock or derivative securities by us in private placements or public offerings could result in substantial dilution to our existing stockholders. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional solutions and services, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

Were our common stock to be considered penny stock, and therefore subject to the penny stock rules, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted a number of rules to regulate “penny stock” that may restrict transactions involving shares of our common stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our securities have in the past constituted “penny stock” within the meaning of the rule. Were our common stock to again be considered “penny stock” and therefore become subject to the penny stock rules, the additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared in accordance with SEC standards relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

Stockholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities in the event our common stock were to again be considered a penny stock and therefore become subject to penny stock rules.

We do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 64.48% of our issued and outstanding common stock on a fully diluted basis. As a result, these stockholders are able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Transactions involving our common stock engaged in by our largest stockholders, directors or executive officers may have an adverse effect on the price of our stock.

Our officers, directors and principal stockholders (greater than 5% stockholders) collectively control approximately 64.48% of our issued and outstanding common stock on a fully diluted basis. Subsequent sales of our shares by these stockholders could have the effect of lowering our stock price. The perceived risk associated with the possible sale of a large number of shares by these stockholders, or the adoption of significant short positions by hedge funds or other significant investors, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock by our directors or officers could cause other institutions or individuals to engage in short sales of our common stock, which may further cause the price of our stock to decline.

From time to time our directors and executive officers may sell shares of our common stock on the open market. These sales will be publicly disclosed in filings made with the SEC. In the future, our directors and executive officers may sell a significant number of shares for a variety of reasons unrelated to the performance of our business. Our stockholders may perceive these sales as a reflection on management’s view of the business and result in some stockholders selling their shares of our common stock. These sales could cause the price of our stock to drop.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

We are a Delaware corporation. Delaware law contains provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Non-U.S. investors may have difficulty effecting service of process against us or enforcing judgments against us in courts of non-U.S. jurisdictions.

We are a company incorporated under the laws of the State of Delaware. All of our directors and officers reside in the United States. It may not be possible for non-U.S. investors to effect service of process within their own jurisdictions upon our company and our directors and officers. In addition, it may not be possible for non-U.S. investors to collect from our company, its directors and officers, judgments obtained in courts in such non-U.S. jurisdictions predicated on non-U.S. legislation.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials Parent and Subsidiary have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “will,” “should,” “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business,” and “The Separation and Distribution” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Subsidiary’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Except as may be required by law, Subsidiary and Parent undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this information statement. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

DIVIDEND POLICY

Subsidiary does not currently expect to pay dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Subsidiary’s board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that Subsidiary will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

CAPITALIZATION

The following table sets forth Parent’s capitalization as of March 31, 2019, on a historical basis. The information below is not necessarily indicative of what our capitalization would have been had the separation, distribution and related transactions been completed as of March 31, 2019. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Subsidiary’s financial statements and notes thereto included elsewhere in this information statement.

The following table sets forth Parent’s cash and capitalization as of March 31, 2019:

Stockholders’ equity:

Preferred stock, $0.001 par value; Authorized: 15,000,000 shares; Issued and Outstanding: 1,050,000 shares	$1,100

Common stock, $0.001 par value; Authorized: 250,000,000 shares; Issued and Outstanding: 8,936,695 shares	8,936

Additional paid-in capital	91,895,900

Accumulated deficit	(89,881,400)

Total stockholders’ equity	$512,100

The capitalization table above does not include any shares of Parent stock issued since March 31, 2019.

OUR BUSINESS

Subsidiary was incorporated in Delaware on March 18, 2019 as Telemynd, Inc. for the purpose of holding Parent’s business, assets and liabilities in connection with the Separation and Distribution described herein. Prior to the contribution of the business, assets and liabilities of Parent, which occurred as a result of the Separation, we had no operations. The description of our business below describes the Business of Parent prior to consummation of the Merger, which is the Business being transferred to Subsidiary in the Spin-off.

Introduction

MYnd Analytics, Inc. (the “Company” or “us”) employs a clinically validated scalable technology platform to support personalized care for mental health patients. The Company utilizes its patented machine learning, artificial intelligence, data analytics platform for the delivery of telebehavioral health services and its PEER predictive analytics product offering. On November 13, 2017, the Company acquired Arcadian Telepsychiatry Services LLC (“Arcadian”), which manages the delivery of telepsychiatry and telebehavioral health services through a nationwide network of licensed and credentialed psychiatrists, psychologists and master’s-level therapists. The Company is commercializing its PEER predictive analytics tool to help physicians reduce trial and error treatment in mental health. MYnd’s patented, clinically validated technology platform (“PEER Online”) utilizes complex algorithms to analyze electroencephalograms (“EEGs”) to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict individual responses to a range of medications prescribed for the treatment of behavioral disorders including depression, anxiety, bipolar disorder, post-traumatic stress disorder (“PTSD”) and other non-psychotic disorders.

The Company entered into an equity purchase agreement (the “Agreement”) with Arcadian and Mr. Robert Plotkin, pursuant to which the Company acquired all of the issued and outstanding membership interests (the “Equity Interests”) of Arcadian from Mr. Plotkin. In consideration for the Equity Interests, the Company entered into an employment agreement with Mr. Plotkin, pursuant to which the Company will continue to employ Mr. Plotkin as the CEO of Arcadian for an annual salary of $215,000, and granted him 35,000 options to purchase common stock of the Company. In addition, the Company entered into the Guaranty (as described below).

In connection with the Agreement, Arcadian entered into the Side Agreement and Seed Capital Amendment with Ben Franklin Technology Partners of Southeastern Pennsylvania (“BFTP”), pursuant to which BFTP waived its rights (a) to an equity conversion contemplated by the existing funding agreements (as they may be amended, supplemented or otherwise modified from time to time, the “BFTP Loan Documents”) between Arcadian and BFTP, under which BFTP has loaned Arcadian, as of August 31, 2017, the aggregate principal amount of $700,000 and upon which an aggregate of $85,496 of interest had then accrued (collectively, the “Loan Amount”) and (b) to act as an observer to Arcadian’s board. Under the Side Agreement and Seed Capital Amendment, Arcadian acknowledged and reaffirmed all of BFTP’s claims, encumbrances granted by Arcadian to BFTP, and BFTP’s other rights, interests and remedies pursuant to the BFTP Loan Documents and otherwise. The effectiveness of the Side Agreement and Seed Capital Amendment are conditioned upon (i) Arcadian making a one-time payment to BFTP of $175,000 as payment for the redemption and cancellation of two warrants to purchase equity interests in Arcadian and (ii) the Company entering into a guaranty with respect to Arcadian’s obligations (including the Loan Amount) to BFTP under the BFTP Loan Documents, as amended by the Side Agreement and Seed Capital Amendment. Upon satisfaction of the foregoing conditions, the aforementioned BFTP rights will be waived and the BFTP warrants will be cancelled. The Side Agreement and Seed Capital Amendment further provide that following the closing of the transactions contemplated by the Agreement, the Company will be obligated to complete all financial reporting to BFTP required under the BFTP Loan Documents.

In addition, the Company executed an absolute, unconditional, irrevocable and continuing guaranty and suretyship (the “Guaranty”) in favor of BFTP, pursuant to which it unconditionally guaranteed the prompt payment and performance, when due, of all loans (including the Loan Amount), advances, debts, liabilities, obligations, covenants and duties owing by Arcadian to BFTP under the BFTP Loan Documents. Under the Guaranty, if Arcadian defaults under any obligation under the BFTP Loan Documents, the Company will be required to pay the amount then due to BFTP. The Guaranty contains representations, warranties, covenants, conditions, events of default and indemnities that are customary for agreements of this type.

The Market for Telebehavioral Health and Predictive Healthcare

Telebehavioral health services involve the use of video conferencing equipment to conduct real time mental health consultations between a clinician and patient including individuals living in underserved areas or those with limited access to services. Over eighty-nine million Americans live in federally designated Mental Health Professional Shortage Areas. Two-thirds of US primary care physicians report not having adequate access to psychiatric care for their patients. Arcadian facilitates on-demand telebehavioral health services to expedite assessment, diagnosis, treatment, and disposition of patients in a wide variety of settings.

Analysts have identified predictive healthcare as one of the fastest-growing markets in healthcare, particularly, healthcare startups using advanced machine learning algorithms for medical imaging and diagnostics, remote patient monitoring, and risk prediction. The global healthcare analytics market is expected to reach USD $42.8 billion by 2024, according to a report by Grand View Research, Inc. Efforts to reduce the spiraling healthcare costs are facilitating the usage of healthcare analytics. Additionally, the benefits of healthcare analytics include the improvement of patient access to customized care, the furthering of transparent operations to enable better public oversight, and innovation in patient care delivery and services.

The Challenge and the Opportunity

The American Psychiatric Association estimates that between $26 billion and $48 billion could be saved annually through effective integration of medical and behavioral health services. Traditional in-person patient encounters for behavioral health are hampered by relative shortages of behavioral health clinicians, especially in areas of the country where there is the greatest need. Arcadian’s customers are payers, health plans, Employee Assistance Programs (“EAPs”), and provider groups. With the benefit of the MYnd technology platform, Arcadian is positioned to capitalize on the need for behavioral health services, overcoming gaps in care access, while supporting healthcare organizations nationwide.

Psychotropic medications have become the dominant treatment for mild to severe behavioral disorders with greater than 400% growth in the prescription of antidepressant medications over the last two decades. However, recent research has emerged challenging the assumption of efficacy of strategies for prescribing psychotropic medications for the treatment of mild to severe behavioral disorders, finding that these medications often do not work or lose their efficacy over time.

Currently, due to the lack of objective neurophysiological data available to physicians of brain function, physicians regularly make prescribing decisions based on incomplete symptomatic factors. To address this unmet medical need, we offer our PEER Online technology to analyze an individual’s digital Quantitative EEG (“QEEG”), correlating the individual’s QEEG features with medication outcomes in our proprietary database of over 11,000 unique patients to predict the efficacy of psychotropic medications by class and individual medication. The output of this analysis - the PEER Report - has been used as adjunctive information by physicians for over a decade on patients suffering from behavioral disorders including depression, anxiety disorders, obsessive-compulsive disorder (“OCD”), bipolar disorder, PTSD, addiction and eating disorders, including anorexia.

The Mental Health Parity and Addiction Equity Act (MHPAEA) requires health plans to ensure parity between medical/surgical benefits and mental health/substance use disorder (MH/SUD) benefits. Specifically, plans must offer parity in both numerical or “quantitative” financial requirements or treatment limits (e.g., cost sharing and day or visit limits) and “non-quantitative” treatment limits. This legislation drove a substantial increase in reimbursement transparency: plan administrators must now provide detailed criteria for medical necessity determinations relating to MH/SUD, including prior authorization requirements, determinations that a treatment is experimental, methods for reimbursing providers, step-therapy programs, and restrictions based on geographic location or facility type.

Further, key conditions of the 21st Century Cures Act have recently required the Departments of Labor, Treasury, and Health and Human Services to strengthen their enforcement of the MHPAEA, requiring audits and enforcement actions for any health insurer or group health plan that has violated MHPAEA at least five times.

Milliman Global Actuaries recently released a report on mental health utilization from 2008-13, the period in which the initial Parity regulations were implemented. For commercial health plans, outpatient visits increased by 19.5% for mental health care compared to only 2% for medical-surgical treatments; professional services increased by 9.1% for mental health versus 3.1% for medical-surgical care. In summary, the practical effect of these regulations is that mental health care visits have increased significantly, and we believe that current procedures with existing reimbursement codes such as EEG will be increasingly reimbursed by payers.

Arcadian Telepsychiatry Services LLC

Arcadian Telepsychiatry Services LLC, our wholly owned subsidiary acquired in November 2017, manages the delivery of telebehavioral health services through a multi-state network of licensed and credentialed psychiatrists, psychologists and other behavioral health therapists (“Providers”). Although many companies provide broad telehealth services within the U.S., only a few companies have a primary focus on telepsychiatry and telebehavioral health. Arcadian’s business model is unique, because it has access to a broad network of licensed behavioral health professionals exclusively focused on telepsychiatry and telebehavioral health. These Providers collectively offer a full suite of behavioral health and wellness services, including short-term (urgent), medium-term (rehabilitation) and long-term (management) behavioral care.

Arcadian’s telehealth service delivery model is optimized to deliver behavioral health care anytime and anywhere, offering unprecedented access to behavioral health services. All technology for scheduling and videoconferencing is accessible through a secure portal, creating a seamless experience for the patient, referring physician, and Arcadian provider. The Providers’ services include initial and follow-up psychiatric evaluations and diagnoses, medication prescribing and monitoring, urgent on-call evaluations, forensic and legal evaluations, individual and family counseling (e.g., grief, behavior problems, job loss) and drug and alcohol abuse rehabilitation counseling. Arcadian also arranges for services through Employee Assistance Programs (teleEAP) that many employers include as part of their employee benefits packages.

Arcadian contracts for most of its Providers’ services through contracts (each a “Service Agreement”) with the Providers. Neither the Company nor Arcadian has an ownership interest in any Provider, nor any employment relationships with any Provider. All Providers are required to maintain proper state licensing, credentialing and malpractice insurance. In a typical Service Agreement, Arcadian provides certain management and administrative services in support of the Providers’ non-medical functions and the Providers provide telebehavioral health services.

Arcadian and its Providers currently have contracts with 32 insurance companies, human capital management corporations (i.e., EAP benefits), outpatient diagnostic and treatment centers, drug and alcohol rehabilitation centers (outpatient and residential), community behavioral health clinics, treatment and rehabilitation centers, corrections facilities, and post-acute care centers. Arcadian is exploring expansion opportunities by providing services to emergency departments, schools (K-12 and college) and large employers. Arcadian’s contracts span from Pennsylvania to California and North Dakota to Louisiana and Texas.

Commercial Strategy

We plan to drive adoption of our technology and secure sustained profitability through the following plan:

1.	Continue integration of Arcadian’s business into our technology platform to enable scalable growth and achieve incremental growth through the integration of our offering with the Arcadian network. We are continuing the integration of Arcadian functions that support scheduling, clinical management and billing operations with our operating platform to ensure operational efficiency and scalable growth. By doing so, we believe we will have a unique platform which both improves access to and efficacy of behavioral health treatments.

2.	Commercialize PEER through direct marketing to payers, providers and patients. MYnd has implemented a multi-prong strategy to increase patient and provider awareness of the PEER platform involving direct sales, social media and call centers.

3.	Continue to pursue military and veterans’ engagements in the US and globally. Due to the high visibility of mental and emotional disorders in their organizations, the military and veterans’ administration possess the ability to sustain demand and need for intervention. We intend to continue the pursue relationships with the military of the United States, Canada and other countries, to improve the condition of those serving and veterans. We have submitted an application for a federal supply schedule solicitation with the Department of Veterans Affairs which, if granted, would provide the Company with a five year General Services Administrative contract with all agencies of the Federal government. The Company has commenced a clinical trial with the Canadian Armed Forces, which will provide both NATO and Health Canada (Canada’s single payer system) experience with our PEER technology. It will also increase the size of our data base, and potentially result in PEER being adopted as a standard of care by Health Canada.

4.	Identify and implement strategic opportunities to capitalize on our technology platform. The Company anticipates that recognition of the utility of our technology platform will follow with increasing market adoption. Accordingly, we will pursue strategic partnerships, licensing and distribution opportunities with global enterprise customers who provide electronic medical records, prescribing tools, and other large scale clinical management functions. In addition, the Company may evaluate and pursue other strategic opportunities that could prove to be beneficial to the Company’s business.

PEER Report and PEER Online Database

A PEER Report is a personalized report for a patient which is generated after the patient receives an EEG. An EEG is a painless, non-invasive test that records the brain’s electrical activity and provides a basis for comparison against others within the PEER database. We utilize AI, machine learning and data analytics in order to inform therapeutic regimens, thereby improving patient outcomes and reducing healthcare costs. The PEER Reports use data from EEG tests, outcomes and machine learning to identify endophenotypic markers of drug response. This big data approach has allowed us to generate a large clinical registry and database of predictive algorithms from more than 11,000 unique patients with psychiatric or addictive problems and 40,000 clinical outcomes.

The PEER Outcomes Database consists of physician-provided assessments of the clinical long-term outcomes of patients and their associated medications. The clinical outcomes of patients are recorded using an industry-standard outcome rating scale, the Clinical Global Impression-Improvement scale (“CGI-I”). The CGI-I allows a clinician to rate how much the patient’s illness has improved or worsened relative to a baseline state. A patient’s illness is compared to change over time and rated as: very much improved, much improved, minimally improved, no change, minimally worse, much worse, or very much worse. The format of the data is standardized and that standard is enforced at the time of capture by a software application. Outcome data is input into the database by the treating physician or their office staff. Each physician has access to their patient data through the software tool that captures the clinical outcome data.

We consider the information contained in the PEER Online database to be a valuable trade secret and are diligent about protecting such information. The PEER Online database is stored on a secure server to which only a limited number of employees have access.

Competitive Advantages of Our Technology Platform

Our technologies utilizes what is believed to be the largest database of longitudinal patient outcomes, collected from our subscribing physicians and patients over more than a decade. Because our data platform “learns”, it supports physicians in personalizing treatment of patients. PEER offers practical advantages to physicians and patients, including:

•	Scalable and Applicable to Other Services - Our products are built on a secure, HIPAA-compliant Force.com platform which is inherently scalable, i.e. services can be ordered and delivered to any physician with a web browser. The platform is capable of distributing point-of-care data to physicians for new drugs, non-pharmacological treatments, and other findings that are timely and clinically important for clinicians.

•	Clinical utility - PEER results are available same-day and provide objective, actionable data to support treating physicians.

•	Machine learning - A core attribute of the PEER Registry approach is that it “learns”, using machine learning algorithms to improve the accuracy of recommendations as outcomes are added to the database.

•	Higher Efficacy - Findings presented at the Military Health Services Research Symposium in August 2016 included pooled results from all four randomized trials of PEER, with an average 47% improvement (mean change from baseline) for PEER-guided treatments, compared to only 16% average improvement in the standard of care group. In other words, physicians with PEER information in our study had three times higher medication efficacy than physicians treating as usual without the benefit of PEER.

•	Pharmacogenomics - Currently, we believe that the most proven targets for pharmacogenomics are in the liver - a CYP450 drug metabolism - which apply to less than 15% of Americans. Conversely, PEER is based on functional brain activity and therefore, is more broadly applicable.

Clinical Results and Independent Validation

PEER has abundant literature showing (1) it affects treatment management decisions, (2) the decisions result in ‘strong’ effects on established measures of effectiveness (>3- fold more than what has been reported by FDA and Cochrane review groups on effects of drugs without benefit of PEER), (3) improved quality of life scores, (4) safety comparable to existing treatment regimens, (5) generalizability to many settings across many types of patients, and (6) substantial cost offsets.

In the 2017 PEER Report Dossier prepared by John Hornberger of Cedar Associates LLC and a Stanford Health Policy Adjunct Affiliate it is stated that “EEG is a well-standardized clinical tool that has been used for decades. As such, the processes for ordering and performing EGG are established and seamless. PEER represents the next logical enhancement, which is to link the automated, quantitative EEG findings with phenotypes (in this case, with drug response in patients with TRD) using the world’s largest clinical repository. The four randomized trials met the essential criteria of showing that PEER increases response rates; because of the strength of randomization, it leads to strong inference that the effect found in the studies were authentic, not due to a confounding factor. Also, the effect was large enough that relatively modest sample were sufficient to demonstrate the effect was very unlikely (less than 1% risk) of being due to random chance alone. In addition, more than 45 studies have shown the feasibility of a well-validated and useful EEG-clinical repository platform to work across many settings and for many types of patients with depression. Due to the high cost of non-response in depression, and the strong effect found in controlled, prospective trials of PEER, use of PEER at its recommended list price represents a substantial cost-saving opportunity for health plans, especially those facing renewed efforts by employers and government agencies to provide and document readily more affordable, value-based care.”

Marketing and Sales

The Company will pursue aggressively the expansion of its Arcadian telebehavioral health network, by increasing the number of contracted payors and providers and its geographic reach. The Company will continue to focus marketing efforts on the geographies where there might be fewer available therapists as it continues to develop Arcadian’s network. The Company will rely upon its in-house marketing staff to continue to market Arcadian services to insurance companies, EAPs and community behavioral health centers.

The Company will actively pursue cross sales of Arcadian managed care and health system clients. The Company will continue to market paid pilot programs such as the Horizon Blue Cross Blue Shield pilot, while it campaigns for coverage determinations from large health plans and health systems.

The Company also plans to bring this platform to primary care providers, currently the main locus of treatment for behavioral disorders and a physician group that deals every day with the limited access to behavioral health specialists and the poor efficacy of current treatments.

Competition

While the telehealth market is in an early stage of development, it is competitive, and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition in the telehealth industry for our solution from a range of companies, including specialized software and solution providers that offer similar solutions, often at substantially lower prices, and that are continuing to develop additional products and becoming more sophisticated and effective. Competition from specialized software and solution providers, health plans and other parties will result in continued pricing pressures, which are likely to lead to price declines, which, in turn, could negatively impact our sales, profitability and market share.

Some of our competitors may have greater name recognition, including Teladoc, MDLive, Doctor on Demand and American Well, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the telehealth market, which could create additional price pressure. In light of these factors, even if our solution is more effective than those of our competitors, current or potential clients may accept competitive solutions in lieu of purchasing our solution. If we are unable to successfully compete in the telehealth market, our business, financial condition and results of operations could be materially adversely affected.

Although we are not aware of any company that offers a service directly comparable to PEER Online services, several companies having greater financial and other resources than the Company have suggested that they may be pursuing similar strategies, including Assurerx, Genomind, Verily, IBM Corporation and Google. All of these companies have reported developing either a genomic-based test strategy or other AI analysis of the health metrics to aid treatment.

Intellectual Property

Covering The Use Of The PEER Online Database

We have 20 issued patents, of which seven are in the U.S., at least one of which covers the process of using the data presented in our PEER Online service. Our patents will expire between July 2019 and April 2023 and cover QEEG (quantitative electrophysiology). We have been issued patents in the following countries and regions: Canada (three patents), Europe (two patents), Australia (three patents), Mexico (two patents), Japan (two patents) and Israel (one patent). We also have filed multiple additional patent applications for our technology in the U.S., Europe and Canada.

One US patent approval was for a distinctly new patent estate, covering internet transmission of neurometric information. This new allowance under its basic methods patent portfolio, patent number 8,239,013, covers remote or web-based transmission of neurometric data.

During 2009 and 2011, we were awarded additional process patents for use of PEER Online technology in drug discovery, including clinical trial and drug efficacy studies. In addition, we successfully defended our patents by requesting reexamination of a patent issued to Aspect Medical (acquired by Covidien, plc.), resulting in a reduction and narrowing of claims awarded under the previously issued Aspect Medical patents.

Transcranial Magnetic Stimulation

We have filed patent applications in the U.S. and Canada related to the Company’s acquisition of patient responsivity data for Transcranial Magnetic Stimulation (“TMS”). This would be the Company’s first application for a neurometric predictor of a non-drug therapy. The Company anticipates using this methodology to help physicians better understand which patients may positively respond to TMS for treating depression. The U.S. and Canadian patent applications are entitled “Method for Assessing the Susceptibility of a Human Individual Suffering from a Psychiatric or Neurological Disorder to Neuromodulation Treatment.”

TMS is a non-invasive outpatient procedure that uses magnetic fields to stimulate areas of the brain thought to control mood. TMS is sometimes used as an alternative treatment for patients who have failed one or more antidepressants for the treatment of depression. While treatment periods vary by patient, a typical treatment regimen generally involves 20 to 30 treatments over a four to six week period. TMS responsivity data, which is based on QEEG, helps physicians learn how patients with similar EEG patterns responded to TMS, thereby enabling them to more effectively guide patients most likely to benefit from this treatment and reduce expenditures on patients for whom TMS is not likely to be an effective solution for their depression.

Trademarks

“rEEG”, “PEER Online” (web-based software application), “PEER Online” (web-based services), and “MYnd Analytics” (word mark) are registered trademarks of the Company in the United States. We will continue to expand our brand names and our proprietary trademarks worldwide as our operations expand.

Government Regulation

Arcadian

The healthcare industry, including behavioral healthcare, is extensively regulated at both the state and federal levels. The laws and rules on the practice of behavioral healthcare and telehealth continue to evolve, and the Company will devote significant resources to monitoring these developments. As the applicable laws and rules change, Arcadian must conform its business processes from time to time to be in compliance with these changes.

Provider Licensing, Corporate Practice Restrictions, Certification and Scope of Practice

The practice of health care professions, including the provision of behavioral health services, is subject to various federal, state and local certification and licensing laws, regulations and approvals, relating to, among other things, the adequacy of health care, the practice of medicine and other health professions (including the provision of remote care and cross-coverage practice), equipment, personnel, operating policies and procedures and the prerequisites for prescribing medication. In addition, the provision of health care services through any kind of clinic, facility, storefront or other location open to the public is often subject to state clinic licensure laws akin to those that health facilities like hospitals, surgery centers and urgent care clinics must obtain and maintain. The Company does not operate or promote any physical place to obtain healthcare and therefore does not believe it is subject to any clinic licensure requirements, but the application of some of these laws to the Company and telehealth is unclear and subject to differing interpretation.

Some states have enacted regulations specific to providing services to patients via telehealth. Such regulations include informed consent requirements that some states require providers to obtain from their patients before providing telehealth services. Behavioral health professionals who provide professional services using telehealth modalities must, in most instances, hold a valid license to practice the applicable health profession in the state in which the patient is located. In addition, certain states require a physician providing telepsychiatry to be physically located in the same state as the patient. Arcadian requires each Provider to put in place procedures to ensure that the Provider is in compliance with all applicable laws and regulations. Nevertheless, any failure to comply with these laws and regulations could result in civil or criminal penalties against Arcadian.

Corporate Practice; Fee-Splitting

Arcadian contracts with Providers to help make their psychiatric, psychological and other behavioral health services available to customers. In addition, Arcadian provides a wide range of services to Providers, and the Providers pay Arcadian for those services. These contractual relationships are subject to various state laws, including those in New York, Texas and California, that prohibit professionals from sharing a portion of their professional fees with nonprofessionals (i.e., fee-splitting) and prohibit the practice of medicine or another health profession by lay entities or persons (i.e., corporate practice restrictions) and are intended to prevent unlicensed persons from interfering with or influencing a professional’s judgment.

State corporate practice and fee-splitting laws vary from state to state and are not consistent among states. In addition, these requirements are subject to broad powers of interpretation and enforcement by state regulators and the courts. may apply to Arcadian if a Provider is licensed there. Accordingly, administrative and management services provided by Arcadian to the Providers, such as scheduling, contracting, setting rates and the hiring and management of clinical personnel, may be considered an element of the practice of a health profession under certain state corporate practice doctrines. Decisions and activities may be viewed by regulatory authorities or other parties, including the Providers, as violating these fee-splitting and the corporate practice restrictions on of the health profession. An adverse finding with respect to fee-splitting and corporate practice restrictions could lead to judicial or administrative action against Arcadian or its Providers, civil or criminal penalties, receipt of cease and desist orders from state regulators, loss of Provider licenses, or the need to revise Service Agreements all in ways that may interfere with Arcadian’s business, cause other materially adverse consequences and may cause a substantial disruption to Arcadian’s business model.

Federal and State Fraud and Abuse Laws

Federal and State Anti-Kickback Statutes

The Company must comply with the federal and state anti-kickback statutes. The federal Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other federal governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other federal governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other federal governmental programs. Certain federal courts have held that the federal Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the federal Anti-Kickback Statute may result in exclusion from Medicare, Medicaid or other federal governmental programs as well as civil and criminal penalties, including fines of $50,000 per violation and three times the amount of the unlawful remuneration. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations.

State anti-kickback statutes require compliance independent of the federal Anti-Kickback Statute. Some state anti-kickback statutes prohibit the same conduct as the federal Anti-Kickback Statute, but may apply the prohibition broadly to all payor-reimbursed services, not just those that are federally funded. Other state anti-kickback statutes are limited to Medicaid services, while still others apply only to patient referrals and not to actions that involve “arranging or recommending” healthcare items or services. Very few state anti-kickback statutes have the extensive safe harbors and regulatory guidance of the federal Anti-Kickback Statute, making interpretation of the scope of the statutes more uncertain than the federal Anti-Kickback Statute. Like the federal Anti-Kickback Statute, violations of most state anti-kickback laws are subject to criminal sanctions. Accordingly, the Company must analyze and ensure that it complies with state anti-kickback statutes whenever it commences operations in a new state. Any violation of state anti-kickback laws, therefore, could have a material adverse effect on our business, financial condition and results of operations.

Physician Self-Referral Laws

There is a federal physician self-referral prohibition, commonly known as the Stark Law, which prohibits a physician from referring Medicare patients to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. We do not believe the Company’s operations, including those of Arcadian, implicate the Stark Law, because neither the Company nor Arcadian nor the Providers acting pursuant to the Services Agreements offer or provide any services that would be considered designated health services under the Stark Law. As with the anti-kickback laws, however, physician self-referral prohibitions exist at the state level and, like the Stark Law, apply civil penalties to violations of their terms. These state physician self-referral laws are often similar to the Stark Law, but may apply to different services than the Stark Law and may have different exceptions. The Company does not believe it is noncompliant with any state physician self-referral laws, but these laws are often vague, subject to amendment and lacking in court precedent or regulatory guidance. It is possible, therefore, that now or in the future the Company could be found to be out of compliance with one or more state physician self-referral laws. Any such noncompliance could have a material adverse effect on our business, financial condition and results of operations.

Federal and State False Claims Statutes

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government, but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for a False Claim Act action, even if the claim was originally submitted appropriately. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from government-funded healthcare programs.

In addition, some states have laws similar to the False Claims Act. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state false claims laws apply to claims for health care or services submitted to any third-party payor, including commercial insurers, not just those reimbursed by a government-funded healthcare program. A determination of liability under such state false claims laws could result in fines and penalties and restrictions on the Company’s ability to operate in these jurisdictions and have a material adverse effect on our business, financial condition and results of operations.

Other Healthcare Anti-Fraud Laws

The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, collectively referred to as HIPAA, established several separate crimes for making false or fraudulent claims to insurance companies and other governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute, 18 U.S.C. § 1347, prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program, including private payors, or obtaining by means of false or fraudulent pretenses, representations or promises any of the money of the healthcare benefit program in connection with the delivery of, or payment for, healthcare benefits, items or services. A violation of this statute may result in fines, imprisonment or exclusion from government-sponsored healthcare programs. The False Statements Relating to Healthcare Matters statute, 18 U.S.C. §1035, prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device, making any materially false, fictitious or fraudulent statement or representation, or making or using any materially false writing or document knowing that it contains any materially false, fictitious, or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions target some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with governmental health programs.

In addition, the federal Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof) that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the federal Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act.

Any violation of these other healthcare fraud laws could have a material adverse effect on our business, financial condition and results of operations.

State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personally identifiable information, or PII, including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of protected health information, or PHI, and requires the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Arcadian’s Providers and some of its clients are all regulated as covered entities under HIPAA. Since the effective date of the HIPAA Omnibus Final Rule on September 23, 2013, HIPAA’s requirements are also directly applicable to the independent contractors, agents and other “business associates” of covered entities that create, receive, maintain or transmit PHI in connection with providing services to covered entities. Arcadian is a business associate under these requirements.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $100 to $50,000 per violation, with a cap of $1.5 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also contains a breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to the HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. Although HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state privacy and security enforcement efforts.

Many states also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. Where state laws are more protective than HIPAA, Arcadian must comply with the state laws, in addition to HIPAA. In certain cases, it may be necessary to modify Arcadian’s planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused.

In addition to HIPAA, state health information privacy and state health information privacy laws, Arcadian may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

In recent years, there have been a number of publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA and pursuant to the related contracts that we enter into with our business associates, we must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

Any violation of HIPAA or state privacy laws, therefore, could result in civil or even criminal liability, subject us to significant monetary fines, require us to restructure our operations and otherwise have a material adverse effect on our business, financial condition and results of operations.

FDA Regulation

The PEER Outcome database is registered with the United States Food and Federal Drug Administration (“FDA”) and the State of California as a Class I Exempt Device within the category of Medical Device Data System.

We currently intend to continue marketing as a cloud-based neurometric information service branded as PEER Online (“neurometric services”), under our Class I registration, while we continue to pursue the military trial and consider submission of a Class II device premarket notification. If we continue to market PEER Online and the FDA determines that we should be subject to further FDA regulation, it could seek enforcement action against us based upon a position that our PEER Online product represents a Class II medical device, as a result of which we could be forced to cease our marketing activities and pay fines and penalties. In August 2012, the FDA reviewed the study protocol to use our PEER Interactive Product, which is substantially similar to the PEER Online product, and determined that the Walter Reed PEER Trial was considered a Non-Significant Risk (“NSR”) clinical trial and did not require an Investigational Device Exemption.

In addition to the foregoing, federal and state laws and regulations relating to the sale of our neurometric services are subject to future changes, as are administrative interpretations of regulatory agencies. In the event that federal and state laws and regulations change, we may need to incur additional costs to seek government approvals for the sale of our neurometric services.

Employees

As of April 30, 2019, our operation has twenty–five full-time employees. We believe that our relations with our employees are good. None of our employees belong to a union.

Properties

Our executive offices are located at 26522 La Alameda, Suite 290, Mission Viejo, CA 92691. The Company is a party to four leases, three are for office space located in Mission Viejo and Laguna Hills, California which house the corporate headquarters and neurometric business. The total lease payments per month are $10,666. The two leases for office space located in Mission Viejo and Laguna Hills have been renewed through February 28, 2020 and the total lease payments per month will be $8,411 beginning February 1, 2019. As of November 30, 2018, the third lease for a small annex office in Laguna Hills has been terminated.

The Company has one three-year lease for office space in Tysons, Virginia. As of June 1, 2018, the Company has sublet the premises under the Tysons, Virginia office space lease. The master lease period expires on September 30, 2020. The rent through September 30, 2018 is prorated at $2,508 per month; for the subsequent 12 months the rent is prorated at $2,576 per month; and for the remaining twelve months the rent will be prorated at $2,647 per month. The subtenant is paying approximately seventy seven percent of the master lease payment for the fourteen months ending on September 30, 2019 and has an option to renew for the final lease year.

On April 30, 2018 the Company terminated its month to month tenancy for the premises located at 420 Lexington Avenue, Suite 300, New York, New York 10170. Arcadian Services' business has office space located in Fort Washington, PA. The lease period expires on February 28, 2020. The rent is currently $3,312 per month and will increase to $3,410 per month on March 1, 2019 for the remainder of the lease.

Legal Proceedings

None.

Parent Corporate Background Prior to the Spin-off

Parent was incorporated in Delaware on March 20, 1987, under the name Age Research, Inc. Prior to January 16, 2007, the Company (then called Strativation, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On January 16, 2007, Parent entered into an Agreement and Plan of Merger with CNS Response, Inc., a California corporation formed on January 11, 2000 (“CNS California”), and CNS Merger Corporation, a California corporation and our wholly-owned subsidiary (“MergerCo”) pursuant to which we agreed to acquire CNS California in a merger transaction wherein MergerCo would merge with and into CNS California, with CNS California being the surviving corporation (the “Merger”). On March 7, 2007, the Merger closed, CNS California became Parent’s wholly-owned subsidiary, and on the same date we changed our corporate name from Strativation, Inc. to CNS Response, Inc.

At the meeting of shareholders of CNS Response, Inc. held on October 28, 2015, the shareholders approved a proposal to change Parent’s name to MYnd Analytics, Inc. The Company’s charter was amended on November 2, 2015.

Parent has operated its businesses through Subsidiary (formerly called CNS Response, Inc. (California) until November 22, 2017) and, until September 30, 2012, also operated the Neuro-Therapy Clinic, Inc. (“NTC”), which was acquired as a wholly-owned subsidiary in January 2008, when it was the Company’s largest customer.

Our current address is 26522 La Alameda, Suite 290, Mission Viejo, California 92691. Our telephone number is (949) 420-4400 and we maintain a website at www.MYndAnalytics.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited combined financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

Telemynd, Inc. (“we,” “us,” “our,” or the “Company”), is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company employs a clinically validated scalable technology platform to support personalized care for mental health patients. The Company utilizes its patented machine learning, artificial intelligence, data analytics platform for the delivery of telebehavioral health services and its PEER predictive analytics product offering. On November 13, 2017, the Company acquired Arcadian, which manages the delivery of telepsychiatry and telebehavioral health services through a nationwide network of licensed and credentialed psychiatrists, psychologists and master’s-level therapists. The Company is commercializing its PEER predictive analytics tool to help physicians reduce trial and error treatment in mental health. MYnd’s patented, clinically validated technology platform (“PEER Online”) utilizes complex algorithms to analyze electroencephalograms (“EEGs”) to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict individual responses to a range of medications prescribed for the treatment of behavioral disorders including depression, anxiety, bipolar disorder, PTSD and other non-psychotic disorders. The discussion of the financial results in this Section relate to the historical financial results of Parent for the periods indicated, which results are attributable to the Business of Parent being transferred to Subsidiary in the Spin-off.

Recent Developments

Merger Agreement

On January 4, 2019, Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among it, its wholly owned subsidiary, Athena Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and Emmaus Life Sciences, Inc., a Delaware corporation (“Emmaus”). Under the terms of the Merger Agreement, pending stockholder approval of the transaction, Merger Sub will merge with and into Emmaus with Emmaus surviving the merger and becoming a wholly-owned subsidiary of Parent (the “Merger”). Subject to the terms of the Merger Agreement, at the effective time of the Merger, Emmaus stockholders will receive a number of newly issued shares of Parent common stock determined using the exchange ratio described below in exchange for their shares of Emmaus stock. Following the Merger, stockholders of Emmaus will become Parent’s majority owners.

The exchange ratio will be determined prior to closing and will cause Parent securityholders (including holders of options and warrants) prior to the effective time to collectively own 5.9% of the post-merger company on a fully diluted basis and Emmaus securityholders (including holders of options, warrants and convertible notes) prior to the effective time to collectively own 94.1% of the post-merger company on a fully diluted basis. The exchange ratio will reflect any dilution that may result from securities sold by us or Emmaus prior to the closing of the Merger and any changes to the number of outstanding convertible securities of each company. The Merger Agreement provides that if Emmaus converts certain debt obligations into equity within six months of the completion of the Merger, Emmaus will issue additional shares (equal to 5.9% of the shares issued in connection with the debt conversion to third parties) to a Parent subsidiary (Telemynd), formed for the purpose of the Spin-off, which is expected to be spun-off to our stockholders of prior to the effective time of the merger, as described below.

The post-merger company, led by Emmaus’ management team, is expected to be named “Emmaus Life Sciences, Inc.” Prior to the closing of the Merger, Parent will seek shareholder approval to conduct a reverse split of its outstanding shares if necessary to satisfy listing requirements of the Nasdaq Capital Market (the “NasdaqCM”). The post-merger company is expected to trade on the NasdaqCM under a new ticker symbol. At the closing, the post-merger company’s board of directors is expected to consist of one member from us and up to six members from Emmaus. The Merger has been unanimously approved by the Board of Directors of each company. The transaction is expected to close in the first half of 2019, subject to approvals by the stockholders of us and Emmaus, and other closing conditions, including but not limited to the approval of the continued listing of the post-merger company’s common stock on the NasdaqCM, conversion of Parent’s preferred stock into common stock, satisfaction of certain cash and debt conversion conditions and consummation of the Parent spin-off described below.

Spin-Off

Prior to the closing of the Merger, we intend, subject to obtaining any required regulatory approvals and the completion of certain tax analyses, to transfer all of our businesses, assets and liabilities not assumed by Emmaus to our existing wholly-owned subsidiary, Telemynd, Inc., a Delaware corporation (“Telemynd”), pursuant to the terms of a Separation and Distribution Agreement entered into on January 4, 2019 by us and MYnd Analytics, Inc., a California corporation, which was assigned by Mynd-CA to Telemynd on March 27, 2019 pursuant to the terms of an Amended and Restated Separation Agreement (as amended, the “Separation Agreement”). We intend to distribute all shares of Telemynd held by us to our stockholders of the Record Date for said distribution.

Amendment to Merger Agreement

On May 10, 2019, the parties executed amendment no. 1 to the Merger Agreement.  By executing amendment no. 1, MYnd, Emmaus and Merger Sub agreed that: (i) the definition "Parent California Subsidiary" should be amended to refer to Telemynd, Inc., the newly formed wholly-owned corporation, (ii) MYnd would not adopt a new equity incentive plan at closing, which had been contemplated previously and determined to be unnecessary at this time, (iii) MYnd would be entitled to receive credit in its Net Liabilities calculation for certain agreed upon prepaid costs, (iv) Telemynd would be entitled to receive shares of Emmaus after closing if the exchange ratio applicable to any Company Warrants, Company Convertible Notes or Company Debentures is reduced during the six (6) month period after the closing of the Merger for any reason, and (v) the outside termination date was extended from May 31, 2019 to July 31, 2019.

Registered Direct Offering of Common Stock

On May 22, 2019, Parent and select investors (“Investors”) entered into a securities purchase agreement for the issuance and sale of 2,776,941 shares of Parent common stock in a registered direct offering (the “Offering”), which Offering closed on May 28, 2019. The purchase price per share for each share offered to the Investors was $1.02 resulting in aggregate gross proceeds of approximately $2,832,020. T.R. Winston & Company, LLC (the “Placement Agent”) acted as the Placement Agent for the Offering. The net proceeds to Parent from the Offering, after deducting Placement Agent fees and Parent’s estimated offering expenses, was approximately $2,533,779. Parent’s common stock in the Offering was registered under the Securities Act of 1933, as amended, on Parent’s Registration Statement on Form S-3 (Registration No. 333-223203), previously filed with the Securities and Exchange Commission and declared effective on June 29, 2018.

Going Concern Uncertainty

Our consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which contemplate continuation of the Company as a going concern. The Company has a limited operating history and its operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a business with a limited operating history. These risks include the ability to obtain adequate financing on a timely basis, if at all, the failure to develop or supply technology or services to meet the demands of the marketplace, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

The Company’s recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. During the six months ended March 31, 2019, the Company incurred a net loss of approximately $5.4 million and used approximately $3.8 million of net cash in operating activities. As of March 31, 2019, the Company’s accumulated deficit was approximately $89.9 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to meet its obligations as they become due for the next twelve months from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities.

The Company’s recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. During the twelve months ended September 30, 2018, the Company incurred a net loss of 10.3 million and used $9.0 million of net cash in operating activities. As of September 30, 2018, the Company’s accumulated deficit was $85.2 million. In connection with the consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to meet its obligations as they become due for the next twelve months from the date of issuance of the financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities.

If the Company raises additional funds by issuing additional equity or convertible debt securities, the fully diluted ownership percentages of existing stockholders will be reduced. In addition, any equity or debt securities that the Company would issue may have rights, preferences or privileges senior to those of the holders of its common stock.

To date, the Company has financed its cash requirements primarily from equity financings. The Company will need to raise funds immediately to continue its operations and increase demand for its services. Until it can generate sufficient revenues to meet its cash requirements, which it may never do, the Company must continue to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this information statement. The Company continues to explore additional sources of capital, but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to the Company to permit it to continue operations. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Financial Operations Overview

Revenues

Our neurometric services revenues are derived from the sales of PEER Reports and services of Electroencephalographs (EEG) and Quantitative Electroencephalographs (qEEG). Physicians and Customers are generally billed upon delivery of a PEER Report. The customer’s insurance is billed for EEG and qEEG services. The Company also derives revenue from its subsidiary Arcadian Services who manages the delivery of telepsychiatry and telebehavioral health services which are delivered directly to patients.

Cost of Revenues

Cost of revenues are for services and represent the cost of direct labor, the costs associated with external processing, analysis and consulting services necessary to generate the revenues.

Research and Product Development

Research and product development expenses are associated with our neurometric and telepsychiatry services and primarily represent costs incurred to design and conduct clinical studies, to recruit patients into the studies, to add data to our database, to improve analytical techniques and advance application of the methodology. We charge all research and development expenses to operations as they are incurred.

Sales and Marketing

For our neurometric and telepsychiatry services, our selling and marketing expenses consist primarily of personnel, media, support and travel costs to inform user organizations and consumers of our products and services. Additional marketing expenses are the costs of advertising, educating physicians, laboratory personnel, other healthcare professionals regarding our products and services.

General and Administrative

Our general and administrative expenses consist primarily of personnel, occupancy, legal, audit, consulting and administrative support costs.

Critical Accounting Policies and Significant Judgments and Estimates

This management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from those estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our Consolidated Financial Statements included elsewhere in this report. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenues for our Neurometric Service product are recognized when a PEER Report is delivered to a Client-Physician. Revenues for our Telepsychiatry services are recognized in the month the services are delivered by the physician.

Stock-based Compensation Expense

Stock-based compensation expense, which is a non-cash charge, results from stock option grants and restricted share awards. Compensation for option is measured at the grant date based on the calculated fair value of the award. We recognize stock-based compensation expense on a straight-line basis over the vesting period of the underlying option. The amount of stock-based compensation expense expected to be amortized in future periods may decrease if unvested options are subsequently cancelled or may increase if future option grants are made.

Long-Lived Assets and Intangible Assets

Property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. If the Company determines that the carrying value of the asset is not recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived or intangible asset exceeds its fair value. Intangible assets with finite lives are amortized on a straight-line basis over their useful lives of ten years.

Costs for software developed for internal use are accounted for through the capitalization of those costs incurred in connection with developing or obtaining internal-use software. Capitalized costs for internal-use software are included in intangible assets in the consolidated balance sheet. Capitalized software development costs are amortized over three years. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software development and costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life. The Company will begin amortizing the software over its estimated economic life once it has been placed into service.

Derivative accounting for convertible debt and warrants

The Company evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Black-Scholes option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date. As of September 30, 2018, the Company had no financial instruments that contain embedded derivative features.

Results of Operations for Three Months Ended March 31, 2019 and 2018

MYnd Analytics is focused on research and the commercialization of its PEER Reports through its Neurometric Services, as well as providing telehealth service through scheduling and videoconferencing which is accessed through a secure portal.

The following table presents consolidated statement of operations data for each of the periods:

Revenues

	Three months ended March 31,		Change
	2019	2018
Neurometric services	$44,800	$79,800	$(35,000)
Telepsychiatry services	415,300	380,100	35,200
Total Revenues	$460,100	$459,900	$200

Our neurometric services revenues decreased by $35,000, or approximately 44%, during the three months ended March 31, 2019. This decrease was primarily due to decreased sales of PEER reports during the period. Our telepsychiatry revenues increased by $35,200, or approximately 9.3% during the three months ended March 31, 2019 which was primarily due to our allocation of additional resources to the Arcadian platform during the 2019 period.

Cost of Revenues

	Three months ended March 31,		Change
	2019	2018
Neurometric services	$5,100	$69,700	$(64,600)
Telepsychiatry services	291,200	228,600	62,600
Cost of Revenues	$296,300	$298,300	$(2,000)

Cost of revenues increased during the three months ended March 31, 2019, primarily due to decreased cost of PEER, reports, offset by increased telepsychiatry service and labor costs. Our cost of revenues for neurometric services represents approximately 11% and 23%, respectively, of neurometric services revenues for the three months ended March 31, 2019 and 2018, respectively. The cost for neurometric services fluctuates as the Company pays fees to third party providers for EEG services as a cost for its Peer reports. In most cases, fees for Peer reports are billed to patients’ insurance carriers for which the Company does not recognize as revenues until they are ultimately collected. Historically, the Company has experienced a low collection rate while most claims are collected in excess of ninety days from billing. Therefore, there will be timing differences between payment of services (cost of revenues) and receipt of payment (revenues) which will not reflect evenly in the Company’s Statement of Operations.

Research expenses

	Three months ended March 31,		Change
	2019	2018
Services Research Expenses	$60,800	$73,400	$(12,600)

Research expenses consist of consulting fees, travel expenses, conference fees, and other miscellaneous costs listed as following:

		Three months ended March 31,		Change
		2019	2018
(1)	Consulting fees	58,500	69,800	(11,300)
(2)	Other miscellaneous costs	2,300	3,600	(1,300)
	Total Research Expenses	$60,800	$73,400	$(12,600)

(1)	Consulting costs decreased by $11,300 for the three months ended March 31, 2019 and 2018, primarily due to decreased consulting services during the period.

(2)	Other miscellaneous costs for the three months ended March 31, 2019 and 2018 were relatively unchanged.

Product Development

	Three months ended March 31,		Change
	2019	2018
Product Development Expenses	$237,300	$342,200	$(104,900)

Product development expenses consist of payroll costs, (including stock-based compensation), consulting fees, system development costs, conference fee, travel expenses, and miscellaneous costs which were as follows:

		Three months ended March 31,		Change
		2019	2018
(1)	Salaries and benefit costs	$152,600	$140,700	$11,900
(2)	Consulting fees	45,700	139,200	(93,500)
(3)	System development costs	28,400	46,800	(18,400)
(4)	Conference & travel	2,700	3,700	(1,000)
(5)	Other miscellaneous costs	7,900	11,800	(3,900)
	Total Product Development Expenses	$237,300	$342,200	$(104,900)

(1)	Salaries and benefits increased by $11,900 for the three months ended March 31, 2019 and 2018, primarily due to increased stock based compensation of $19,000;

(2)	Consulting fees decreased by $93,500 for the three months ended March 31, 2019, primarily due to services in relation to the upgrade of the Company's cloud based sales platform and for a data science project to improve the Company's algorithms for the production of an enhanced PEER report during the three months ended March 31, 2018;

(3)	System development and maintenance costs decreased by $18,400 for the three months ended March 31, 2019, primarily due to no system development cost incurred during the current period;

(4)	Conference and travel costs for the three months ended March 31, 2019 and 2018, were relatively unchanged;

(5)	Other miscellaneous costs decreased by $3,900 for the three months ended March 31, 2019, primarily due to decreased dues subscriptions ;

Sales and marketing

	Three months ended March 31,		Change
	2019	2018
Sales and Marketing Expenses	$199,400	$638,000	$(438,600)

Sales and marketing expenses consist of payroll and benefit costs, (including stock-based compensation), advertising and marketing expenses, consulting fees, and miscellaneous expenses.

		Three months ended March 31,
		2019	2018	Change
(1)	Salaries and benefit costs	$139,200	$342,300	$(203,100)
(2)	Consulting fees	31,200	95,100	(63,900)
(3)	Advertising and marketing costs	4,800	97,500	(92,700)
(4)	Conferences and travel costs	6,100	30,100	(24,000)
(5)	Other miscellaneous costs	18,100	73,000	(54,900)
	Total Sales and marketing expenses	$199,400	$638,000	$(438,600)

(1)	Salaries and benefits for the three months ended March 31, 2019 decreased by $203,100 from the 2018 period; primarily due to decreased salaries and commission of marketing and sales staff;

(2)	Consulting fees for the three months ended March 31, 2019 decreased by $63,900, primarily due to the decrease in the number of marketing consultants;

(3)	Advertising and marketing expenses for the three months ended March 31, 2019 decreased by $92,700 primarily due to decreased social media advertising;

(4)	Conference and travel expenditures for the three months ended March 31, 2019 decreased by $24,000, primarily due to decreased travel expense for the sales staff; and

(5)	Miscellaneous expenditures for the three months ended March 31, 2019 decreased by $54,900, primarily due to decreased rent and office expenses.

General and administrative

	Three months ended March 31,
	2019	2018	Change
General and administrative expenses	$2,350,300	$1,740,900	$609,400

General and administrative expenses consist of payroll and benefit costs, (including stock based compensation), legal fees, patent costs, other professional and consulting fees, general administrative and occupancy costs, dues and subscriptions, conference fees, and travel expenses.

		Three months ended March 31,
		2019	2018	Change
(1)	Salaries and benefit costs	$998,200	$728,000	$270,200
(2)	Consulting fees	336,600	364,200	(27,600)
(3)	Legal fees	484,600	44,300	440,300
(4)	Other professional fees	108,000	246,200	(138,200)
(5)	Patent costs	44,800	45,800	(1,000)
(6)	Marketing and investor relations costs	143,700	46,500	97,200
(7)	Conference and travel costs	36,200	26,100	10,100
(8)	Dues & subscriptions fees	52,600	49,700	2,900
(9)	Computer & web services	20,100	40,000	(19,900)
(10)	General admin and occupancy costs	125,500	150,100	(24,600)
	Total General and administrative expenses	$2,350,300	$1,740,900	$609,400

(1)	Salaries and benefit expenses increased by $270,200 for the three months ended March 31, 2019 period. This increase was primarily due to increased bonus accrual of $153,000, and increased telepsychiatry management and staff cost due to acquisition of Arcadian on November 13, 2017;

(2)	Consulting fees decreased by $27,600 for the three months ended March 31, 2019 period, primarily related to decreased operational and consulting fees;

(3)	Legal fees increased by $440,300 for the three months ended March 31, 2019 period, primarily due to additional legal fees related to the negotiation and execution of the merger agreement and other financing activities;

(4)	Other professional fees decreased by $138,200 for the three months ended March 31, 2019 period, primarily due to higher audit fees in relation to the acquisition of Arcadian in fiscal 2018;

(5)	Patent costs decreased by $1,000 primarily due to less volume of patent and trademark applications and maintenance costs;

(6)	Marketing and investor relations costs increased by $97,200 for the three months ended March 31, 2019 as the Company engaged public relation firms in relation to capital raise and support of NASDAQ matters;

(7)	Conference and travel costs increased by $10,100 for the three months ended March 31, 2019, primarily due to more conferences attended and travel made during the period;

(8)	Dues and subscription costs increased by $2,900 for the three months ended March 31, 2019, primarily due to additional licenses for our Salesforce platform;

(9)	Computer and web services decreased by $19,900 for the three months ended March 31, 2019, primarily due to decreased services related to our telepsychiatry business and cloud hosting fees; and

(10)	General administrative and occupancy costs decreased by $24,600 for the three months ended March 31, 2019 period, primarily due to decreased Delaware franchise tax at $98,000, offset by increased bad debt write off at $14,000, and increased expenses from acquisition of Arcadian in fiscal 2018.

Other income (expense)

	Three months ended March 31,		Change
	2019	2018
Interest expense	$(23,400)	$(24,800)	$1,400

Interest expense for the three months ended March 31, 2019 and 2018 were relatively unchanged;

Net Loss

	Three months ended March 31,		Change
	2019	2018
Loss, net	$(2,709,700)	$(2,659,600)	$(50,100)

Our net loss was $2.7 million for the three months ended March 31, 2019, compared to a net loss of approximately $2.7 million for the same period ended March 31, 2018, primarily due to increased revenue from the acquisition of our telepsychiatry business on November 13, 2018, offset by increased costs and expenses respectively.

Results of Operations for Six Months Ended March 31, 2019 and 2018

MYnd Analytics is focused on research and the commercialization of its PEER Reports through its Neurometric Services, as well as providing telehealth service through scheduling and videoconferencing which is accessed through a secure portal.

The following table presents consolidated statement of operations data for each of the periods:

Revenues

	Six months ended March 31,		Change
	2019	2018
Neurometric services	$124,000	$133,100	$(9,100)
Telepsychiatry services	723,200	448,800	274,400
Total Revenues	$847,200	$581,900	$265,300

Our neurometric services revenues decreased by $9,100, or approximately 7% for the six months ended March 31, 2019 The decrease was primarily due to decreased sales of PEER reports during the period. Our telepsychiatry revenues increased by $274,400, or approximately 61% during the six months ended March 31, 2019. Our increase in telepsychiatry services revenues is due to a combination of factors. First, the Company only began operating its Arcadian business during the three months ended December 31, 2017. As a result, the Company only recognized revenues from the Arcadian business (i.e. telepsychiatry services revenues) for a portion of the six-months ended March 31, 2018. In addition, the Company provided additional resources to the Arcadian platform during 2019, which improved its results of operations.

Cost of Revenues

	Six months ended March 31,		Change
	2019	2018
Neurometric services	$11,500	$118,800	$(107,300)
Telepsychiatry services	509,900	264,400	245,500
Cost of Revenues	$521,400	$383,200	$138,200

Overall, the cost of revenues increased during the six months ended March 31, 2019, primarily due to fees paid to service providers as a result of increased sales for telepsychiatry services. Our cost of revenues for neurometric services represents approximately 2% and 31%, respectively, of neurometric services revenues for the six months ended March 31, 2019 and 2018, respectively. The cost for neurometric services fluctuates as the Company pays fees to third party providers for EEG services as a cost for its Peer reports. In most cases Peers are billed to patients’ insurance carriers for which the Company does not recognize as revenues until they are ultimately collected. Historically the Company has experienced a low collection rate while most claims are collected in excess of ninety days from billing. Therefore, there will be timing differences between payment of services (cost of revenues) and receipt of payment (revenues) which will not reflect evenly in the Company’s Statement of Operations.

Research expenses

	Six months ended March 31,		Change
	2019	2018
Services Research Expenses	$141,600	$154,900	$(13,300)

Research expenses consist of consulting fees, travel expenses, conference fees, and other miscellaneous costs listed as following:

		Six months ended March 31,		Change
		2019	2018
(1)	Consulting fees	137,000	148,800	(11,800)
(2)	Other miscellaneous costs	4,600	6,100	(1,500)
	Total Research Expenses	$141,600	$154,900	$(13,300)

(1)	Consulting costs decreased by $11,800 for the six months ended March 31, 2019 and 2018, primarily due to decreased consulting services during the period;

(2)	Other miscellaneous costs for the six months ended March 31, 2019 and 2018 were relatively unchanged.

Product Development

	Six months ended March 31,		Change
	2019	2018
Product Development Expenses	$474,300	$611,400	$(137,100)

Product development expenses consist of payroll costs, (including stock-based compensation), consulting fees, system development costs, conference fee, travel expenses, and miscellaneous costs which were as follows:

		Six months ended March 31,		Change
		2019	2018
(1)	Salaries and benefit costs	$295,100	$265,100	$30,000
(2)	Consulting fees	97,300	211,700	(114,400)
(3)	System development costs	63,500	82,800	(19,300)
(4)	Conference & travel	4,100	14,600	(10,500)
(5)	Other miscellaneous costs	14,300	37,200	(22,900)
	Total Product Development Expenses	$474,300	$611,400	$(137,100)

(1)	Salaries and benefits increased by $30,000 for the six months ended March 31, 2019, primarily due to increased stock-based compensation $33,000 recognized during the six months of 2019;

(2)	Consulting fees decreased by $114,400 for the six months ended March 31, 2019, primarily due to services in relation to the upgrade of the Company's cloud based sales platform and for a data science project to improve the Company's algorithms for the production of an enhanced PEER report during the six months ended March 31, 2018.

(3)	System development and maintenance costs decreased by $19,300 for the six months ended March 31, 2019, primarily due to no system development cost incurred during the current period;

(4)	Conference and travel costs decreased by $10,500 during the six months March 31, 2019 and 2018, primarily due to decreased conference attendance and travel expenses;

(5)	Other miscellaneous costs decreased by $22,900 for the six months ended March 31, 2019, primarily due to decreased computer services and dues subscriptions during the period;

Sales and marketing

	Six months ended March 31,		Change
	2019	2018
Sales and Marketing Expenses	$351,300	$1,305,200	$(953,900)

Sales and marketing expenses consist of payroll and benefit costs, (including stock-based compensation), advertising and marketing expenses, consulting fees, and miscellaneous expenses.

		Six months ended March 31,
		2019	2018	Change
(1)	Salaries and benefit costs	$230,600	$589,400	$(358,800)
(2)	Consulting fees	58,100	270,000	(211,900)
(3)	Advertising and marketing costs	4,800	248,600	(243,800)
(4)	Conferences and travel costs	9,600	55,700	(46,100)
(5)	Other miscellaneous costs	48,200	141,500	(93,300)
	Total Sales and marketing expenses	$351,300	$1,305,200	$(953,900)

(1)	Salaries and benefits for the six months ended March 31, 2019 decreased by $358,800 from the 2018 period; primarily due to decreased salaries and commission of marketing and sales staff;

(2)	Consulting fees for the six months ended March 31, 2019 decreased by $211,900, primarily due to the decrease in the number of marketing consultants;

(3)	Advertising and marketing expenses for the six months ended March 31, 2019 decreased by $243,800 primarily due to decreased social media advertising;

(4)	Conference and travel expenditures for the six months ended March 31, 2019 decreased by $46,100, primarily due to decreased travel expense for the sales staff; and

(5)	Miscellaneous expenditures for the six months ended March 31, 2019 decreased by $93,300, primarily due to decreased rent and office expenses.

General and administrative

	Six months ended March 31,
	2019	2018	Change
General and administrative expenses	$4,724,100	$3,515,800	$1,208,300

General and administrative expenses consist of payroll and benefit costs, (including stock based compensation), legal fees, patent costs, other professional and consulting fees, general administrative and occupancy costs, dues and subscriptions, conference fees, and travel expenses.

		Six months ended March 31,
		2019	2018	Change
(1)	Salaries and benefit costs	$1,974,900	$1,430,800	$544,100
(2)	Transaction fees	—	438,600	(438,600)
(2)	Consulting fees	729,800	562,300	167,500
(3)	Legal fees	926,000	78,900	847,100
(4)	Other professional fees	206,700	367,300	(160,600)
(5)	Patent costs	46,200	55,300	(9,100)
(6)	Marketing and investor relations costs	229,700	119,000	110,700
(7)	Conference and travel costs	63,600	82,800	(19,200)
(8)	Dues & subscriptions fees	109,000	95,000	14,000
(9)	Computer & web services	68,400	40,000	28,400
(10)	General admin and occupancy costs	369,800	245,800	124,000
	Total General and administrative expenses	$4,724,100	$3,515,800	$1,208,300

(1)	Salaries and benefit expenses increased by $544,100 for the six months ended March 31, 2019 period, primarily due to increased bonus accrual of $163,000, and increased telepsychiatry management and staff cost due to acquisition of Arcadian on November 13, 2017;

(2)	Transaction cost was decreased by $438,600 primarily due to telepsychiatry management and staff cost related from acquisition of Arcadian on November 13, 2017;

(3)	Consulting fees increased by $167,500 for the six months ended March 31, 2019 period, primarily related to increased operational and consulting fees, as well as increased recruitment fees;

(4)	Legal fees increased by $847,100 for the six months ended March 31, 2019 period, primarily due to additional legal fees related to the negotiation and execution of the merger agreement and other financing activities;

(5)	Other professional fees decreased by $160,600 for the six months ended March 31, 2019 period, primarily due to higher audit fees in relation to the acquisition of Arcadian in fiscal 2018;

(6)	Patent costs decreased by $9,100 primarily due to less volume of patent and trademark applications and maintenance costs;

(7)	Marketing and investor relations costs increased by $110,700 for the six months ended March 31, 2019 as we engaged public relation firms in relation to capital raise and support of NASDAQ matters;

(8)	Conference and travel costs decreased by $19,200 for the six months ended March 31, 2019, primarily due to less conferences attended and less travel made during the period;

(9)	Dues and subscription costs increased by $14,000 for the six months ended March 31, 2019, primarily due to additional licenses for our Salesforce platform;

(10)	Computer and web services increased by $28,400 for the six months ended March 31, 2019, primarily due to increased services related to our telepsychiatry business and cloud hosting fees; and

(11)	General administrative and occupancy costs increased by $124,000 for the six months ended March 31, 2019 period. The increase was primarily due to increased bad debt write off at $12,700, and increased expenses related to our telepsychiatry business, offset by decreased in Delaware franchise tax in the amount of $43,000.

Other income (expense)

	Six months ended March 31,		Change
	2019	2018
Interest expense	$(46,300)	$(38,500)	$(7,800)

Interest expense decreased by $7,800 for the six months ended March 31, 2019, primarily due to interest expense in relation to the acquisition of Arcadian on November 13, 2017.

Net Loss

	Six months ended March 31,		Change
	2019	2018
Loss, net	$(5,414,100)	$(5,429,000)	$14,900

Our net loss was $14,900 less for the six months ended March 31, 2019, compared to the same period ended March 31, 2018, primarily due to increased revenue from the acquisition of our telepsychiatry business on November 13, 2018, offset by increased costs and expenses respectively.

Financial Operations Overview for the Fiscal Year Ended September 30, 2018 and 2017

MYnd Analytics is focused on research and the commercialization of its PEER Reports through its Neurometric Services, as well as providing telehealth service through scheduling and videoconferencing which is accessed through a secure portal.

The following table presents consolidated statement of operations data for each of the periods:

Revenues

	Fiscal Year ended September 30,
	2018	2017	Change
Neurometric Services	$263,700	$128,500	$135,200

Telepsychiatry Services	1,051,800	—	1,051,800

Total Revenues	$1,315,500	$128,500	$1,187,000

Our neurometric services revenues increased to $263,700 for the year ended September 30, 2018 from $128,500 for the year ended September 30, 2017. Revenues for neurometric services increased as a result of additional Peer reports ordered by doctors which resulted in increased payments from medical payors and patients. The increased number of Peer reports was the result of devotion of additional resources during the year ended September 30, 2018 for marketing relating to Peer report services. Our telepsychiatry revenues increased to $1,051,800 for the year ended September 30, 2018 from no such revenues for the year ended September 30, 2017. We had no telepsychiatry services revenue during the year ended September 30, 2017 because we only began operating our telepsychatry services business (i.e. our Arcadian business) during the three months ended December 31, 2017.

Cost of Revenues

	Fiscal Year ended September 30,
	2018	2017	Change
Neurometric Services	$131,200	$53,500	$77,700

Telepsychiatry Services	696,200	—	696,200

Total Cost of Revenues	$827,400	$53,500	$773,900

Our cost of revenues for neurometic services represents approximately approximately 50% of neurometic service revenues for the year ended September 30, 2018. The cost for neurometric services fluctuates as the Company pays fees to third party providers for EEG services as a cost for its Peer reports. In most cases, fees for Peer reports are billed to patients’ insurance carriers for which the Company does not recognize as revenues until they are ultimately collected. Historically, the Company has experienced a low collection rate while most claims are collected in excess of 90 days from billing. Therefore, there will be timing differences between payment of services (cost of revenues) and receipt of payment (revenues) which will not reflect evenly in the Company’s Statement of Operations resulting in the significant fluctuations in revenues for the periods presented. Cost of revenues increased during the fiscal year ended September 30, 2018, primarily due to our acquisition of Arcadian Services and labor cost to service our telepsychiatry revenue.

Research Expenses

Research expenses consist of payroll expenses, (including stock-based compensation), consulting fees, travel expenses, conference fees, and other miscellaneous costs listed as following:

	Fiscal Year ended September 30,
	2018	2017	Change
Research Expenses	$231,500	$123,900	$107,600

Research expenses consist of payroll costs (including stock-based compensation), consulting fees, travel, conference and other miscellaneous costs which were as follows:

		Fiscal Year ended September 30,
	Key Expense Categories	2018	2017	Change
(1)	Salaries and benefit costs	$(49,000)	$11,000	$(60,000)

(2)	Consulting fees	269,800	103,500	166,300

(3)	Other miscellaneous costs	10,700	9,400	1,300

	Total Research Expenses	$231,500	$123,900	$107,600

Comparing the fiscal year ended September 30, 2018, with the corresponding period in 2017:

(1)	Salary and benefit costs decreased for the fiscal year ended September 30, 2018, primarily due to the reversal of our bonus accrual and the department not meeting specified metrics;

(2)	Consulting costs increased for the fiscal year ended September 30, 2018, primarily consisting of costs under a consulting agreement with our Medical Officer to assist with the training of clinical trial investigators allowing them to participate in trials, and consult with other physicians in the use and interpretation of our PEER Report; additionally, on November 13, 2017 we entered into two consulting agreements for medical directors to provide consulting services for the telepsychiatry business;

(3)	Other miscellaneous costs for the 2018 and 2017 periods were substantially unchanged.

Product Development Expenses

	Fiscal Year ended September 30,
	2018	2017	Change
Product Development Expenses	$1,146,000	$1,237,200	$(91,200)

Product Development expenses consist of payroll costs (including stock-based compensation), consulting fees, system development costs, conference, travel and miscellaneous costs which were as follows:

		Fiscal Year ended September 30,
	Key Expense Categories	2018	2017	Change
(1)	Salaries and benefit costs	$534,700	$803,800	$(269,100)

(2)	Consulting fees	400,200	203,000	197,200

(3)	System development costs	133,300	146,700	(13,400)

(4)	Conference and travel	21,100	32,500	(11,400)

(5)	Other miscellaneous costs	56,700	51,200	5,500

	Total Product Development Expenses	$1,146,000	$1,237,200	$(91,200)

Comparing the fiscal year ended September 30, 2018, with the corresponding period in 2017:

(1)	Salaries and benefits decreased by $269,100 for the fiscal year ended September 30, 2018, primarily due to a reduction in stock-based compensation recognized and a reduction in the number of staff members during the fiscal year of 2018;

(2)	Consulting fees increased by $197,200 for the fiscal year ended September 30, 2018, primarily due to the cost of services in relation to the upgrade of the Company’s cloud based sales platform and for a data science project to improve the Company’s algorithms for the production of an enhanced PEER report;

(3)	System development and maintenance costs decreased by $13,400 for the fiscal year ended September 30, 2018, primarily due to decreased time spent by our contract system programmers for work on quality management initiatives, research support, transitioning to file sharing, and media management;

(4)	Conference and travel costs decreased by $11,400 for the fiscal year ended September 30, 2018, primarily due to a reduction in costs relating to attendance at conferences and related travel made during the period of 2018; and

(5)	Other miscellaneous costs increased slightly by $5,500 for the fiscal year ended September 30, 2018.

Sales and Marketing Expenses

	Fiscal Year ended September 30,
	2018	2017	Change
Sales and Marketing Expenses	$1,617,900	$1,226,700	$391,200

Sales and marketing expenses consist of payroll and benefit costs, advertising and marketing expenses, consulting fees, and miscellaneous expenses as further set forth below.

		Fiscal Year ended September 30,
	Key Expense Categories	2018	2017	Change
(1)	Salaries and benefit costs	$795,700	$543,200	$252,500

(2)	Consulting fees	298,900	422,700	(123,800)

(3)	Advertising and marketing costs	248,600	152,000	96,600

(4)	Conferences and travel costs	64,900	19,800	45,100

(5)	Other miscellaneous costs	209,800	89,000	120,800

	Total Sales and Marketing Expenses	$1,617,900	$1,226,700	$391,200

Comparing the fiscal year ended September 30, 2018, with the same period in 2017:

(1)	Salaries and benefits for the fiscal year ended September 30, 2018 increased by $252,500 from the 2017 period, primarily due to increased sales and marketing expenses, offset by a decreased in stock-based compensation expenses;

(2)	Consulting fees for the fiscal year ended September 30, 2018 decreased by $123,800, primarily due to decreases in the number of marketing consultants.

(3)	Advertising and marketing expenses for the fiscal year ended September 30, 2018 increased by $96,600, primarily due to social media advertising;

(4)	Conference and travel expenditures for the fiscal year ended September 30, 2018 increased by $45,100, primarily due to increased travel expenses for the sales staff; and

(5)	Miscellaneous expenditures for the fiscal year ended September 30, 2018 increased by $120,800, primarily due to the Company opening PEER Centers in New York and Washington DC. Additional costs were incurred for rent and office supplies.

General and administrative Expenses

	Fiscal Year ended September 30,
	2018	2017	Change
General and Administrative Expenses	$7,737,600	$4,590,800	$3,146,800

General and administrative expenses consist of payroll and benefit costs, (including stock based compensation), legal fees, patent costs, other professional and consulting fees, general administrative and occupancy costs, dues and subscriptions, conference fees, and travel expenses as set forth below.

		Fiscal Year ended September 30,
	Key Expense Categories	2018	2017	Change
(1)	Salaries and benefit costs	$3,198,700	$2,451,800	$746,900

(2)	Transaction fees	438,600	—	438,600

(3)	Consulting fees	1,178,800	590,100	588,700

(4)	Legal fees	437,800	408,800	29,000

(5)	Other professional fees	502,700	210,800	291,900

(6)	Patent costs	105,700	114,500	(8,800)

(7)	Marketing and investor relations costs	374,300	173,000	201,300

(8)	Conference and travel costs	131,800	172,300	(40,500)

(9)	Dues & subscriptions fees	218,300	115,300	103,000

(10)	Computer & web services	157,100	—	157,100

(11)	General admin and occupancy costs	993,800	354,200	639,600

	Total General and Administrative Expenses	$7,737,600	$4,590,800	$3,146,800

(1)	Salaries and benefit expenses for the fiscal year ended September 30, 2018 increased by $746,900 from the 2017 period. This increase was primarily due to an increase of $680,000 in salaries which were related to the acquisition of Arcadian telepsychiatry management and staff; increased payroll, bonus and related benefits of $142,000 related to our historical operations, offset by a decreased in stock-based compensation of $50,000;

(2)	Transaction fees in relation to Arcadian acquisition were $438,600 for the fiscal year ended September 30, 2018;

(3)	Consulting fees for the fiscal year ended September 30, 2018 increased by $588,700, primarily due to increased directors’ fees, and related operational and consulting fees;

(4)	Legal fees for the fiscal year ended September 30, 2018 increased by $29,000, primarily due to increased legal fees associated with fund raising activities and general legal costs;

(5)	Other professional fees for the fiscal year ended September 30, 2018 increased by $291,900, primarily due to increased audit fees of $218,000, and other consulting fees;

(6)	Patent costs for the fiscal year ended September 30, 2018 decreased by $8,800 primarily due to less volume of patent and trademark applications and maintenance costs;

(7)	Marketing and investor relations costs for the fiscal year ended September 30, 2018 increased by $201,300 as we engaged a public relations firms to enhance the Company’s presence in the media;

(8)	Conference and travel costs decreased by $40,500 for the fiscal year ended September 30, 2018, primarily due to a reduction in the number of conferences attended and less travel;

(9)	Dues and subscription costs for the fiscal year ended September 30, 2018 increased by $103,000 for additional licenses for our Salesforce platform;

(10)	Computer and web services increased by $157,100 for the fiscal year ended September 30, 2018 consisting of CTO services related to our telepsychiatry business and cloud hosting fees; and

(11)	General administrative and occupancy costs increased by $639,600 for the fiscal year ended September 30, 2018. The increase was primarily due to increased Delaware franchise taxes at $236,000, increased depreciation of fixed assets and amortization of intangible asset purchased.

Other income (expense)

	Fiscal Year ended September 30,
	2018	2017	Change
Interest (expense), net	$(86,300)	$(6,600)	$(79,700)

Interest expense for the fiscal year ended September 30, 2018 increased by $79,700, primarily due to the interest expense associated with debt acquired with the Arcadian acquisition.

Net Loss

	Fiscal Year ended September 30,
	2018	2017	Change
Net Loss	$(10,333,100)	$(7,112,800)	$(3,220,300)

Our net loss was $10.3 million for the fiscal year ended September 30, 2018, compared to the approximately $7.1 million for the same period ended September 30, 2017, primarily due to above mentioned increased salaries, payroll, and cost related to the acquisition of Arcadian telepsychiatry.

Liquidity and Capital Resources

Our condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which contemplate continuation of the Company as a going concern.

Since our inception, we have never been profitable and we have generated significant losses. The Company has a limited operating history and its operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a business with a limited operating history. These risks include the ability to obtain adequate financing on a timely basis, if at all, the failure to develop or supply technology or services to meet the demands of the marketplace, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

As of March 31, 2019, we had an accumulated deficit of approximately $89.8 million compared to our accumulated deficit as of September 30, 2018, of approximately $85.2 million. Our management expects that with our proposed clinical trials, sales and marketing and general and administrative costs, our expenditures will continue to grow and, as a result, we will need to generate significant product revenues to achieve profitability. The Company continues to explore additional sources of capital but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to the Company to permit it to continue operations.

As of March 31, 2019, we had $1.2 million in cash and cash equivalents and a working capital deficit of approximately $352,500. This is compared to our cash position of $3.3 million as of September 30, 2018 and working capital of $2.3 million.

As of September 30, 2018, we had an accumulated deficit of approximately $85.2 million compared to our accumulated deficit as of September 30, 2017, of approximately $75.6 million. Our management expects that with our proposed clinical trials, sales and marketing and general and administrative costs, our expenditures will continue to grow and, as a result, we will need to generate significant product revenues to achieve profitability. The Company continues to explore additional sources of capital but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to the Company to permit it to continue operations.

As September 30, 2018, we had $3.3 million in cash and cash equivalents and a working capital surplus of approximately $2.3 million. This is compared to our cash position of $5.4 million in cash and cash equivalents as of September 30, 2017, and a capital surplus of $4.1 million. The decrease in cash and cash equivalents was primarily due to less proceeds from financing activities and increased cash used in operations in 2018 compared to 2017.

The Parent has been funded through multiple rounds of private placements, primarily from members of our Board or our affiliates.

Working Capital, Going Concern, Operating Capital and Capital Expenditure Requirements

As of March 31, 2019, we had approximately $1.2 million in cash and cash equivalents, compared to $3.3 million of cash and cash equivalents as of September 30, 2018. We had approximately $3.3 million in cash and cash equivalents as of September 30, 2018, compared to $5.4 million of cash and cash equivalents as of September 30, 2017.

Our recurring net losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Management’s assessment of substantial doubt of going concern is based on current estimates and assumptions regarding our programs and business needs. Actual working capital requirements could differ materially from the above working capital projection. We may explore strategic opportunities including partnerships, licensing and acquisitions of other entities, assets or products. If we are unable to continue to identify sources of capital, we may be required to limit our activities, to terminate programs or terminate operations temporarily or permanently. Even if we close the Merger, we will be required to fund our continuing operations.

Our ability to successfully raise sufficient funds through the sale of equity securities, when needed, is subject to many risks and uncertainties and even if we are successful, future equity issuances would result in dilution to our existing stockholders. Our risk factors are described under the heading “Risk Factors” above and elsewhere in our Annual Report on Form 10-K and in other reports we file with the SEC.

The amount of capital we will need to conduct our operations and the time at which we will require such capital may vary significantly depending upon a number of factors, such as:

●	the amount and timing of costs we incur in connection with our clinical trials and product development activities, including enhancements to our PEER Online database and costs we incur to further validate the efficacy of our technology;
●	whether we can receive sufficient business revenues from Arcadian to adequately cover our costs;
●	the amount and timing of costs we incur in connection with the expansion of our commercial operations, including our sales and marketing efforts;
●	whether we incur additional consulting and legal fees in our efforts in conducting Non-Significant Risk trials within FDA requirements, which will enable us to obtain a 510(k) clearance from the FDA;
●	if we expand our business by acquiring or investing in complimentary businesses; and
●	our continuing access to funding from Aspire Capital.

Sources of Liquidity

Since our inception, substantially all of our operations have been financed from equity and debt financings.

The Aspire Capital Equity Lines of Credit

On December 6, 2016, Parent, entered into a common stock purchase agreement (the “First Purchase Agreement”) with Aspire Capital which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $10.0 million of shares of the Company’s common stock over the 30-month term of the First Purchase Agreement.

From April 3, 2018 to May 7, 2018 Parent sold 1,180,000 shares of common stock to Aspire Capital under the First Purchase Agreement and received total proceeds of $2.4 million.

On May 15, 2018, Parent entered into the Second Purchase Agreement with Aspire Capital which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of Parent’s common stock over the 30-month term of the Second Purchase Agreement.

From May 15, 2018 to March 31, 2019, Parent sold 2,200,100 shares of common stock to Aspire Capital under the Second Purchase Agreement and received total proceeds of approximately $3.7 million.

Public Offering

In July 2017, Parent completed an underwritten public offering of its Common Stock and warrants, raising gross proceeds of approximately $8.79 million. In the offering, Parent sold 1,675,000 shares of Common Stock and accompanying warrants to purchase up to 1,675,000 shares of Common Stock (the “Warrants”), at a combined public offering price of $5.25 per share and accompanying Warrant, for a total offering size of $8,793,750. The Warrants were immediately exercisable for one share of Common Stock at an exercise price of $5.25 per share, and will expire five years after the issuance date. In connection with the offering, Parent granted the representative of the underwriters a 45-day option to purchase up to 251,250 additional shares of Common Stock and/or Warrants to cover over-allotments, if any. On August 24, 2017 the underwriters exercised their option and purchased 213,800 common stock warrants for $0.01 per warrant. The warrants were immediately exercisable for one share of common stock at an exercise price of $5.25 per share, subject to adjustments, and will expire five years after the issuance date.

Private Placement of Series A Preferred Stock with Warrant

On March 29, 2018, Parent sold an aggregate of 1,050,000 units for $2.00 per Unit, each consisting of one share of newly-designated Series A Preferred Stock, par value $0.001 per share and one Warrant to purchase one share of Common Stock, par value $0.001 per share for $2.34 per share in a private placement to three affiliates of the Company, for gross proceeds of $2.1 million. The private placement closed on March 29, 2018. The closing price per share of the Common Stock on the Nasdaq Stock Market on March 29, 2018 was $1.19 per share.

On April 30, 2018, Parent entered into the First Amended Subscription Agreement for Shares of Series A Preferred Stock and Common Stock Purchase Warrants (the “Amended Agreement”) with John Pappajohn and Mary Pappajohn (each an “Investor”, and collectively the “Investors”), which provides for the issuance, as of the date of the Original Agreement, of an aggregate of 500,000 Shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (“Series A-1 Convertible Preferred Stock”), in lieu of the same number of Shares of Series A Convertible Preferred Stock that the Company had originally agreed to issue to the Investors. The Series A-1 Convertible Preferred Stock will have substantially the same rights and preferences as the Shares of Series A Preferred Stock, except that the Shares of Series A-1 Convertible Preferred Stock are non-voting and cannot be converted into Common Stock by an Investor if, as a result of such conversion, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock. Additionally, the Warrants were amended to provide that they would not be exercisable by an Investor if, following any such exercise, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock.

Shares of Parent’s Series A and Series A-1 Preferred Stock will be entitled to receive cash dividends at the rate of five percent (5.00%) of the Original Series A and Series A-1 Issue Price per annum, payable out of funds legally available therefor. Dividends will only payable when and if declared or upon certain events.

The Warrants will be exercisable for a period of five years for an exercise price of $2.34. The exercise price is subject to adjustment for stock splits, stock dividends, combinations or similar events. The Warrants may not be exercised on a cashless basis.

On September 21, 2018, Parent entered into definitive agreements with George C. Carpenter IV, President and Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement (the “September Private Placement”) of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

Cash Flows

Net cash used in operating activities was $3.8 million for the six months ended Mach 31, 2019, compared to $4.7 million for the same period in 2018. The approximate $0.9 million net decrease in cash used for operations was primarily due to an increase in accounts payable of $0.4 million and increased stock based compensation of $0.2 million. Net cash used in operating activities was approximately $9.0 million for the fiscal year ended September 30, 2018, compared to approximately $4.8 million for the same period in 2017. The $4.2 million net increase in cash used for operations was primarily due to: consulting fees increased by approximately $1.1 million, salaries increased by $1.0 million, marketing and investor relations increased by $0.3 million, and transaction cost of $0.4 million, the remaining relates to other operating costs.

During the six months ended March 31, 2019, the Company used $9,100 in investing activities related to the purchase of furniture and equipment. During the six months ended March 31, 2018, the Company used $361,800 in investing activities, including $55,200 for the purchase of office equipment and $306,600 related to the acquisition of Arcadian. During the fiscal year ended September 30, 2018, the Company spent approximately $0.4 million in investing activities, including $55,200 for the purchase of office equipment and $306,600 related to the acquisition of Arcadian Services. During the fiscal year ended September 30, 2017, the Company spent $479,500 in investing activities, including $127,900 in the purchase of computer equipment and expenditures on our Patient Reported Outcomes application and $190,000 investment in Arcadian.

Net Cash provided by financing activities for the six months ended March 31, 2019 was $1.8 million, consisting of $1.8 million of gross proceeds received from Aspire purchase, offset by $17,500 repayments on notes payable and $600 repayments on a capital lease.Net Cash used in financing activities for the six months ended March 31, 2018 was approximately $2.1 million, consisting of $2.1 million in gross proceeds received from Aspire purchase offset by $34,100 repayments on notes payable and $600 repayments on a capital lease. Net Cash provided by financing activities for the fiscal year September 30, 2018 were approximately $7.2 million, consisting of $2.0 million of net proceeds received from private placements of equity from three accredited investors, who are affiliated with the Company; $0.9 million proceeds received from issuance of common stock; and $4.3 million gross proceeds from issuance purchase notices to Aspire Capital. Net Cash provided by financing activities for the fiscal year ended September 30, 2017 were approximately $10.4 million. In July 2017, the Company completed an underwritten public offering of its Common Stock and warrants, raising net proceeds of approximately $7.5 million; $3.0 million cash proceeds received from private placements of equity from 13 accredited investors, of which five are affiliated with the Company.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or financing activities with special purpose entities.

Contractual Obligations and Commercial Commitments

Lease Commitments

The Company is a party to four leases, three are for office space located in Mission Viejo and Laguna Hills, California which house the corporate headquarters and neurometric business. The total lease payments per month are $10,666. The two leases for office space located in Mission Viejo and Laguna Hills have been renewed through February 28, 2020 and the total lease payments per month will be $8,411 beginning on February 1, 2019. As of November 30, 2018 the third lease for a small annex office in Laguna Hills has been terminated.

The Company has one three-year lease for office space in Tysons, Virginia. As of June 1, 2018, the Company has sublet the premises under the Tysons, Virginia office space lease. The master lease period expires on September 30, 2020. The rent through September 30, 2018 was prorated at $2,508; for the subsequent 12 months the rent is prorated at $2,576; and for the remaining twelve months the rent will be prorated at $2,647. The subtenant is paying approximately seventy seven percent of the master lease payment for the fourteen months ending on September 30, 2019 and has an option to renew for the final lease year.

On April 30, 2018 the Company terminated its month to month tenancy for the premises located at 420 Lexington Avenue, Suite 300, New York, New York 10170.

Arcadian Services’ business has office space located in Fort Washington, PA. The lease period expires on February 28, 2020. The rent is currently $3,312 and will increase to $3,410 on March 1, 2019 for the remainder of the lease.

Contractual Obligations

The following table summarizes our commitments to settle contractual obligations as of September 30, 2018:

Contractual Obligations	2019	2020	2021	Total
Debt obligations (1)	$—	$—	$810,100	$810,100

Operating lease obligations (2)	114,000	48,800	—	$162,800

	$114,000	$48,800	$810,100	$972,900

(1)	Debt obligations include the principal amount of the note payable owed to Ben Franklin Technology Partners of Southeastern Pennsylvania, as well as interest payments to be made under the note payable. The note payable matures in 2021. Please see Note 4 of the notes to our consolidated financial statements for more information of the terms of the notes payable. The debt obligation balance excludes $112,300 of debt discount on our balance sheet and shown net of our debt obligations.

(2)	Operating leases include total future minimum rent payments under non-cancelable operating lease agreements as described in note 11 of our consolidated financial statements included in this Information Statement

MANAGEMENT

The following table sets forth the names and ages of proposed Subsidiary directors and executive officers will serve following the distribution. Subsidiary directors will serve until our first annual meeting of stockholders after completion of the Spin-off. Directors will be elected annually. Following the Spin-off, officers will be appointed by, and serve at the pleasure of, the Subsidiary board of directors.

Name	Age	Position
Geoffrey E. Harris	56	Director

John Pappajohn	90	Director

Peter Unanue	51	Director

Michal Votruba	53	Director

Patrick Herguth	47	Chief Executive Officer and director

Donald D’Ambrosio	55	Chief Financial Officer

Directors

Geoffrey E. Harris, Director

Geoffrey E. Harris joined Parent’s Board of Directors on July 30, 2015. Mr. Harris is a portfolio manager and managing partner at c7 Advisors, a money management and healthcare advisory firm focused on small-to-middle market healthcare companies. Prior to his position with c7 Advisors, Mr. Harris served as Managing Director and co-head of the Cantor Fitzgerald Healthcare Investment Banking Group from 2011 to 2014, and was a Healthcare Investment Banker with Gleacher & Company from 2009 to 2011. Mr. Harris has over thirty years combined experience as a healthcare analyst and portfolio manager for healthcare companies. Mr. Harris graduated from MIT’s Sloan School of Management with an MS in Finance Management. Mr. Harris serves as a director on the boards of Cancer Genetics, Inc. (NASDAQ: CGIX) a molecular diagnostics company, and two privately held companies, Connect RN, a healthcare workforce management company, and PointRight, a healthcare data analytics company. Mr. Harris also serves on the Audit Committee of Cancer Genetics, Inc. Mr. Harris was selected to serve on our Board of Directors for his significant healthcare, finance and transactional experience. Furthermore, his financial, analytical and audit committee experience make him well suited to Chair our Audit Committee.

John Pappajohn, Director

John Pappajohn joined Parent’s Board of Directors on August 26, 2009. Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. Mr. Pappajohn currently serves as Chairman of the Board of Cancer Genetics, Inc. (NASDAQ: CGIX), a molecular diagnostics company. Mr. Pappajohn was chosen to serve as a director of our company because of his unparalleled experience serving as a director of more than 40 public companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in the industries for more than 40 years, and by founding and supporting several public healthcare companies.

Peter Unanue, Director

Peter Unanue joined Parent’s Board of Directors on September 19, 2017. Mr. Unanue has over 25 years of senior business experience, leveraging data and applied sciences to enhance business operations. Mr. Unanue currently serves as Executive Vice President of Goya Foods, Inc., one of the leading food companies in the U.S. with over a billion dollars in annual sales. While at Goya, Mr. Unanue oversaw the nationwide expansion of the company’s facilities, managed distribution and logistics, consolidated redundant operations resulting in significant cost savings, and led the implementation of new software and technology to streamline and enhance operations and profitability. Mr. Unanue has held key operational and analytic roles with Merck Medco Health Solutions, Baxter Healthcare and Growmark, Inc. He currently serves on the boards of the Meadowlands Regional Chamber of Commerce, the Meadowlands Regional “2040 Foundation,” and is a Council of Regents Member at Felician University and St Thomas Aquinas College. He was also an employer trustee for a local UFCW Health and Welfare Fund. He is the recipient of numerous awards and is a regular speaker on various topics including supply chain management. Mr. Unanue holds a Master of Science in operations research from George Washington University and a Bachelor of Science from St. Thomas Aquinas College. Mr. Unanue was selected to serve on the Board of Directors because of his years in operations and analytics as well as his previous board experience for other companies.

Michal Votruba, Director

Michal Votruba joined Parent’s Board of Directors on July 30, 2015. Since 2013, Mr. Votruba has been the Director of the Gradus/RSJ Life Sciences Fund, the largest dedicated fund in Central Europe with a portfolio of companies in Europe and the United States. Since 2010, he has served as a member of the board of PrimeCell Therapeutics a.s. as the Director of Global Business Development overseeing the expansion of the largest regenerative medicine company operating in Central Europe. In 2009, the Czech Academy of Sciences solicited Mr. Votruba’s expertise for the first successful privatization project of the Institute of Experimental Medicine in Prague: the newly created protocol established a precedent for future privatization projects in the Czech Republic. Mr. Votruba graduated as a Clinical Psychiatrist from the Medical Faculty of Charles University in Prague in 1989. Shortly thereafter, he emigrated from Czechoslovakia and developed his professional career in Canada and the USA. Since 2005, Mr. Votruba combined his theoretical and clinical experience in the field of Competitive Intelligence serving the global pharmaceutical industry for eight years as an industry analyst advising senior leaders of companies including Amgen, Novartis, Eli Lilly, Allergan, EMD, Serono and Sanofi. Mr. Votruba brings valuable expertise to the Board of Directors as a clinical psychiatrist and broad experience in the international marketing of innovative medical technologies.

Executive Officers

Patrick Herguth, Chief Executive Officer and Director

Mr. Herguth, has been serving as Parent’s Chief Executive Officer and as a director since December 12, 2018. Prior to joining Parent, Mr. Herguth worked at Q-Centrix, LLC, an outsourced healthcare outcomes-data provider focused on acute care hospitals, where he most recently served as Chief Operating Officer since March 2015. From 2007 to 2015, Mr. Herguth held various roles with Avidyne Corporation, including Chief Operating Officer, Chief Financial Officer and President, where he helped oversee process and efficiency improvements. Mr. Herguth earned an MBA from the Kellogg Graduate School of Management at Northwestern University and a B.S. in Applied & Engineering Physics from the College of Engineering at Cornell University.

Donald D’Ambrosio, Chief Financial Officer

Donald E. D’Ambrosio was appointed to the position of Chief Financial Officer on March 31, 2017. Prior to joining MYnd Analytics, from 1996 to 2007 Mr. D’Ambrosio served as Senior Vice President, Controller and, ultimately, Chief Financial Officer of BNC Mortgage, Inc. (NASDAQ: BNCM). As BNC’s CFO Mr. D’Ambrosio played a key role in the company’s IPO, raising $35 million, and its listing on the NASDAQ on March 10, 1998 which was underwritten by CIBC Oppenheimer and Piper Jaffray, Inc. Subsequently, Mr. D’Ambrosio was also intimately involved in taking the company private through a $52 million management acquisition by Lehman Brothers. Mr. D’Ambrosio played a key role in BNC Mortgage Inc’s acquisition of certain assets and liabilities and the origination platform of America’s Lender, Inc. From 2007 through to February 2017 Mr. D’Ambrosio founded and built Oxygen Funding, Inc., an asset-based lending company that specialized in providing working capital to small businesses, where he served as its President, CEO and CFO. Oxygen Funding grew to fund over $100 million of client receivables. Mr. D’Ambrosio was a featured speaker for the Small Business Association and a writer for the Commercial Factor magazine. Mr. D’Ambrosio holds a Bachelor of Business Administration degree with an emphasis in accounting from Temple University. Mr. D’Ambrosio ‘s skills and experiences as a Chief Financial Officer along with his IPO and NASDAQ up-listing experience make him an asset to the Company.

Advisors

Robin L. Smith, MD will serve as a special advisor to the Subsidiary under the terms of a consulting agreement.

Robin L. Smith, M.D. joined Parent’s Board of Directors as its Chairman on August 20, 2015. Dr. Smith has extensive experience serving in executive and board level capacities for various medical enterprises and health care-based entities. On August 20, 2015, Dr. Smith joined the board of directors of Mynd Analytics (NASDAQ: MYND) as chairman. She recently joined the board of directors of Seelos Therapeutics (NASDAQ: SEEL) and has been a member of the board of directors of Rockwell Medical (NASDAQ: RMTI) since June 2016. She also serves as president and chairman of Stem for Life, Cognitive Warriors, and Cura Foundation, and is vice president and a member of the board of directors of the STOQ Foundation in Rome, Italy. Dr. Smith is co-chairman of the Life Sci advisory board on gender diversity and advisor to Dthera Sciences. She also serves on Sanford Health’s International Board, Alliance for Regenerative Medicine (ARM) Foundation board and the board of overseers at the NYU Langone Medical Center in New York. She previously served on the board of trustees of the NYU Langone Medical Center and is the past chairman of the board of directors for the New York University Hospital for Joint Diseases, BioXcel Corporation and Signal Genetics (NASDAQ: SGNL). She was appointed as clinical associate professor, Department of Medicine at the Rutgers, New Jersey Medical School in 2017.

Board Composition, Committees and Director Independence

We expect our Board of Directors to consist of the following four members: Geoffrey E. Harris, John Pappajohn, Michal Votruba and Peter Unanue. All members will be appointed at closing of the Spin-off. All members will serve until our next annual meeting or until his or her successor is duly elected and qualified.

Parent’s board previously determined that all of its board members were independent directors in accordance with the listing requirements of the NASDAQ Capital Market, except for Dr. Robin L. Smith, M.D., its Chairman of the Board. It is expected that Subsidiary’s board will make a similar determination, it being understood that Robin Smith will not serve on Subsidiary’s board of directors. The NASDAQ independence definition includes a series of objective tests, including that the board member is not, and has not been for at least three years, one of our employees and that neither the board member nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a board member. In making these determinations, our board reviewed and discussed information provided by the members of the board and us with regard to each board member’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of the members of our board or our executive officers. In addition, all members of the audit committee meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Board Committees

Our Parent Board of Directors established an audit committee and a compensation committee at a Board meeting held on March 3, 2010, and a governance and nominations committee at a Board meeting held on March 22, 2012. Each committee has its own charter, which is available on our website at www.myndanalytics.com. Information contained on our website is not incorporated herein by reference. Each of the Board committees will have the composition and responsibilities described below. Subsidiary expects to form these committees following consummation of the Spin-off with the same members as the committees previously established by Parent.

Audit Committee

Parent previously established a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (the “Exchange Act”). Geoffrey Harris (Chair), John Pappajohn, and Michal Votruba are expected to be the members of the audit committee. The audit committee will be composed of members who are “independent” within the meaning of Rule 10A-3 under the Exchange Act and the NASDAQ Stock Market Rules. Parent’s Board has determined (and it is expected that Subsidiary’s Board will determine) that Mr. Harris served as the “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. In his roles as Audit Committee Chair of another public company, as Managing Partner of a money management and healthcare advisory firm, as a senior investment banker, portfolio manager and health care research analyst, Mr. Harris has gained over 34 years of experience analyzing the financial statements of public companies, assessing the use of accounting methods employed by those companies and the financial acumen of their management.

The audit committee will be expected to oversee our accounting and financial reporting processes and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this committee include:

•	selecting and recommending to our Board of Directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

•	approving the fees to be paid to the independent registered public accounting firm;

•	helping to ensure the independence of our independent registered public accounting firm;

•	overseeing the integrity of our financial statements;

•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•	reviewing major changes to our auditing and accounting principles and practices as suggested by our company’s independent registered public accounting firm, internal auditors (if any) or management;

•	reviewing and approving all related party transactions; and

•	overseeing our compliance with legal and regulatory requirements.

Compensation Committee

Our compensation committee will be expected to assist the Board of Directors in the discharge of its responsibilities relating to the compensation of the Board of Directors and our executive officers. John Pappajohn (Chair), Geoffrey Harris and Peter Unanue are expected to be the members of our compensation committee. Parent’s Board previously determined (and it is expected that Subsidiary’s Board will determine) that they are “independent” within the meaning of the NASDAQ Stock Market Rules and both members qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

The committee’s compensation-related responsibilities are expected to include:

•	assisting our Board of Directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans;

•	reviewing and approving, on an annual basis, the corporate goals and objectives with respect to compensation for our chief executive officer;

•	reviewing, approving and recommending to our Board of Directors on an annual basis the evaluation process and compensation structure for our other executive officers;

•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

•	reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;

•	reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation; and

•	selecting, retaining and terminating such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate.

Governance and Nominations Committee

The purpose of the governance and nominations committee is expected to be to recommend to the Board nominees for election as directors and persons to be elected to fill any vacancies on the Board, develop and recommend a set of corporate governance principles and oversee the performance of the Board. Michal Votruba (Chair), John Pappajohn, and Geoffrey Harris are expected to be the members of our governance and nominations committee. Parent’s Board has previously determined (and Subsidiary’s Board is expected to determine) that the members of the committee are “independent” within the meaning of the NASDAQ Stock Market Rules.

The committee’s responsibilities will include:

•	Selecting director nominees. The governance and nominations committee recommends to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board. The governance and nominations committee would consider candidates proposed by stockholders and will apply the same criteria and follow substantially the same process in considering such candidates as it does when considering other candidates. The governance and nominations committee may adopt, at its discretion, separate procedures regarding director candidates proposed by our stockholders. Director recommendations by stockholders must be in writing, include a resume of the candidate’s business and personal background and include a signed consent that the candidate would be willing to be considered as a nominee to the Board and, if elected, would serve. Such recommendation must be sent to the Company’s Secretary at the Company’s executive offices. When it seeks nominees for directors, our governance and nominations committee takes into account a variety of factors including (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the company’s business and industry, independence of thought and an ability to work collegially. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the Board room, contributing to the ability of the Board of Directors to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the governance and nominations committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the Board of Directors, whom the committee believes continue to make important contributions to the Board of Directors and who consent to continue their service on the Board of Directors. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service. The governance and nominations committee may adopt, and periodically review and revise as it deems appropriate, procedures regarding director candidates proposed by stockholders.

•	Reviewing requisite skills and criteria for new Board members and Board composition. The governance and nominations committee reviews with the entire Board of Directors, on an annual basis, the requisite skills and criteria for Board candidates and the composition of the Board as a whole.

•	Hiring of search firms to identify director nominees. The governance and nominations committee has the authority to retain search firms to assist in identifying Board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee.

•	Selection of committee members. The governance and nominations committee recommends to the Board of Directors, on an annual basis, the directors to be appointed to each committee of the Board of Directors.

•	Evaluation of the Board of Directors. The governance and nominations committee will oversee an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively.

•	Development of Corporate Governance Guidelines. The governance and nominations committee will develop and recommend to the Board a set of corporate governance guidelines applicable to the Company.

The governance and nominations committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The governance and nominations committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Committee Memberships and Meetings

The following table below sets forth the expected membership of each Committee:

Name of Director	Audit Committee	Compensation Committee	Governance and Nominations

Geoffrey E. Harris	Chair	Member	Member

John Pappajohn	Member	Chair

Michal Votruba	Member		Chair

Peter Unanue		Member	Member

Board Meetings

During the fiscal year ended September 30, 2018, Parent’s Board held fifteen meetings, the Audit Committee held five meetings, the Compensation Committee held two meetings, and the Governance and Nominations Committee held two meetings. Each incumbent director attended 75% or more of the total number of meetings of the Board and the Board Committees of which they were a member during the period they served as a director in fiscal year 2018.

The Company has not yet established a policy with respect to Board members’ attendance at its annual meetings. All incumbent directors attended Parent’s annual meeting this year.

Board Oversight of Risk Management

Our Board of Directors believes that overseeing how management manages the various risks we face is one of its most important responsibilities to the Company’s stakeholders. Our Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board; however, it has delegated this responsibility to the audit committee with respect to financial risk. The audit committee is expected to meet before each quarterly filing on Form 10-Q or the annual filing on Form 10-K with management and the independent registered public accounting firm to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures. Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our Company. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our plans to implement our strategy. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company.

Stockholder Communications

Interested parties may communicate with any and all members of our Board of Directors by transmitting correspondence addressed to one or more directors by name at the address appearing on the cover page of this annual report on Form 10-K. Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary and will be forwarded to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence. The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board of Directors or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted.

Conflicts of Interest

We are not aware of any current conflicts of interest between our officers and directors, and us. However, certain potential conflicts of interests may arise in the future.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate or may own and operate in the future. These persons may continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among our interests and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our stockholders will have any right to require participation in such other activities.

Further, because we may transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the holders of more than 10% of our Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Prior to the Spin-off, we did not have any Section 16(a) obligations. With respect to Parent, based solely on our review of the copies of the forms received by Parent and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the fiscal year ended September 30, 2018, all of Parent’s executive officers, directors and the holders of 5% or more of our Common Stock complied with all Section 16(a) filing requirements, except for: (1) George Carpenter who did not timely file two Form 4s reporting two transactions; (2) Robin Smith, who did not timely file two Form 4s reporting two transactions; and (3) Donald D’Ambrosio who did not timely file a Form 4 reporting two transactions.

Code of Ethics

Our Board of Directors is expected to adopt a Code of Conduct and Ethics (the “Code of Conduct”) which constitutes a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable NASDAQ rules. We require all employees, directors and officers, including our principal executive officer and principal financial officer to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires that these individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. The Code of Conduct contains additional provisions that apply specifically to our Chief Executive Officer, Chief Financial Officer and other finance department personnel with respect to full and accurate reporting. The Code of Conduct is available on our website at www.myndanalytics.com. The Company will post any amendments to the Code of Conduct, as well as any waivers that are required to be disclosed by the rules of the SEC on such website.

Related Party Transactions

DCA Agreement

On September 25, 2013, the Parent’s Board approved a consulting agreement effective May 1, 2013, for marketing services provided by Decision Calculus Associates (“DCA”), an entity operated by Mr. Carpenter’s (then Parent’s CEO) spouse, Jill Carpenter. Effective August 2015, DCA was engaged at a fee of $10,000 per month. From August 2015 through February 2017, DCA has been paid $170,000. The DCA contract was renewed at $3,000 a month effective March 1, 2017. Parent incurred fees of $31,000 and $$57,000 for the years ended September 30, 2018 and 2017, respectively. On May 1, 2018, Parent amended the agreement with DCA to reduce the monthly fee to $2,000 a month. The amendment provides for a term of one year with a 30 day termination clause.

Hooper Holmes Agreement

In 2016, Parent entered into an agreement with Hooper Holmes Inc, for which Dr. Smith, Parent’s Chairman of the Board, became an advisory member of its board as of March 16, 2017, and in which Mr. Pappajohn, our director, has participated in equity raises to become the beneficial owner of a greater than 10% interest. Hooper Holmes performs EEGs nationwide to patients who wish to obtain a PEER report. The Company paid $110,100 and $20,300 for these services during the years ended September 30, 2018 and 2017, respectively.

Sale of Preferred Shares

On March 29, 2018, Parent sold an aggregate of 1,050,000 shares for $2.00 per Unit, each consisting of one share of newly-designated Series A Preferred Stock or Series A-1 Preferred Stock, par value $0.001 per share and one Warrant to purchase one share of Common Stock, par value $0.001 per share for $2.34 per share in a private placement to three affiliates of Parent, John And Mary Pappajohn and Peter Unanue, for gross proceeds of $2.1 million. The private placement closed on March 29, 2018.

Private Placement with Directors and Management

On September 21, 2018, Parent entered into definitive agreements with George C. Carpenter IV, President and then Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of Parent, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

EXECUTIVE COMPENSATION

Compensation Structure

Overview of Compensation Practices

Our executive compensation program is administered by the compensation committee.

Compensation Philosophy

Generally, we compensate our executive officers with a compensation package that is designed to drive Company performance to maximize stockholder value while meeting our needs and the needs of our executives. The following are objectives we consider:

•	Alignment — to align the interests of executives and stockholders through equity-based compensation awards;

•	Retention — to attract, retain and motivate highly qualified, high performing executives to lead our growth and success; and

•	Performance — to provide, when appropriate, compensation that is dependent upon the executive’s achievements and the Company’s performance.

•	In order to achieve the above objectives, our executive compensation philosophy is guided by the following principles:

•	Rewards under incentive plans are based upon our short-term and longer-term financial results and increasing stockholder value;

•	Executive pay is set at sufficiently competitive levels to attract, retain and motivate highly talented individuals who are necessary for us to achieve our goals, objectives and overall financial success;

•	Compensation of an executive is based on such individual’s role, responsibilities, performance and experience; and

•	Annual performance of the Company and the executive are taken into account in determining annual bonuses with the goal of fostering a pay-for-performance culture.

Compensation Elements

We compensate our executives through a variety of components, which may include a base salary, annual performance-based incentive bonuses, equity incentives, and benefits and perquisites, in order to provide our executives with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations and performance and market practice. The purpose and key characteristics for each component are described below.

Base Salary

Base salary provides executives with a steady income stream and is based upon the executive’s level of responsibility, experience, individual performance and contributions to our overall success, as well as negotiations between the Company and such executive officer. Competitive base salaries, in conjunction with other pay components, enable us to attract and retain talented executives. The Board typically sets base salaries for our executives at levels that it deems to be competitive, with input from our Chief Executive Officer.

Annual Incentive Bonuses

Annual incentive bonuses are a variable performance-based component of compensation. The primary objective of an annual incentive bonus is to reward executives for achieving corporate and individual goals and to align a portion of total pay opportunities for executives to the attainment of our Company’s performance goals. Annual incentive awards, when provided, act as a means to recognize the contribution of our executive officers to our overall financial, operational and strategic success.

Equity Incentives

Equity incentives are intended to align executive and stockholder interests by linking a portion of executive pay to long-term stockholder value creation and financial success over a multi-year period. Equity incentives may also be provided to our executives to attract and enhance the retention of executives and to facilitate stock ownership by our executives. The Board considers individual and Company performance when determining long-term incentive opportunities.

Health and Welfare Benefits

The executive officers participate in health and welfare and paid time-off benefits which we believe are competitive in the marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Severance and Change of Control Arrangements

We do not have a formal plan for severance or separation pay for our employees, but we typically include a severance provision in the employment agreements of our executive officers that have written employment agreements with us. Generally, such provisions are triggered in the event of involuntary termination of the executive without cause or in the event of a change in control. Please see the description of Parent’s employment agreements with Patrick Herguth, George Carpenter and Donald D’Ambrosio.

Certain stock option awards certificates under the 2012 Plan provide that options to grantees shall become fully vested upon a change of control of the Company, as defined therein.

Other Benefits

In order to attract and retain highly qualified executives, we may provide our executive officers with automobile allowances, consistent with current market practices.

Accounting and Tax Considerations

We consider the accounting and tax implications of all aspects of our executive compensation strategy and, so long as doing so does not conflict with our general performance objectives described above, we strive to achieve the most favorable accounting and tax treatment possible to the Company and our executive officers.

Process for Setting Executive Compensation; Factors Considered

When making pay determinations for named executive officers, the Board considers a variety of factors including, among others: (1) actual Company performance as compared to pre-established goals, (2) individual executive performance and expected contribution to our future success, (3) changes in economic conditions and the external marketplace, (4) prior years’ bonuses and long-term incentive awards, and (5) in the case of executive officers, other than Chief Executive Officer, the recommendation of our Chief Executive Officer, and in the case of our Chief Executive Officer, his negotiations with our Board. No specific weighting is assigned to these factors nor are particular targets set for any particular factor. Ultimately, the Board uses its judgment and discretion when determining how much to pay our executive officers and sets the pay for such executives by element (including cash versus non-cash compensation) and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving the Company’s long-term objectives.

Summary Compensation Table-Fiscal Years Ended September 30, 2018 and September 30, 2017

Summary Compensation Table

The information included in the Summary Compensation Table below reflects compensation earned from Parent during fiscal years ended September 30, 2018 and 2017 by (i) each person serving as a Parent principal executive officer (“PEO”) or acting in a similar capacity during Parent’s fiscal year ended September 30, 2018; (ii) Parent’s two most highly compensated executive officers other than our PEO who were serving as executive officers on September 30, 2018 and whose total compensation exceeded $100,000 and (iii) up to two additional individuals for whom disclosure would have been provided under (ii) but for the fact that the individual was not serving as an executive officer as of September 30, 2018. The persons covered by (i), (ii), and (iii) of the preceding sentence are collectively referred to as the “named executive officers” in this section (“NEO”).

It is anticipated that, following the separation, Subsidiary’s NEOs will have the titles shown below however, such determination is subject to approval by the Subsidiary board of directors. All references in the following tables to equity awards are to equity awards granted by Parent in respect of Parent common stock.

The historical compensation shown below was determined by Parent. Future compensation levels at Subsidiary will be determined based on the compensation policies, programs and procedures to be established by the Subsidiary board of directors or, if formed, the Compensation Committee of the board of directors. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that Subsidiary’s NEOs will receive following the separation, which could be higher or lower than the amounts shown below.

Name and Principal Position	Fiscal Year Ended September 30,	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)/(4)	All Other Compensation ($) (5)	Total ($)
George C. Carpenter IV	2018	238,125	—	127,300	102,900	—	468,325
(President and Chief Executive Officer)	2017	270,000	25,000	—	—	21,035	316,035
Donald D’Ambrosio	2018	215,015	—	29,700	27,200	16,835	288,750
(Chief Financial Officer)	2017	117,296	20,000	—	104,600	8,289	250,185

(1)	Salaries for the fiscal years ended September 30, 2018 and 2017 which were accrued and paid as follows:

•	Mr. Carpenter’s salary for fiscal year 2018 and 2017 was $238,125 and $270,000, respectively, all of which was paid out. Mr. Carpenter ceased being our Chief Executive Officer on December 12, 2018.

•	Mr. D’Ambrosio’s salary for fiscal year 2018 was 215,015. Pro-rated salary for fiscal year 2017 (based on actual number of days employed) was $117,296. Mr. D’Ambrosio joined the Company as its Chief Financial Officer effective March 31, 2017.

(2)	On September 18, 2017, the Compensation Committee approved cash Management Bonuses for Mr. Carpenter and D’Ambrosio in the amounts of $25,000 and $20,000 respectively. On March 31, 2017, the Compensation Committee approved a signing bonus of $8,959 for Mr. D’Ambrosio.

(3)	On November 13, 2017, the Board granted Mr. Carpenter to purchase 7,500 shares of Common Stock, vested immediately at $3.96 per share.

On April 19, 2018, the Board granted Mr. Carpenter to purchase 34,380 shares of Common Stock, vesting quarterly at $2.10 per share. As of September 30, 2018, options to purchase 8,595 of such shares are vested.

On May 25, 2018, the Board granted Mr. Carpenter to purchase 11,205 shares of Common Stock, vested immediately at $2.27 per share.

On April 4, 2018, the Board granted Mr. Carpenter options to purchase 100,000 shares of Common Stock. 20% of the options vested on the date of grant and remainder will vest in 8%-10% increments upon the achievement of various performance-based milestones. The options are exercisable at $1.55 per share. As of September 30, 2018, options to purchase 32,000 of such shares were forfeited.

(4)	On November 13, 2017, the Board granted Mr. D’Ambrosio to purchase 7,500 shares of Common Stock, vested immediately at $3.96 per share.

On April 4, 2018, the Compensation Committee of the Board granted options to Mr. D’Ambrosio to purchase 18,000 shares of the Company’s common stock, which will vest in 25% increments upon the achievement of various performance-based milestones. The options are exercisable at $1.55 per share. As of September 30, 2018, options to purchase 13,500 of such shares are vested.

On March 14, 2017, Mr. D’Ambrosio was granted an option to purchase 18,000 shares of Common Stock valued at $104,600 using the Black Scholes Model, at an exercise price of $5.9 per share with options to purchase 15,000 shares vesting in equal monthly installments over 36 months from March 31, 2017, and options to purchase the remaining 3,000 shares vesting upon the achievement of a performance-based metric which has been met. The vesting of such grants is also subject to acceleration upon the occurrence of certain pre-determined events.

(5)	Relates to healthcare insurance premiums and Health Savings Account contributions paid on behalf of executive officers of the Company for fiscal years 2018 and 2017, respectively.

•	For Mr. Carpenter health care benefits were $0 and $21,035 for fiscal year 2018 and 2017, respectively.

•	For Mr. D’Ambrosio health care benefits were $16,835 and $8,289 for fiscal year 2018 and 2017, respectively.

Narrative Disclosure to Summary Compensation Table

Please refer to the footnotes to the “Summary Compensation Table” above for a description of the components of “Stock Awards” and “All Other Compensation” received by the named executive officers.

The following are summaries of employment agreements that we have entered into with respect to our named executive officers. These summaries include, where applicable, a description of all payments the Company is required to make to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of our company or a change in the responsibilities of such named executive officers following a change in control.

Employment Agreements

The summaries of employment agreements below are for Employment Agreements entered into by each party with Parent. It is expected that Subsidiary will enter into similar agreements following the Spin-off, although these agreements will be approved by Subsidiary’s board of directors and therefore the summaries below may not necessarily be indicative of the employment agreements to be entered into with the Subsidiary and will have the following exceptions: (i) Mr. Herguth will receive options to purchase an additional 100,000 shares (i.e. an aggregate of 500,000 options) subject to vesting conditions as set forth by the Compensation Committee; (ii) Mr. D’Ambrosio’s annual salary will increase to $225,000 and he will be eligible to receive a bonus of up to $50,000 and options to purchase 100,000 shares of common stock with certain vesting provisions as set forth by the Compensation Committee; and (iii) Mr. Carpenter will not serve as an officer of the Subsidiary and will fulfill these positions with Mynd-CA.

On December 12, 2018, Parent entered into an employment agreement with Mr. Herguth, (the “Herguth Employment Agreement”). Pursuant to the Herguth Employment Agreement, Mr. Herguth will serve as the Parent’s Chief Executive Officer and devote substantially all his time to the Parent on an “at will” basis and will receive a base annual compensation of $325,000, subject to periodic increases (which compensation will increase to $340,000 on July 1, 2019 and to $360,000 on January 1, 2020) and increases within the discretion of the Board of Directors of the Parent (the “Board”), in each case as specified in the Herguth Employment Agreement. For fiscal year 2019, Mr. Herguth is eligible to receive a performance bonus in a target amount of $340,000, with payment of such bonuses subject to achievement of certain performance goals set forth in the Herguth Employment Agreement. In addition, commencing fiscal year 2019, Mr. Herguth is eligible to earn year-end performance bonuses payable in either cash or equity or both, with a target bonus equal to 60% of the highest base salary Mr. Herguth received during such fiscal year upon achievement of performance goals set by the Company. The employment agreement also provides that Mr. Herguth will receive an option to purchase up to 200,000 shares of the Company’s common stock, subject to the time-based vesting schedule and up to 200,000 shares of the Company’s common stock subject to a performance-based vesting schedule, both as specified in the Herguth Employment Agreement, with options to purchase 50,000 of such shares vesting on the date of the Herguth Employment Agreement. The time-based options will be subject to vesting upon a change of control of the Company. Mr. Herguth will be entitled to fifteen days paid vacation per annum, as well as participation in all employee benefit plans, programs and arrangements maintained by the Parent from time to time and made available generally to the Parent’s similarly-situated senior executives on substantially the same basis that such benefits are provided to such senior executives.

As Mr. Herguth’s employment is on an “at-will” basis, Parent or Mr. Herguth may terminate the employment relationship at any time, with or without Cause or Good Reason (each as defined in the Herguth Employment Agreement). If the Parent terminates Mr. Herguth’s employment without Cause (as defined in the Herguth Employment Agreement) or Mr. Herguth terminates his employment with the Parent for Good Reason (as defined in the Herguth Employment Agreement) during the first year following execution of the Herguth Employment Agreement, Mr. Herguth shall be entitled to receive as severance three months of Mr. Herguth’s annualized base salary then in effect, subject to certain exceptions concerning plenary releases given in the Herguth Employment Agreement. If the Parent terminates Mr. Herguth’s employment without Cause or Mr. Herguth terminates his employment with the Parent for Good Reason during the second year following execution of the Herguth Employment Agreement, Mr. Herguth shall be entitled to receive as severance six months of Mr. Herguth’s annualized base salary then in effect, subject to certain exceptions concerning plenary releases given in the Herguth Employment Agreement. If Mr. Herguth is terminated by the Parent for Cause, or if Mr. Herguth terminates his employment without Good Reason or due to Death or Disability (each as defined in the Herguth Employment Agreement), he will be entitled to any unpaid compensation accrued through the last day of his employment, a lump sum payment in respect of all accrued but unused vacation days at his base salary in effect on the date such vacation was earned, and payment of any other amounts owing to Mr. Herguth but not yet paid, less any amounts owed to the Parent.

George Carpenter

On October 1, 2007, Parent entered into an employment agreement with George Carpenter pursuant to which Mr. Carpenter began serving as its President. During the period of his employment, Mr. Carpenter received a base salary of no less than $180,000 per annum, which was subject to upward adjustment at the discretion of the Chief Executive Officer or Parent’s Board of Directors. Mr. Carpenter is entitled to four weeks’ vacation per annum, health and dental insurance coverage for himself and his dependents, and other fringe benefits that we offer our employees from time to time.

On April 19, 2018, Parent and George C. Carpenter, IV, the Chief Executive Officer of the Company, entered into an amendment to his Employment Agreement, dated as of September 7, 2007 (the “CEO Amendment”), pursuant to which Mr. Carpenter’s annual salary was reduced from $270,000 to $206,250. This change is retroactive to April 13, 2018. Further, pursuant to the CEO Amendment, Mr. Carpenter was granted 34,380 restricted shares of common stock under the 2012 Plan. The shares granted under the CEO Amendment will vest quarterly. If the employee’s relationship with Parent is terminated, the above grant will be prorated. On or before December 31, 2018, the parties will review this modification to determine if the above salary reduction adjustment will be renewed. As of December 12, 2018, we entered into an amendment to Mr. Carpenter’s employment agreement under which he was removed from the position of Chief Executive Officer and was assigned a new title of Chief Innovation Officer (in addition to President) and under which Mr. Carpenter received an option to purchase 50,000 shares of common stock of the Parent, with such option vesting over a twelve-month period.

Mr. Carpenter’s employment is on an “at-will” basis, and Mr. Carpenter may terminate his employment with us for any reason or for no reason. Similarly, we may terminate Mr. Carpenter’s employment with or without cause. If we terminate Mr. Carpenter’s employment without cause or Mr. Carpenter involuntarily terminates his employment with us (an involuntary termination includes changes, without Mr. Carpenter’s consent or pursuant to a corporate transaction, in Mr. Carpenter’s title or responsibilities so that he is no longer the President of our company), Mr. Carpenter shall be eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum upon termination. If Mr. Carpenter is terminated by us for cause, or if Mr. Carpenter voluntarily terminates his employment, he will not be entitled to any severance.

Donald D’Ambrosio

On March 14, 2017, the Parent and Mr. D’Ambrosio entered into a letter agreement of employment setting forth Mr. D’Ambrosio’s compensation and certain other employment terms. Pursuant to this letter agreement, Mr. D’Ambrosio will be paid an annual base salary of $215,020, will be eligible to participate in the Parent’s benefit plans, and received a signing bonus of $8,959 which was paid on March 31, 2017. In addition, pursuant to the letter agreement, Mr. D’Ambrosio was granted an option to purchase 18,000 shares of the Company’s common stock at an exercise price of $5.90 per share (the closing price of the Parent’s common stock on March 31, 2017), with: (i) the option to purchase 15,000 shares vesting in equal monthly installments over 36 months from March 31, 2017, and (ii) the option to purchase 3,000 shares vesting upon the Parent’s successful listing of its common stock on a national securities exchange. The vesting of such grants is also subject to acceleration upon the occurrence of certain pre-determined events. Pursuant to the letter agreement, Mr. D’Ambrosio’s employment is “at-will”, and may be terminated by either party for any reason, or no reason at all. If the Parent terminates Mr. D’Ambrosio without “cause” (as defined in the agreement), or Mr. D’Ambrosio “involuntarily terminates”(as defined in the agreement) the agreement, Mr. D’Ambrosio will be entitled to receive severance in the form of salary and benefits for a period equal to one-month, with an additional month of salary for each completed year of service up to a limit of six-months, in each case, subject to Mr. D’Ambrosio providing a release of claims satisfactory to the Parent. In the event the Parent terminates Mr. D’Ambrosio for “cause” or Mr. D’Ambrosio voluntarily terminates his employment, Mr. D’Ambrosio will not be entitled to any severance.

Consulting Agreement

On May 30, 2019, Subsidiary and Robin L. Smith, MD entered into a Consultant Agreement which provides that Dr. Smith will receive a $15,000 monthly fee during the consulting term and that, upon the closing of the Spin-Off, Dr. Smith will be granted (i) an option to purchase up to 200,000 shares of common stock of Subsidiary (which may be exercised at any time during the ten year period following the grant) and (ii) 100,000 restricted shares of Subsidiary common stock. The option and the restricted stock grant will vest upon the completion of Subsidiary’s anticipated listing on a national securities exchange. Subsidiary has also agreed to pay Dr. Smith a $100,000 bonus at the effective time of such listing.

Outstanding Equity Awards at Fiscal Year-End——Fiscal Year Ending September 30, 2018

The following table presents information regarding outstanding options and restricted stock held by Parent’s named executive officers as of September 30, 2018:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
George Carpenter (1)	20,000	48,000	$1.55	04/04/2028
	32,000	—	$6.00	09/22/2022	—	—
	2,175	—	50.00	10/08/2023	—	—
	6,125	—	$9.44	12/10/2022	—	—
	667	—	3,300.00	03/02/2020	—	—
					25,785	$54,149
Donald D’Ambrosio (2)	13,500	4,500	$1.55	04/04/2028	—	—
	10,500	7,500	$5.9	03/31/2027	—	—

(1)	On April 4, 2018, Mr. Carpenter was granted options to purchase 100,000 shares of Common Stock. 20% of the options vested on the date of grant and the remainder will vest upon the achievement of various performance-based milestones. The options are exercisable at $1.55 per share. As of September 30, 2018, options to purchase 32,000 shares were forfeited.

On September 22, 2016, Mr. Carpenter was granted options to purchase 32,000 shares of Common Stock. 25% of the options vested on the date of grant and the remainder will vest in 25% increments upon the achievement of various performance-based milestones. As of September 30, 2018, all of the options are fully vested.

On October 8, 2013, Mr. Carpenter was granted options to purchase 2,175 shares of Common Stock. The options are exercisable at $50.00 per share and vested evenly over 12 months starting from the date of grant. As of September 30, 2018, all of the options are fully vested.

On December 10, 2012, Mr. Carpenter was granted options to purchase 6,000 shares of Common Stock. The options are exercisable at $9.44 per share and vested in increments of 12.5% at the beginning of each quarter starting from the date of grant. Mr. Carpenter was also granted 125 fully vested shares of Common Stock for his prior services on the Board. These options are also exercisable at a price of $9.44 per share. As of September 30, 2018, all of the options are fully vested.

On March 3, 2010, Mr. Carpenter was granted options to purchase 667 shares of Common Stock. The options are exercisable at $3,300.00 per share and vested equally over 48 months starting on March 3, 2010. As of September 30, 2018, all of the options are fully vested.

(2)	On April 4, 2018, Mr. D’Ambrosio was granted options to purchase 18,000 shares of the Company’s common stock, which will vest in 25% increments upon the achievement of various performance-based milestones. The options are exercisable at $1.55 per share. As of September 30, 2018, 13,500 shares of the options are vested.

On March 31, 2017, Mr. D’Ambrosio was granted options to purchase 18,000 shares of the Company’s common stock at an exercise price of $5.9 per share. with: (i) the option to purchase 15,000 shares vesting in equal monthly installments over 36 months from March 31, 2017, and (ii) the option to purchase 3,000 shares vesting upon the achievement of a performance-based milestone, which had been met as of September 30, 2017.

Director Compensation—Fiscal Year Ending September 30, 2018

During Parent’s fiscal year ended September 30, 2018, non-employee directors received cash compensation, as well as grants of Common Stock, Restricted Stock and options to purchase Common Stock for their service on our Board of Directors or committees thereof. The values of the option and restricted share grants were determined using the Black-Scholes Model and the closing price of the stock on the day of grant.

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Robin Smith (1)	337,500	210,700	68,500	28,000	644,700
John Pappajohn (2)	3,000	—	10,200	—	13,200
Geoffrey Harris (3)	25,000	—	—	—	25,000
Michal Votruba (4)	3,000	—	10,200	—	13,200
Peter Unanue (5)	3,000	—	10,200	—	13,200

(1)	On July 14, 2017, the Board approved the Chairman Services Agreement (the “Agreement”) with Robin L. Smith, M.D. which became effective on that date (the “Effective Date”) and will remain in effect until the earlier of: (a) termination of the Agreement by mutual agreement of Dr. Smith and the Company, and (b) the eighteen (18) month anniversary of the Effective Date (the “Initial Period”); provided that the Agreement may be automatically extended for additional one year periods thereafter (such period, the “Term”). During the Term, and subject to the terms and conditions of the Agreement, Dr. Smith will provide non-exclusive advisory and management services to the Company, which may include advice and assistance concerning: strategic vision and planning; identification of growth and expansion opportunities; financial planning; and corporate partnering and business development (collectively, the “Services”). Under the Agreement, Dr. Smith is entitled to an annual cash fee of $300,000 (the “Annual Fee”), payable in equal monthly installments. For the 2017 calendar year, Dr. Smith was paid the full amount of the Annual Fee. Dr. Smith agreed to a reduction in her annual cash fee for the 2018 calendar year. In connection therewith, Dr. Smith’s annual cash fee was reduced from $300,000 to $250,000. Dr. Smith was granted an option to purchase 50,000 shares of Common Stock under the Company’s 2012 Plan, which will not be terminated if Dr. Smith is no longer affiliated with the Company. On April 4, 2018, Dr. Smith was granted an option to purchase 75,000 shares of Common Stock, of which 1/3 vested immediately, 1/3 will vest 6 months from the grant date and the remaining 1/3 will vest 12 months from the grant date. The options are exercisable at $1.55 per share. On April 4, 2018, Dr. Smith was granted 25,000 restricted shares.

The aggregate number of option awards outstanding for Dr. Smith at September 30, 2018 was 291,250 shares. Of these, options to purchase 1,250 shares have an exercise price of $11.00 per share, options to purchase 40,000 shares have an exercise price of $6.00 per share, options to purchase 75,000 shares have an exercise price of $4.33 per share, options to purchase 50,000 shares have an exercise price of $4.16 per share, options to purchase 75,000 shares have an exercise price of $1.55 per share, options to purchase 50,000 shares have an exercise price of $1.99 per share.

On May 30, 2019, Parent and Dr. Smith entered into an amendment to the Chairman Services Agreement dated July 14, 2017 by and between Parent and Dr. Smith (or the Chairman Services Agreement) which provides that the Chairman Services Agreement will terminate at the effective time of the Merger, as required by the Merger Agreement, and that Dr. Smith will receive a $150,000 bonus, which is to be paid after, and contingent upon the approval of the stockholder proposals in the Proxy Statement, provided that this payment will be returned to Parent if the Merger is not consummated for any reason.

(2)	Mr. Pappajohn joined Parent’s Board on August 26, 2009.

The Company paid a cash Board Fee to Mr. Pappajohn of $3,000 during the twelve months ended September 30, 2018, and has determined no cash fee will be paid to members of the Board in the coming year except for the Audit Chair and the Chairman of the board.

On September 19, 2017, Mr. Pappajohn was granted, subject to continued Board service: (i) 12,000 restricted shares, vesting in four quarterly installments of 3,000 shares and (ii) options to purchase 12,000 shares of common stock with an exercise price of $3.60, vesting in four equal quarterly installments of 3,000 options on December 19, 2017, March 19, 2018, June 19, 2018 and September 19, 2018. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

On May 25, 2018, Mr. Pappajohn was granted 4,500 shares of restricted shares.

As of September 30, 2018, Mr. Pappajohn had been granted options to purchase an aggregate 14,542 shares. Of these, options to purchase 42 shares have an exercise price of $3,300.00 per share, options to purchase 1,250 shares have an exercise price of $11.00 per share, 1,250 shares have an exercise price of $9.44 per share, options to purchase 12,000 shares have an exercise price of $3.60 per share.

(5)	Mr. Harris joined our Board on July 20, 2015.

The Company paid a cash Board Fee to Mr. Harris of $25,000 during 2018, and has determined that he will receive the same amount in the coming year due to his position as Audit Chair.

On September 19, 2017, Mr. Harris was granted, subject to continued Board and Audit Committee service: (i) 18,000 restricted shares, vesting in four quarterly installments of 4,500 shares and (ii) options to purchase 18,000 shares of common stock with an exercise price of $3.60, vesting in four equal quarterly installments of 4,500 options on December 19, 2017, March 19, 2018, June 19, 2018 and September 19, 2018. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

At September 30, 2018, Mr. Harris had been granted options to purchase an aggregate of 19,250 shares. Of these, options to purchase 1,250 shares have an exercise price of $11.00 per share and options to purchase 18,000 shares have an exercise price of $3.60 per share.

(6)	Mr. Votruba joined our Board on July 20, 2015.

The Company paid a cash Board Fee to Mr. Votruba of $3,000 during 2018, and has determined no cash fee will be paid to members of the Board in the coming year except for the Audit Chair and the Chairman of the Board.

On September 19, 2017, Mr. Votruba was granted, subject to continued Board service: (i) 12,000 restricted shares, vesting in four quarterly installments of 3,000 shares and (ii) options to purchase 12,000 shares of common stock with an exercise price of $3.60, vesting in four equal quarterly installments of 3,000 options on December 19, 2017, March 19, 2018, June 19, 2018 and September 19, 2018. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

On May 25, 2018, Mr. Votruba was granted 4,500 shares of restricted common stock.

At September 30, 2018, Mr. Votruba had been granted options to purchase an aggregate of 13,250 shares. Of these, options to purchase 1,250 shares have an exercise price of $11.00 per share and options to purchase 12,000 shares have an exercise price of $3.60 per share.

(7)	Mr. Unanue joined our Board on September 19, 2017.

The Company paid a cash Board Fee to Mr. Unanue of $3,000 during 2018, and has determined no cash fee will be paid to members of the Board in the coming year except for the Audit Chair and the Chairman of the Board.

On September 19, 2017, Mr. Unanue was granted, subject to continued Board service: (i) 12,000 restricted shares, vesting in four quarterly installments of 3,000 shares and (ii) options to purchase 12,000 shares of common stock with an exercise price of $3.60, vesting in four equal quarterly installments of 3,000 options on December 19, 2017, March 19, 2018, June 19, 2018 and September 19, 2018. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full.

On May 25, 2018, Mr. Unanue was granted 4,500 restricted shares.

Anticipated Director Compensation—Fiscal Year Ending September 30, 2019

The Parent’s board of directors has approved the following compensation for its directors for the fiscal year ended September 30, 2019: (i) Geoffrey Harris: (A) $25,000 in cash; (B) options to purchase 30,000 shares and (C) 15,000 restricted shares; (ii) John Pappajohn: (A) $15,000 in cash; (B) options to purchase 15,000 shares and (C) 7,500 restricted shares; (iii) Michael Votruba: (A) $10,000 in cash; (B) options to purchase 10,000 shares and (C) 5,000 restricted shares and (iv) Peter Unanue: (A) $5,000 in cash; (B) options to purchase 10,000 shares and (C) 5,000 restricted shares. Each of the grants of options and restricted shares is contingent upon closing of the Spin-off. The exercise price and the vesting terms will be determined by the Compensation Committee upon closing of the Spin-off. It is expected that the exercise price will be the fair market value of the Subsidiary’s common stock on the closing date of the Spin-off. It is anticipated that these figures will be re-evaluated so that the minimum compensation payable to the board members is not less than $40,000 per annum.

RELATIONSHIP WITH PARENT FOLLOWING SEPARATION AND DISTRIBUTION

Following the separation and distribution, Subsidiary and Parent will operate separately, each as an independent public company. Mynd-CA and Parent entered into a Separation and Distribution Agreement on January 4, 2019 (which agreement was assigned to Subsidiary by Mynd-CA on March 27, 2019 pursuant to the terms of an Amendment and Restated Separation and Distribution Agreement) (as amended, the “Separation Agreement”), which agreement set forth the terms of the transfer of the Business to Subsidiary and distribution of Subsidiary shares to Parent stockholders. The form of the Separation Agreement has been filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

The summaries of the Separation Agreement discussed above is qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which Parent distributes Subsidiary common stock to the holders of Parent common stock.

Separation Agreement

The separation agreement will provide for the separation of the Business and transfer of such Business to the Subsidiary. Among other things, the Separation Agreement will provide for the transfer of certain assets and liabilities of Parent related to the Business to Subsidiary (the “Separation”). The Separation Agreement also sets forth how the Spin-off will be completed and other obligations of the parties prior to, upon and following the completion of the Spin-off. Certain matters addressed by the Separation Agreement are described below.

Spin-off

In the Spin-off, Parent will distribute the issued and outstanding shares of Subsidiary’s common stock to its stockholders as of the Record Date (each, a “Record Holder”). In addition, Subsidiary will reserve 6,269,673 shares of its common stock for issuance upon exercise of certain Parent warrants following the Spin-off (subject to adjustment upon the potential reverse stock split described under “Subsidiary Reverse Stock Split”).

Conditions to the Spin-off

The Separation Agreement will provide that the distribution is subject to satisfaction (or waiver by Parent) of certain conditions. These conditions are described under “The Separation and Distribution—Conditions to the Distribution.” Parent has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution and the distribution date.

Release and Indemnification

The Separation Agreement provides that Parent and its affiliates will release and discharge Subsidiary and its affiliates from all Parent Liabilities (as defined in the Separation Agreement) and all Liabilities (as defined in the Separation Agreement) (other than Subsidiary taxes) arising from or in connection with the transactions related to the Separation Agreement and all Liabilities (other than Subsidiary taxes) arising from or in connection with actions, inactions, event omissions, conditions, facts or circumstances occurring or existing prior to the effective time of the distribution in each case to the extent relating to, arising out of or relating from the Parent’s Business, assets or Liabilities. This release will exclude any liabilities resulting from actions by any member of the subsidiary that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation.

Subsidiary agrees to indemnify Parent and its affiliates from any and all liabilities relating to any Subsidiary liabilities being transferred to Subsidiary as a result of the Spin-off, any breach by Subsidiary or its affiliates of the Separation Agreement or any related agreement, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Subsidiary (other than as it relates to any Parent liability) or any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading with respect to all information contained in the Form 10 registration statement or any other disclosure documents filed with the SEC. Subsidiary also agrees to indemnify Parent with respect to any taxes allocated to Subsidiary under the Separation Agreement.

Parent agrees to indemnify Subsidiary and its affiliates from any and all liabilities relating to any Parent liabilities being retained by Parent in connection with the Spin-off, any breach by Parent or its affiliates of the Separation Agreement or any related agreement, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Parent (other than as it relates to any Subsidiary liability) or any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading with respect to all information contained in the Form 10 registration statement or any other disclosure documents filed with the SEC. In addition, Parent also agrees to indemnify Subsidiary with respect to any taxes allocated to Parent under the Separation Agreement.

Parent Payments Upon Exercise of Certain Parent Warrants or Options

Parent shall make additional cash payments to Subsidiary, not to exceed $2,500,000 in the aggregate, from all cash received by Parent as a result of the exercise of any warrants or stock options of Parent that were in effect prior to the Spin-off, to the extent that the proceeds from such warrant and option exercises exceeds $500,000, and less all such proceeds, if any, theretofore transferred or paid by Parent to Subsidiary pursuant to the Separation Agreement after the Spin-off.

Insurance

The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims and addresses certain other insurance matters.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, each of Parent and Subsidiary will agree in the Separation Agreement to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and any ancillary agreements.

Dispute Resolution

The Separation Agreement contains provisions that govern, except as otherwise provided in any ancillary agreements, the resolution of disputes, controversies or claims that may arise between Parent and Subsidiary related to the separation or distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of Parent and Subsidiary. If such efforts are not successful, either Parent and Subsidiary may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of Executive Officers and Directors and Certain Parties

The following table sets forth information, immediately following the completion of the distribution, calculated as of June 13, 2019, based upon the distribution of one (1) share of Subsidiary’s common stock for every one (1) share of Parent common stock, regarding (i) each expected director and expected named executive officer of Subsidiary and (ii) all of Subsidiary’s expected directors and named executive officers as a group and (iii) each person who is known by Subsidiary who will beneficially own more than five percent of Subsidiary’s common stock. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. For purposes of such calculation, shares of our Common Stock subject to options, warrants and convertible promissory notes issued by us (and convertible interest on those notes) that are currently exercisable or convertible, or exercisable or convertible within sixty days from June 13, 2019, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible promissory notes, as applicable, for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o Telemynd, Inc., 26522 La Alameda, Suite 290, Mission Viejo, CA 92691. There are no shares of any other class or series of stock issued and outstanding.

Applicable percentage ownership interest is based on 12,701,266 shares of issued and outstanding common stock as of June 13, 2019.

	Shares Beneficially Owned
Name of Beneficial Owner Executive Officers and Directors:	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

Patrick Herguth) Chief Executive Officer and Director	0	*
Don D’Ambrosio (1) Chief Financial Officer	7,500	*
John Pappajohn (2) Director	3,766,850	24.55%
Michal Votruba (3) Director	0	*
Geoffrey E. Harris (4) Director	115,418	* %
Peter Unanue (5) Director	284,254	2.21%
Directors and officers as a group (8 persons) (6) Non-Director 5%+ Stockholders:	4,174,022	27.73%
RSJ (7)	1,951,198	14.35%
JJBE 123, LLC (8)	694,123	5.46%
John Steven Emerson (9)	694,122	5.46%
Pacific Capital Management, LLC (10)	763,271	6.01%
Bryan Ezralow as Trustee of the Bryan Ezralow1994 Trust U/T/D 12/122/1994 (11)	694,123	5.46%

* Represents beneficial ownership of less than one percent (1%) of the outstanding shares of common stock.

(1)       Consists of (a) 7,500 shares of common stock. Mr. D’Ambrosio has been our Chief Financial Officer since March 31, 2017.

(2)       Consists of (a) 1,125,425 shares of common stock; (b) 1,000,000 shares of common stock issuable upon conversion of Series A Preferred Stock and (b) 1,641,425 shares of common stock issuable upon the exercise of Parent warrants following which the holder is entitled to receive, in addition to Parent common stock, Subsidiary common stock following the Spin-off.

(3)       Mr. Votruba is a representative of RSJ; refer to footnote (10) below, as all of his granted shares are assigned to RSJ. Mr. Votruba has been a member of the Board since July 30, 2015. Mr. Votruba has agreed to assign to RSJ the benefit of all restricted shares granted to him in connection with his service as a member of the board of directors.

(4)       Consists of (a) 85,860 shares of common stock and (b) 29,558 shares of common stock issuable upon the exercise of Parent warrants following which the holder is entitled to receive, in addition to Parent common stock, Subsidiary common stock following the Spin-off. Mr. Harris has been a member of the board since July 30, 2015.

(5)       Consists of (a) 119,127 shares of common stock; (b) 50,000 shares of common stock issuable upon conversion of Series A Preferred Stock and (b) 115,127 shares of common stock issuable upon the exercise of Parent warrants following which the holder is entitled to receive, in addition to Parent common stock, Subsidiary common stock following the Spin-off. Mr. Unanue has been a member of the Board since September 19, 2017.

(6)       Consists of (a) 1,137,912 shares of common stock; (b) 1,050,000 shares of common stock issuable upon conversion of Series A Preferred Stock and (b) 1,786,110 shares of common stock issuable upon the exercise of Parent warrants following which the holder is entitled to receive, in addition to Parent common stock, Subsidiary common stock following the Spin-off.

(7)       Consists of 1,056,474 shares of common stock, and (b) 894,724 shares of common stock issuable upon the exercise of Parent warrants following which the holder is entitled to receive, in addition to Parent common stock, Subsidiary common stock following the Spin-off. The address of RSJ is Na Florenci 2116/15, 110 00 Prague 1, Czech Republic.

(8)       Consists of (a) 694,123 shares of common stock. The principal business address of JJBE is1620 26th Street, Suite 6000N, Santa Monica, California 90404.

(9)       Consists of (a) 694,122 shares of common stock. The principal business address of John Steven Emerson is1522 Ensley Avenue, Los Angeles, California 90024.

(10)       Consists of (a) 763,271 shares of common stock. The principal business address of Pacific Capital Management, LLC is 11601 Wilshire Boulevard, Suite 2180, Los Angeles, CA 90025.

(11)       Consists of (a) 694,123 shares of common stock. The principal business address of Bryan Ezralow as Trustee of the Bryan Ezralow1994 Trust U/T/D 12/122/1994 is 23622 Calabasas Road, Suite 200, Calabasas, California 91302.

THE SEPARATION AND DISTRIBUTION

Background

On January 4, 2019, Parent announced its intention to consummate the Merger. In addition, on January 4, 2019, in connection with the Merger, Parent and Subsidiary entered into the Separation Agreement to consummate the Spin-off.

On June ___, 2019, the Parent board of directors approved the distribution of the issued and outstanding shares of Subsidiary common stock on the basis of one (1) of a share of Subsidiary common stock for every one (1) share of Parent common stock held as of the close of business on the record date of July 9, 2019.

As described below, on or about July 10, 2019, the distribution date, each Parent stockholder will receive one (1) share of Subsidiary common stock for every one (1) share of Parent common stock at the close of business on the record date for the distribution. For a more detailed description of these conditions, see this section under “Conditions to the Distribution.”

Reasons for the Separation

The Parent board of directors determined that the separation of Parent’s Business and distribution of such Business to Subsidiary would be in the best interests of Parent and its stockholders and approved the separation. A wide variety of factors were considered by the Parent board of directors in evaluating the separation. Among other things, the Parent board of directors considered the following potential benefits of the separation:

●	Enhanced strategic and management focus - The separation will allow Parent and Subsidiary to more effectively pursue their distinct operating priorities and strategies and enable the management of each company to more quickly and efficiently make decisions and concentrate efforts on the unique needs of each business and pursue distinct opportunities for long-term growth and profitability. In this way, Subsidiary’s management will be able to focus exclusively on the Business while the management of Parent will be able to grow its business following the Merger. The separate management teams of Subsidiary and Parent will also be able to focus on executing the companies’ differing strategic plans without diverting attention from the other business and will be able to do so in a more effective manner.

●	More efficient allocation of capital - The separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs and facilitate a more efficient allocation of capital.

●	Alignment of incentives with performance objectives - The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

●	Distinct investment identity - The separation will allow investors to separately understand and value Parent and Subsidiary based on their distinct businesses and investment identities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective business and to invest in each company separately based on their distinct characteristics.

Neither Subsidiary nor Parent can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Parent board of directors also considered a number of potentially negative factors in evaluating the separation, including:

●	Disruptions to the business as a result of the separation - The actions required to separate the respective businesses of Subsidiary and Parent could disrupt the operations of each.

●	Increased significance of certain costs and liabilities - Certain costs and liabilities that were otherwise less significant to Parent as a whole will be more significant for Subsidiary as a stand-alone company.

●	One-time costs of the separation - Subsidiary will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs.

●	Inability to realize anticipated benefits of the separation - Subsidiary may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing the Subsidiary business; (ii) following the separation, Subsidiary may be more susceptible to market fluctuations and other adverse events than if it were still a part of Parent; and (iii) following the separation, the business of Subsidiray will be less diversified than Parent’s business prior to the separation.

The Parent board of directors concluded that the potential benefits of the separation outweighed these potentially negative factors.

In view of the wide variety of factors considered in connection with its evaluation of the separation, and the complexity of these matters, the Parent board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the separation. Rather, the Parent board of directors conducted an overall review of the factors described above and reached its decisions based on the totality of those factors.

When and How You Will Receive the Distribution

Parent expects to distribute Subsidiary’s common stock on or about July 10, 2019, the distribution date, to all holders of outstanding shares of Parent common stock as of the close of business on July 9, 2019, the record date for the distribution. American Stock Transfer & Trust Company will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Subsidiary common stock.

If you own shares of Parent common stock as of the close of business on the record date for the distribution, the shares of Subsidiary common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, the Distribution Agent will then mail you a direct registration account statement that reflects your shares of Subsidiary common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Parent common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Subsidiary common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Parent common stock and you are the registered holder of the shares represented by those certificates, the Distribution Agent will mail to you an account statement that indicates the number of shares of Subsidiary’s common stock that have been registered in book-entry form in your name.

Most Parent stockholders hold their shares of common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Parent common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Subsidiary common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Subsidiary common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Subsidiary affiliates. Persons who may be deemed to be Subsidiary affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Subsidiary, which may include certain Subsidiary executive officers, directors or principal stockholders. Securities held by Subsidiary affiliates will be subject to resale restrictions under the Securities Act. Subsidiary affiliates will be permitted to sell shares of Subsidiary common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Subsidiary Common Stock You Will Receive

For every one (1) share of Parent common stock that you own at the close of business on July 9, 2019, the record date for the distribution, you will receive one (1) share of Subsidiary common stock on the distribution date. In addition, Subsidiary will reserve 6,269,673 shares of its common stock for issuance upon exercise of certain Parent warrants following the Spin-off (subject to adjustment upon the potential reverse stock split described under “Subsidiary Reverse Stock Split”).

Treatment of Equity Based Compensation

Subsidiary has adopted a 2019 Omnibus Incentive Compensation Plan. However, no grants have yet been made thereunder In addition, all current options or equity awards issued under currently established plans by Parent will continue following the Spin-off.

Market for Subsidiary Common Stock

There is currently no public trading market for Subsidiary’s common stock. Subsidiary has applied to have its common stock quoted on the Nasdaq Stock market under the symbol “PSYC.” If Subsidiary’s application with Nasdaq is not approved, it then intends to apply to have its common stock quoted on the OTCQB marketplace of the OTC Markets under the symbol “PSYC.” Subsidiary has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Subsidiary cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices of one share of Parent common stock and one share of Subsidiary common stock after the distribution may not equal the “regular-way” trading price of a share of Parent common stock immediately prior to the distribution. The price at which Subsidiary common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Subsidiary common stock will be determined in the public markets and may be influenced by many factors. See the section titled “Risk Factors—Risks Related to Subsidiary’s Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Parent expects that there will be two markets in Parent common stock: a “regular-way” market and an “ex-distribution” market. Parent common stock that trades on the “regular-way” market will trade with an entitlement to Subsidiary common stock distributed pursuant to the distribution. Parent common stock that trades on the “ex-distribution” market will trade without an entitlement to Subsidiary common stock distributed pursuant to the spin-off. Therefore, if you sell shares of Parent common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive Subsidiary common stock in the distribution. If you own shares of Parent common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including the distribution date, you will receive the shares of Subsidiary common stock that you are entitled to receive pursuant to your ownership as of the record date of the shares of Parent common stock.

Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Subsidiary expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Subsidiary common stock that will be distributed to holders of Parent common stock on the distribution date. If you own shares of Parent common stock at the close of business on the record date for the distribution, you would be entitled to Subsidiary common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Subsidiary common stock, without the shares of Parent common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Subsidiary common stock will end, and “regular-way” trading will begin.

“Ex-distribution” and “when-issued” trades are generally settled shortly after the distribution date, but if Parent determines not to proceed with the distribution following the initiation of “ex-distribution” and “when-issued” trading markets, trades in “ex-distribution” and “when-issued” trading markets will be cancelled and, therefore, will not be settled.

Conditions to the Distribution

Subsidiary has announced that the distribution will be effective on or about July 10, 2019, which is the distribution date, provided that the following conditions will have been satisfied (or waived by Parent in its sole discretion):

●	the transfer of assets and liabilities to Subsidiary in accordance with the Separation Agreement will have been completed;

●	the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Parent’s stockholders;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect; and

●	no other events or developments will exist or have occurred that, in the judgment of Parent’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Parent cannot assure you that any or all of these conditions will be met and will have sole discretion to waive any of the conditions to the distribution. The satisfaction of the foregoing conditions does not create any obligations on Parent’s part to effect the separation and distribution, and Parent’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation and distribution, including by accelerating or delaying the timing of the consummation of all or part of the separation and distribution, at any time prior to the effective time of the distribution. To the extent that the Parent’s board of directors determines that any modifications by Parent materially change the material terms of the distribution, Parent will notify it stockholders in a manner reasonably calculated to inform them about the modification as may be required by law.

Regulatory Approval

Apart from the registration under United States federal securities laws of Subsidiary common stock to be distributed in the distribution and related Nasdaq Stock Market listing or OTC Market quotation requirements, Subsidiary does not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

Under the Delaware General Corporation Law, Parent stockholders will not have appraisal rights in connection with the distribution.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Material U.S. Federal Income Tax Consequences of the Spin-off

The following is a discussion of certain material U.S. federal income tax consequences of the distribution of stock of Subsidiary to the Parent stockholders that are U.S. holders (as defined below) following the transfer of all or substantially all of Parent’s assets to Subsidiary. The following discussion also sets forth the material U.S. federal income tax consequences to Parent resulting from the Spin-off of Subsidiary to the stockholders of Parent that are U.S. holders.

This discussion is limited to holders who hold Parent common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“Code”) (generally, property held for investment). The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder (“Regulations”), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), each as in effect as of the date of the Spin-off. These authorities are subject to differing interpretations or change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders of Parent common stock as described in this information statement.

This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Parent stockholder. In addition, it does not address consequences relevant to holders of Parent common stock that are subject to particular U.S. or non-U.S. tax rules, including, without limitation:

●	persons who have a functional currency other than the U.S. dollar;

●	persons holding Parent common stock as part of an integrated investment (including a “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other integrated or risk reduction transactions) consisting of shares of Parent common stock and one or more other positions;

●	persons who are not U.S. holders as defined below and certain former citizens or former long-term residents of the United States;

●	banks, insurance companies, mutual funds, tax-exempt entities, governmental organizations, financial institutions, broker-dealers, dealers in securities or currencies, traders in securities, real estate investment trusts or regulated investment companies;

●	persons who do not hold their Parent common stock as a “capital asset” within the meaning of Section 1221 of the Code;

●	partnerships or other entities or arrangements classified as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations or other pass-through entities (including hybrid entities);

●	persons who own (or are deemed to own) 5% or more (by vote or value) of the outstanding shares of Parent common stock;

●	persons subject to special tax accounting rules under Section 451(b) of the Code;

●	persons who acquired their Parent common stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

●	persons who own Parent common stock that is “section 306 stock” within the meaning of Section 306(c) of the Code; and

●	persons who hold their Parent common stock through individual retirement accounts or other tax-deferred accounts.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Parent common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity (or an arrangement) treated as a partnership for U.S. federal income tax purposes holds Parent common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding Parent common stock or any other person excluded from this discussion, you should consult your tax advisor regarding the tax consequences of the Spin-off.

In addition, the following discussion does not address (i) any U.S. federal non-income tax consequences of the Spin-off, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences of the Spin-off, (iii) the tax on net investment income or the alternative minimum tax, (iv) the tax consequences of transactions effectuated before, after or at the same time as the Spin-off (whether or not they are in connection with the Spin-off), and (v) the tax consequences to holders of convertible debt or options, warrants or similar rights to purchase or acquire Parent common stock.

IN LIGHT OF THE FOREGOING, HOLDERS OF PARENT COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE SPIN-OFF, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OR UNDER ANY APPLICABLE TAX TREATY, AND ANY TAX REPORTING REQUIREMENTS OF THE SPIN-OFF AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

No ruling from the IRS has been or will be requested with respect to the tax consequences of the Spin-off. Opinions of counsel do not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in such opinions.

Tax Classification of the Spin-off in General

The Spin-off will not qualify for tax-free treatment under Section 355 of the Code, and will be a taxable distribution for U.S. federal income tax purposes. Parent stockholders will be treated as having received a distribution of property that does not qualify for tax-free treatment. The amount of that distribution will be equal to the fair market value of the Subsidiary common stock received.

Tax Consequences of the Spin-off to Parent

To the extent that the fair market value of the common stock of the Subsidiary at the time of the distribution is greater than Parent’s tax basis in the common stock of Subsidiary, Parent will recognize gain. If the market value of the common stock of the subsidiary at the time of the distribution is less than Parent’s tax basis in the common stock of Subsidiary, Parent will not recognize any loss. In the event that the Parent recognizes a gain on the distribution of the stock of the Subsidiary, it is anticipated that the gain will be offset by net operating losses (herein referred to as “NOL’s”) as a result of built in gains under Section 382 of the Code. It is anticipated that an immaterial amount of historical NOL’s will be available post Spin-off.

Tax Consequences of the Spin-off to U.S. Holders

The distribution of Subsidiary common stock should be treated as ordinary dividend income to the extent considered paid out of Parent’s current year or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of both current year and accumulated earnings and profits will be treated as a non-taxable return of capital, which reduces basis, to the extent of the holder’s basis in Parent common stock and thereafter as capital gain. To the extent that any such amount is treated as a dividend, corporate U.S. holders should generally be eligible for the dividends received deduction and non-corporate U.S. holders should generally qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. U.S. holders will take a tax basis in their Subsidiary common stock equal to its fair market value on the date of receipt.

To the extent that the distribution of the Subsidiary common stock constitutes an “extraordinary dividend” with respect to a particular U.S. holder, special rules may apply. In general, a dividend constitutes an “extraordinary dividend” if the amount of the dividend exceeds 10% of that U.S. holder’s tax basis in its stock. For purposes of this calculation, only the portion of a distribution treated as a dividend, rather than the full amount of the distribution, is taken into account. If the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend to a corporate U.S. holder that both (i) claimed a dividends-received deduction with respect to the distribution and (ii) held its Parent common stock for two years or less, such U.S. holder will reduce its tax basis in its Parent common stock (but not below zero) by an amount determined by reference to the dividends received deduction claimed. If any corporate U.S. holder’s basis would be reduced below zero as a result of these rules, any excess would be treated as capital gain. In addition, if the portion (if any) of the distribution treated as a dividend qualifies as an extraordinary dividend to a non-corporate U.S. holder who had claimed a reduced rate for qualified dividend income on the distribution, such non-corporate U.S. holder may be required to treat a portion of any loss on a subsequent sale of its Parent common stock as long-term capital loss, regardless of its actual holding period.

The determination as to whether or not a distribution of property is a dividend, return of capital, or capital gain is governed by Section 301(c) of the Code. Property distributions made by a corporation to its shareholders out of either current year earnings and profits or out of accumulated earnings and profits are characterized as dividends. To the extent that portion of the distribution not characterized as a dividend exceeds the shareholders basis in the stock, it will be treated as gain from the sale or exchange of the property (capital gain).

In calculating the amount (if any) of the distribution to be considered a dividend, return of capital, or capital gain, it is the fair market value of the assets being distributed that is utilized in the calculation and analysis. The stock price of the company generally does not factor into determining the tax treatment of the distribution and should have no bearing on the outcome to the shareholders.

With regards to the taxability of the distribution, a formal earnings and profits study has not been completed. However, based on the Parent's historical losses of $51 million as well as the projected loss for 2019 exceeding the fair market value of the Subsidiary common stock, it is anticipated that the Parent will not have any current nor accumulated earnings and profits. As such, the distribution is not anticipated to be treated as a taxable dividend.

U.S. holders should consult with their tax advisors regarding the possible applicability and effects of the extraordinary dividend provisions, including the possible availability of an election to substitute the fair market value of the Parent common stock for its tax basis for purposes of determining if the portion (if any) of the distribution treated as a dividend constitutes an extraordinary dividend. Such election will generally be available if the fair market value of the Parent common stock as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury.

Information Reporting and Backup Withholding

Payments of proceeds (if any) from the distribution of Subsidiary common stock to a stockholder may be subject to information reporting to the IRS and, possibly, backup withholding. Backup withholding will not apply if the stockholder furnishes both a correct taxpayer identification number and a certification that such stockholder is not subject to backup withholding, or otherwise establishes that an exemption applies. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder of Parent common stock’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders of Parent common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF THE SPIN-OFF IN LIGHT OF THE HOLDER’S OWN CIRCUMSTANCES.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of Subsidiary’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Subsidiary’s articles of incorporation or bylaws to be in effect at the time of the distribution, which you must read for complete information about Subsidiary’s capital stock as of the time of the distribution. The certificate of incorporation and bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to Subsidiary’s registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

Following the reincorporation in Delaware, Subsidiary will have 105,000,000 authorized shares of capital stock, par value $0.001 per share, of which 100,000,000 shares will be shares of common stock and 5,000,000 shares will be shares of “blank check” preferred stock. Immediately following the distribution, we expect that approximately 12,701,266 million shares of our common stock will be issued and outstanding, based on approximately 12,701,266 million shares of Parent common stock issued and outstanding on July 9, 2019, and 1,050,000 shares of Series A preferred stock will be issued and outstanding.

Common Stock

The holders of Subsidiary’s common stock will be entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that the Subsidiary board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Subsidiary’s board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of shares of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

As of the date of the Spin-off, Subsidiary will have 1,050,000 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Stock will be issued pursuant to an exchange agreement with the current holders of Parent Series A Preferred Stock and will have the following terms:

Dividends.

Shares of the Series A Preferred Stock will be entitled to receive cash dividends at the rate of five percent (5.00%) of the Original Series A Issue Price per annum, payable out of funds legally available therefor. Such dividends shall (i) accrue on shares of Series A Preferred Stock from the date of issuance of such shares, (ii) be cumulative, and (iii) be payable only (A) when, as and if declared by the Board of Directors, (B) upon the occurrence of a Liquidation Event or a Deemed Liquidation Event (whether or not such dividends have been declared) and (C) “in kind” upon a conversion of the Series A Preferred Stock. The value of Common Stock for purposes of determining shares issuable upon a payment in kind shall not be less than the original issue price of the Series A Preferred Stock.

Voting Rights.

Each holder of a share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). The holders shall be entitled to vote as a class on certain significant or corporate actions.

Rank.

With respect to distributions upon a Liquidation Event (as defined below), the Series A and Series A-1 Preferred Stock shall rank senior to the Common Stock and to each other class of the Company’s capital stock existing now or hereafter created that are not specifically designated as ranking senior to the Series A Preferred Stock.

Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Subsidiary or such subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its subsidiaries, taken as a whole (“Liquidation Event”), the holders of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such Liquidation Event to the holders of any junior securities, including the Common Stock, by reason of their ownership thereof, an amount per share equal to the Series A Liquidation Preference for each outstanding share of Series A Preferred Stock then held by them. After the payment or setting apart of payment of the full preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets and funds legally available for distribution to the Company’s stockholders shall be distributed among the holders of the shares of Common Stock ratably on a per-share basis.

Consolidation; Merger.

A (i) consolidation or merger of Subsidiary with or into any other entity in which the stockholders of the Company immediately prior to such transaction do not own a majority of the voting capital stock of the surviving entity, (ii) sale, lease, transfer, exclusive license, conveyance or disposition of all or substantially all of the assets of Subsidiary, or (iii) the effectuation by Subsidiary of a transaction or series of related transactions in which more than 50% of the voting power of Subsidiary is disposed of (each of (i), (ii) and (iii), a “Deemed Liquidation Event”), will each be deemed to be a Liquidation Event within the meaning of the Certificate of Designation, unless elected otherwise by vote of the Required Holders. Any securities to be delivered to the stockholders pursuant to a Deemed Liquidation Event will be valued at fair market value.

Conversion.

Each Holder of shares of Series A Preferred Stock shall have the right (the “Conversion Right”), at any time and from time to time, at such holder’s option, to convert all or any portion of such holder’s shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock. Upon a holder’s election to exercise its Conversion Right, each share of Series A Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock as is determined by dividing the Original Purchase Price by the conversion price for the Series A Preferred Stock at the time in effect. In addition, pursuant to the terms of exchange agreements under which holders of Parent Series A Preferred Stock exchange such shares for Subsidiary Series A Preferred Stock, each Subsidiary Series A Preferred stockholder agreed that if (i) Subsidiary sells shares of its Common Stock in one or more registered public offerings or a private placements, at a price per share that is equal to, or in excess of, three times the current conversion price of the Series A Preferred Stock or (ii) the Subsidiary’s Common Stock trades on a national securities exchange and the Subsidiary Common Stock have a closing sale price that is equal to, or in excess of, three times the current conversion price of the Subsidiary Series A Preferred Stock for at least five (5) consecutive days, all of Subsidiary’s Series A Preferred Stock shall automatically convert into Subsidiary Common Stock without any further action on the part of Subsidiary or the holders of the Series A Preferred Stock.

Anti-takeover Provisions in Subsidiary’s Certificate of Incorporation and Bylaws

Authorized But Unissued Preferred Stock

As discussed above, Subsidiary will be authorized to issue a total of 5,000,000 shares of preferred stock. Our certificate of incorporation will provide that the board of directors may issue preferred stock by resolution, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Filling Vacancies

Subsidiary’s bylaws include a provision that permits the board to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board will also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Removal of Directors

The provisions of Subsidiary’s bylaws may make it difficult for our stockholders to remove one or more of our directors. Subsidiary’s bylaws provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Subsidiary’s bylaws also provide that when, by the provisions of our articles of incorporation, the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Subsidiary’s bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Subsidiary’s bylaws and certificate of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Special Meetings of the Stockholders

Subsidiary’s bylaws will allow special meetings of its stockholders to be called only by Subsidiary’s board of directors, any two directors, the Chairman of the board, our chief executive officer or our president.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Subsidiary’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of Subsidiary’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. Subsidiary’s certificate of incorporation and bylaws provide that Subsidiary must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Authorized but Unissued Shares

Subsidiary’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Subsidiary by means of a proxy contest, tender offer, merger or otherwise.

Listing

Subsidiary has applied to have its shares of common stock listed on the Nasdaq Stock Market. If Subsidiary’s application with Nasdaq is not approved, it then intends to apply to have its shares of common stock quoted on the OTCQB market of OTC Markets Group, Inc. under the symbol “PSYC.”

Sale of Unregistered Securities

On March 18, 2019, Subsidiary issued one (1) share of its common stock to Parent pursuant to Section 4(a)(2) of the Securities Act. Subsidiary did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering. On June ___, 2019, Subsidiary issued 12,701,265 shares of its common stock to Parent pursuant to Section 4(a)(2) the Securities Act. Subsidiary did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

On June ___, 2019, Subsidiary issued 1,050,000 shares of its Series A Preferred Stock in exchange for 1,050,000 shares of Parent Series A Preferred Stock pursuant to Section 4(a)(2) of the Securities Act. Subsidiary did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Subsidiary’s common stock will be American Stock Transfer & Trust Company. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact them with any questions relating to the distribution. For registered holders, with questions relating to the transfer or mechanics of the stock distribution, you our transfer agent as follows:

Toll free, by phone: 800-937-5449

By regular mail or courier: 6201 15th Avenue, Brooklyn, NY 11219

SUBSIDIARY REVERSE STOCK SPLIT

General

Subsidiary’s Board and Parent as Subsidiary’s sole stockholder have adopted a resolution approving an amendment to Article IV of Subsidiary’s certificate of incorporation authorizing a reverse stock split of all of the outstanding shares of its Common Stock at a ratio of not less than 1-for-2 and not greater than 1-for-10, with the exact ratio to be established at the discretion of the Board (a “Reverse Stock Split”), and granting Subsidiary’s Board the discretion to file a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware.

Subsidiary’s Board would have the sole discretion to elect to effect the Reverse Stock Split, or not to effect the Reverse Stock Split if they concluded it was not in the best interest of the stockholders of the Company. Providing this authority to Subsidiary’s Board rather than mere approval of an immediate Reverse Stock Split, as well as the availability of a range of Reverse Stock Split ratios, would give Subsidiary’s Board flexibility to react to market conditions and act in the best interests of the Company and our stockholders. Subsidiary believes that giving its Board the authority, but not the mandate, to execute the Reverse Stock Split will provide it with the flexibility to implement the Reverse Stock Split, if it does at all, in a ratio and at a time that it believes would be advantageous for the Company and its stockholders. In determining which Reverse Stock Split ratio to implement, the Board may consider, among other things, factors such as:

●	the initial listing requirements of various stock exchanges;

●	the historical trading price and trading volume of our Common Stock;

●	the number of shares of Subsidiary Common Stock outstanding;

●	the then-prevailing trading price and trading volume of Subsidiary’s Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for Subsidiary’s Common Stock;

●	the likely effect on the market price of Subsidiary’s Common Stock; and

●	prevailing general market and economic conditions.

If Subsidiary’s Board determines to effect the Reverse Stock Split, Subsidiary would file an amendment to its certificate of incorporation with the Delaware Secretary of State. Subsidiary would also obtain a new CUSIP number for the Common Stock at the time of the Reverse Stock Split. Subsidiary must provide the Financial Industry Regulatory Authority with at least ten (10) calendar days advance notice of the record date of the Reverse Stock Split in compliance with Rule 10b-17 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Purpose

The purpose of the proposed Reverse Stock Split is to decrease the total number of shares of Subsidiary’s Common Stock outstanding and increase the market price and liquidity of its Common Stock. Subsidiary’s Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Subsidiary and is likely to improve the trading price of Subsidiary’s Common Stock, which would improve its ability to list shares of Subsidiary’s Common Stock on a national securities exchange. One of the listing requirements on a national securities exchange is that the bid price of Subsidiary’s Common Stock is at a specified minimum per share. Subsidiary believes that listing its Common Stock on a national securities exchange would improve the marketability and liquidity of its Common Stock by making it available to a broader range of potential investors, while decreasing the volatility that its stock price has experienced in the over-the-counter market. Subsidiary believes that the Reverse Stock Split should be a substantial basis for achieving the stock bid price necessary for a national stock market listing. However, following the Reverse Stock Split (if implemented), there can be no assurance that the market price of Subsidiary’s Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the market price of the post-split Common Stock can be maintained at the minimum trading price required by a national securities exchange or that Subsidiary will list our shares of Common Stock on any national securities exchange. If the trading price of Subsidiary’s Common Stock increases without the Reverse Stock Split, the Board may use its discretion not to implement the Reverse Stock Split.

Subsidiary has not proposed the Reverse Stock Split in response to any effort of which Subsidiary is aware to accumulate our Common Stock or obtain control of Subsidiary, nor is it a plan by management to recommend a series of similar actions to Subsidiary’s Board or its stockholders. Subsidiary’s Board does not intend for any of these transactions to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

If Subsidiary’s Board ultimately determines to effect the Reverse Stock Split, no action on the part of the stockholders is required. Subsidiary’s Board may determine to delay the Reverse Stock Split or determine not to effect the Reverse Stock Split at all.

Effects of the Reverse Stock Split

After the effective date of a proposed Reverse Stock Split, each Subsidiary stockholder will own a reduced number of shares of Common Stock. Following the effective date of the Distribution, approximately 12,701,266 shares of Subsidiary Common Stock will be and outstanding. The table below shows, as of the Distribution Date, the number of outstanding shares of Subsidiary Common Stock (excluding treasury shares) that would result from the Reverse Stock Split ratios (without giving effect to the treatment of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split	Percent Reduction in Number of Outstanding Shares of Common Stock Following the Reverse Stock Split

1-for-2	6,350,633	50%
1-for-3	4,233,756	66.7%
1-for-4	3,175,317	75%
1-for-5	2,540,254	80%
1-for-10	1,270,127	90%

        If implemented, the number of shares of Subsidiary Common Stock owned by each of Subsidiary’s stockholders will be reduced by the same proportion as the reduction in the total number of shares of our Common Stock outstanding. The Reverse Stock Split will affect all common stockholders uniformly and will not affect any stockholders’ percentage interest in Subsidiary (except for stockholders receiving one whole share for a fractional share interest). Neither the authorized but unissued shares of Common Stock nor the par value for Subsidiary’s Common Stock will adjust as a result of the Reverse Stock Split. None of the rights currently accruing to holders of Subsidiary’s Common Stock will be affected by the Reverse Stock Split. The Reverse Stock Split will also not affect the ability of Subsidiary’s Board to designate preferred stock, and the par value and authorized shares of the Company’s preferred stock will not be adjusted as a result of the Reverse Stock Split.

Subsidiary stockholders should also recognize that once the Reverse Stock Split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Stock Split divided by a number between 2 and 10). While Subsidiary expects that the Reverse Stock Split will result in an increase in the per share price of Subsidiary Common Stock, the Reverse Stock Split may not increase the per share price of Subsidiary Common Stock in proportion to the reduction in the number of shares of Subsidiary Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse stock split for companies in similar circumstances is varied. Subsidiary cannot predict the effect of the Reverse Stock Split upon the market price over an extended period and, in some cases, the market value of a company’s common stock following a reverse stock split declines.

Once the Reverse Stock Split is effected and should the per-share price of Subsidiary’s Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of Subsidiary’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Further, an effect of the existence of authorized but un-issued capital stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of Subsidiary by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of Subsidiary’s management. If, in the due exercise of its fiduciary obligations, for example, Subsidiary’s Board were to determine that a takeover proposal was not in Subsidiary’s best interests, such shares could be issued by Subsidiary’s Board without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Subsidiary does not have any current plans, proposals, or arrangements to propose any amendments to its amended and restated certificate of incorporation or its bylaws that would have a material anti-takeover effect.

Moreover, as a result of the Reverse Stock Split, some stockholders may own less than 100 shares of the Common Stock. A purchase or sale of less than 100 shares, known as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of Subsidiary Common Stock.

No fractional shares of post-Reverse Stock Split Common Stock will be issued to any stockholder. In lieu of any such fractional share interest, each holder of pre-Reverse Stock Split Common Stock who would otherwise be entitled to receive a fractional share of post-Reverse Stock Split Common Stock will in lieu thereof receive one full share upon surrender of certificates formerly representing pre-Reverse Stock Split Common Stock held by such holder.

Effects of the Reverse Stock Split on Outstanding Series A Preferred Stock

If the Reverse Stock Split is effected, any outstanding shares of Series A Preferred Stock entitling their holders to convert such preferred shares into our shares of Common Stock will have their conversion price increased in direct proportion to the Reverse Stock Split ratio determined by the Board.   This increase in conversion price will reduce the number of shares of common stock each Series A Preferred shareholder will receive upon conversion.  Each share of Series A Preferred stock is convertible into a number of shares of Common Stock equal to the quotient of $1,000 divided by the conversion price then in effect, which is currently $1,000.   As of the Distribution Date, there will be 1,050,000 shares of Series A Preferred Stock outstanding convertible into 1,050,000 shares of Common Stock.  If the board determined to effectuate a 1-for-10 Reverse Stock Split, the conversion rate for the series A preferred stock would increase proportionately and the 1,050,000 outstanding shares of series A preferred stock would be convertible into 105,000 shares of Common Stock

Effects of the Reverse Stock Split on Outstanding Options and Warrants to Purchase Common Stock

If the Reverse Stock Split is effected, any outstanding options or warrants entitling their holders to purchase shares of our Common Stock will be proportionately changed by our Board in the same ratio as the reduction in the number of shares of outstanding Common Stock, except that any fractional shares resulting from such reduction will be rounded down to the nearest whole share to comply with the requirements of Code Section 409A. Correspondingly, the per share exercise price of such options or warrants will be increased in direct proportion to the Reverse Stock Split ratio determined by the Board, so that the aggregate dollar amount payable for the purchase of the shares subject to such securities will remain unchanged.

Effects of the Reverse Stock Split on Our 2019 Omnibus Incentive Compensation Plan

Effective March 19 2019, Subsidiary’s board of directors and stockholders approved and adopted Subsidiary’s 2019 Omnibus Incentive Compensation Plan (the “Plan”). With respect to the number of shares reserved for issuance under our Plan, our Board will proportionately reduce such reserve in accordance with the terms of the Plan.  As of June 10, 2019, there were no shares of Common Stock reserved for issuance under the Plan and 2,250,000 shares remained available for future awards, and following the Reverse Stock Split, if any, such reserve will be reduced in direct proportion to the Reverse Stock Split ratio determined by the Board.

Increase of Shares of Common Stock Available for Future Issuance

As a result of the Reverse Stock Split, there will be a reduction in the number of shares of Subsidiary’s Common Stock issued and outstanding, resulting in an increase in the number of authorized shares that will be unissued and available for future issuance after the Reverse Stock Split. Subsidiary’s Board will have the authority, subject to applicable securities laws and, to the extent applicable, securities exchange listing requirements, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Board deems appropriate. Subsidiary does not presently have any definitive agreement(s) to issue any shares of Common Stock available as a result of the Reverse Stock Split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below). This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

This discussion does not address tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares in connection with employment or other performance of services, broker-dealers, foreign entities, nonresident alien individuals and tax-exempt entities.  This summary also assumes that the shares of Common Stock are held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Pursuant to the Reverse Stock Split, each holder of Subsidiary Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of Subsidiary Common Stock after consummation of the Reverse Stock Split.

Other than with respect to any stockholder that receives a full share for a fractional share, a stockholder generally will not recognize a gain or loss by reason of such stockholder’s receipt of post-Reverse Stock Split shares pursuant to the Reverse Stock Split solely in exchange for pre-Reverse Stock Split shares held by such stockholder immediately prior to the Reverse Stock Split. A stockholder’s aggregate tax basis in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split (including any fractional shares) will equal the stockholder’s aggregate basis in pre-Reverse Stock Split shares exchanged therefore and will be allocated among the post-Reverse Stock Split shares received in the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in the pre-Reverse Stock Split shares held immediately prior to the Reverse Stock Split should consult their own tax advisers to determine their basis in the post-Reverse Stock Split shares received in exchange therefor in the Reverse Stock Split. A stockholder’s holding period in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split will include the stockholder’s holding period in the pre-Reverse Stock Split shares surrendered in exchange therefore, provided the pre-Reverse Stock Split shares surrendered are held as capital assets at the time of the Reverse Stock Split.

A stockholder that receives a full share for a fractional share may be treated as though it received a distribution from the Company to the extent that the value of the full share exceeds the value of the fractional share the stockholder otherwise would have received.  Such distribution would be a dividend to the extent of the Company’s current or accumulated earnings and profits.  Any amount in excess of earnings and profits would reduce the shareholder’s basis in his or her shares by the amount of such excess. The portion of the full share in excess of the fractional share would have a basis equal to the amount recognized as a dividend and the holding period for such share would begin on the date of the deemed distribution. Stockholders should consult their own tax advisors to determine the consequences to them of receiving a full share in exchange for a fractional share.

No gain or loss will be recognized by Subsidiary as a result of the Reverse Stock Split.

Accounting Matters

The proposed amendment to Subsidiary’s certificate of incorporation to effect the Reverse Stock Split will not affect the par value of Subsidiary’s Common Stock per share, which will remain $0.001 par value per share.  As a result, on the effective date of the Reverse Stock Split, if any, the stated capital on Subsidiary’s balance sheet will be reduced proportionately based on the Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. As described above under “Effects of the Reverse Stock Split on Outstanding Options and Warrants to Purchase Common Stock,” the per share exercise price of outstanding options and warrants would increase proportionately, and the number of shares of our Common Stock issuable upon the exercise of outstanding options and warrants would decrease proportionately, in each case based on the Reverse Stock Split ratio determined by the Board.

Exchange Act Matters

Subsidiary’s Common Stock is currently being registered under the Exchange Act, and upon effectiveness, Subsidiary will be subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split, if implemented, will not affect the registration of Subsidiary’s Common Stock under the Exchange Act or our reporting or other requirements thereunder. Subsidiary has applied for listing on the Nasdaq Stock Market. If Subsidiary’s application for listing on the Nasdaq Stock Market is not approved, it then intends to apply for quotation on the OTC Markets under the symbol “PSYC”. The CUSIP number for our Common Stock will also change in connection with the Reverse Stock Split and will be reflected on new certificates issued by the Company and in electronic entry systems.

Effective Date

A proposed Reverse Stock Split would become effective when a certificate of amendment to Subsidiary’s certificate of incorporation is filed with the Delaware Secretary of State. On the effective date of the Reverse Stock Split, shares of Subsidiary Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the Reverse Stock Split ratio determined by the Board. As soon as practical after the effective date, Subsidiary stockholders will be notified that the Reverse Stock Split has been effected.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Stock Split, Subsidiary intends to treat stockholders holding shares of Subsidiary Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of Subsidiary’s Common Stock in “street name”; however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of Subsidiary Common Stock with a bank, broker or other nominee, and have any questions in this regard, we encourage you to contact your nominee.

Effect on “Book-Entry” Stockholders of Record

Subsidiary’s stockholders of record may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares of Subsidiary Common Stock registered in their accounts.

If you hold registered pre-Reverse Stock Split shares in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares in registered book-entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the Reverse Stock Split indicating the number of post-Reverse Stock Split shares you hold.

WHERE YOU CAN FIND MORE INFORMATION

Subsidiary has filed a registration statement on Form 10 with the SEC with respect to the shares of Subsidiary common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Subsidiary and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, Subsidiary will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Subsidiary intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Subsidiary has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO FINANCIAL STATEMENTS

This Information Statement describes the assets transferred to us by Parent in the Separation as if the transferred assets were our business for all historical periods described. References in this Information Statement to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of Parent and its subsidiaries prior to the Separation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

MYnd Analytics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MYnd Analytics, Inc. (the “Company”) as of September 30, 2018 and 2017, the related consolidated statements of operations, equity and cash flows for each of the two years in the period ended September 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017 and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and negative cash flows from operations and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2017.

Costa Mesa, CA

December 11, 2018

MYND ANALYTICS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,254,700	$5,449,000
Accounts receivable, net	63,300	6,500
Prepaid insurance	57,900	57,200
Note receivable - related party	—	159,500

Prepaid expenses and other current assets	134,700	22,000
Total current assets	3,510,600	5,694,200
Property and equipment, net	110,800	120,700
Intangible assets, net	116,500	60,200
Investment in Arcadian	—	195,900
Goodwill	1,386,800	—
Other assets	27,100	25,100
TOTAL ASSETS	$5,151,800	$6,096,100

LIABILITIES AND STOCKHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable (including $30,350 and $36,200 to related parties as of September 30, 2018, and 2017, respectively)	$346,900	$736,900
Accrued liabilities	268,900	55,200
Accrued compensation	175,400	466,000
Accrued compensation – related parties	209,300	204,600
Accrued interest and other	3,900	3,900
Deferred revenue	159,700	45,900
Current portion of note payable	—	31,500
Current portion of capital lease	1,300	1,300
Total current liabilities	1,165,400	1,545,300

LONG-TERM LIABILITIES
Long-term borrowing, net	587,700	—
Accrued interest on long-term borrowing	110,100	—
Long term portion of capital lease	2,100	3,400
Total long-term liabilities	699,900	3,400
TOTAL LIABILITIES	1,865,300	1,548,700
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 15,000,000 authorized; 1,500,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 authorized; 550,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 issued and outstanding as of September 30, 2018; No shares of Preferred stock issued and outstanding as of September 30, 2017; aggregate liquidation preference of $1,968,750 as of September 30, 2018	1,100	—
Common stock, $0.001 par value; 250,000,000 shares and 500,000,000 shares authorized as of September 30, 2018 and September 30, 2017 respectively, 7,407,254 and 4,299,311 shares issued and outstanding as of September 30, 2018 and September 30, 2017, respectively;	7,400	4,300

Additional paid-in capital	89,257,700	80,189,700
Accumulated deficit	(85,245,300)	(75,646,600)
Total controlling interests	4,020,900	4,547,400

Non-controlling interest	(734,400)	—

Total stockholders’ equity	$3,286,500	$4,547,400

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,151,800	$6,096,100

See Accompanying Notes to the Consolidated Financial Statements

MYND ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended September 30
	2018	2017
REVENUES
Neurometric services	$263,700	$128,500
Telepsychiatry services	1,051,800	—
Total revenues	1,315,500	128,500

Cost of revenue:
Neurometric services	131,200	53,500
Telepsychiatry services	696,200	—
	827,400	53,500

Gross Margin	488,100	75,000

OPERATING EXPENSES
Research	231,500	123,900
Product development	1,146,000	1,237,200
Sales and marketing	1,617,900	1,226,700
General and administrative	7,737,600	4,590,800
Total operating expenses	10,733,000	7,178,600

OPERATING LOSS	(10,244,900)	(7,103,600)

OTHER INCOME (EXPENSE):
Interest expense, net	(86,300)	(6,600)
Total other income (expense)	(86,300)	(6,600)
LOSS BEFORE PROVISION FOR INCOME TAXES	(10,331,200)	(7,110,200)
Provision for income taxes	1,900	2,600
NET LOSS	$(10,333,100)	$(7,112,800)

Net loss attributable to noncontrolling interest	(734,400)	—

Net Loss attributable to MYnd Analytics, Inc.	(9,598,700)	(7,112,800)

BASIC AND DILUTED LOSS PER SHARE	$(1.86)	$(2.52)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	5,199,566	2,817,415

See Accompanying Notes to the Consolidated Financial Statements

MYND ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

					Additional		Sub-total MYnd
	Common Stock		Preferred Stock		Paid-in	Accumulated	Stockholders’	Noncontrolling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity	Interest	Equity
Balance at September 30, 2016	1,941,061	$1,900	—	$—	$67,467,400	$(68,533,800)	$(1,064,500)	$—	$(1,064,500)

Stock-based compensation	—	—	—	—	2,086,000	—	2,086,000	—	2,086,000
Stock issued for private placement of shares	477,000	500	—	—	2,980,800	—	2,981,300	—	2,981,300
Stock issued for purchase agreement to Aspire Capital	20,000	—	—	—	145,000	—	145,000	—	145,000
Commitment shares issued to Aspire Capital	80,000	100	—	—	(100)	—	—	—	—
Stock issued to vendor for services	26,250	—	—	—	173,000	—	173,000	—	173,000
Restricted stock compensation	79,000	100	—	—	(100)	—	—	—	—
Common stock issued to Arcadian	1,000	—	—	—	5,900	—	5,900	—	5,900
Common stock - public Offering	1,675,000	1,700	—	—	7,480,400	—	7,482,100	—	7,482,100
Offering costs - legal fees Arcadian		—	—	—	(148,600)	—	(148,600)	—	(148,600)
Net loss	—	—			—	(7,112,800)	(7,112,800)	—	(7,112,800)
Balance at September 30, 2017	4,299,311	$4,300	—	$—	$80,189,700	$(75,646,600)	$4,547,400	$—	$4,547,400

Stock-based compensation	—	—	—	—	1,588,300	—	1,588,300	—	1,588,300
Proceeds from issuance of preferred stock	—	—	1,050,000	1,100	2,036,000	—	2,037,100	—	2,037,100
Stock issued to Aspire Capital	2,314,671	2,310	—	—	4,257,900	—	4,260,210	—	4,260,210
Issuance of common stock	183,814	175	—	—	80,300	—	80,475	—	80,475
Stock issued for private placement of shares	459,458	460	—	—	849,500	—	849,960	—	849,960
Stock issued to vendor for services	115,000	120	—	—	201,800	—	201,920	—	201,920
Proceeds from option exercise	35,000	35	—	—	54,200	—	54,235	—	54,235
Net loss						(9,598,700)	(9,598,700)	(734,400)	(10,333,100)
Balance at September 30, 2018	7,407,254	$7,400	1,050,000	$1,100	$89,257,700	$(85,245,300)	$4,020,900	$(734,400)	$3,286,500

See Accompanying Notes to the Consolidated Financial Statements

MYND ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended September 30
	2018	2017
OPERATING ACTIVITIES:
Net loss	$(10,333,100)	$(7,112,800)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	117,900	48,700
Change in provision for doubtful accounts	800	—
Stock based compensation	1,588,300	2,086,000
Non-cash common stock issued to vendors for services	201,920	173,000
Accretion of debt discount and non-cash interest expense	82,300	—
Changes in operating assets and liabilities:
Accounts receivable	(500)	(1,400)
Prepaid expenses and other assets	(91,500)	(12,100)
Accounts payable and accrued liabilities	(432,700)	301,500
Deferred revenue	113,800	—
Deferred compensation	(285,900)	(275,000)
Net cash used in operating activities	(9,038,680)	(4,792,100)
INVESTING ACTIVITIES:
Purchase of property and equipment	(55,200)	(127,900)
Investment in Arcadian	—	(190,000)
Payment for acquisition of business, net of cash acquired	(306,600)	—
Loan Advance – Plotkin	—	(159,500)
Purchase of intangible assets	—	(2,100)
Net cash used in investing activities	(361,800)	(479,500)
FINANCING ACTIVITIES:
Principal payments on capital lease	(2,600)	(1,200)
Principal payments on long-term debt	(37,000)	—
Principal payments on note payable	(36,200)	(56,200)
Proceeds from Aspire Capital purchase agreements	4,260,210	145,000
Proceeds from sale of preferred stock and common stock warrants	2,037,100	—
Proceeds from sale of common stock	930,435	2,981,300
Proceeds from public offering	—	7,482,100
Proceeds from stock options exercised	54,235	—
Deferred offering costs	—	(148,600)
Net cash provided by financing activities	7,206,180	10,402,400
NET INCREASE (DECREASE) IN CASH	(2,194,300)	5,130,800
CASH- BEGINNING OF YEAR	5,449,000	318,200
CASH- END OF YEAR	$3,254,700	$5,449,000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$8,200	$6,600
Income taxes	$1,900	$2,600
Non-cash financing and investing activities
Long-term borrowings assumed in business combination	$651,700	—
Commitment shares issued to Aspire Capital as offering cost	$795,000	$708,000
Investment in Arcadian 1,000 shares at $5.90 per share of common stock	$—	$5,900

See Accompanying Notes to the Consolidated Financial Statements

MYND ANALYTICS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Organization, Nature of Operations and Going Concern Uncertainty

MYnd Analytics, Inc. (“MYnd,” “CNS,” “we,” “us,” “our,” or the “Company”), formerly known as CNS Response Inc., is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company employs a clinically validated scalable technology platform to support personalized care for mental health patients. The Company utilizes its patented machine learning, artificial intelligence, data analytics platform for the delivery of telebehavioral health services and its PEER predictive analytics product offering. On November 13, 2017, the Company acquired Arcadian, which manages the delivery of telepsychiatry and telebehavioral health services through a nationwide network of licensed and credentialed psychiatrists, psychologists and master’s-level therapists. The Company is commercializing its PEER predictive analytics tool to help physicians reduce trial and error treatment in mental health. MYnd’s patented, clinically validated technology platform (“PEER Online”) utilizes complex algorithms to analyze electroencephalograms (“EEGs”) to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict individual responses to a range of medications prescribed for the treatment of behavioral disorders including depression, anxiety, bipolar disorder, PTSD and other non-psychotic disorders.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which contemplate continuation of the Company as a going concern. The Company’s operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a business. These risks include the ability to obtain adequate financing on a timely basis, if at all, the failure to develop or supply technology or services to meet the demands of the marketplace, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

The Company’s recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. During the twelve months ended September 30, 2018, the Company incurred a net loss of $10.3 million and used $9.0 million of net cash in operating activities. As of September 30, 2018, the Company’s accumulated deficit was $85.2 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to meet its obligations as they become due for the next twelve months from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities.

If the Company raises additional funds by issuing additional equity or convertible debt securities, the fully diluted ownership percentages of existing stockholders will be reduced. In addition, any equity or debt securities that the Company would issue may have rights, preferences or privileges senior to those of the holders of its common stock.

To date, the Company has financed its cash requirements primarily from equity financings. The Company will need to raise funds immediately to continue its operations and increase demand for its services. Until it can generate sufficient revenues to meet its cash requirements, which it may never do, the Company must continue to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this Annual Report on Form 10-K. The Company continues to explore additional sources of capital, but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to the Company to permit it to continue operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and are in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation

The audited consolidated financial statements include the results of MYnd, its wholly owned subsidiary, Arcadian Telepsychiatry Services LLC (“Arcadian Services”), two professional associations, Arcadian Telepsychiatry PA (“Texas PA”) which is incorporated in Texas and Arcadian Telepsychiatry Florida P.A. (“Florida PA”) which is incorporated in Florida, and two professional corporations, Arcadian Telepsychiatry P.C. (“ Pennsylvania PC”) which is incorporated in Pennsylvania and Arcadian Telepsychiatry of California, P.C. (“California PC”) which is incorporated in California collectively “the Arcadian Entities.”

Arcadian Services is party to Management Services Agreements by and among it and the Arcadian Entities pursuant to which each entity provides services to Arcadian Services. Each entity is established pursuant to the requirements of its respective domestic jurisdiction governing the corporate practice of medicine. All intercompany balances and transactions have been eliminated upon consolidation.

Segments

We view our operations and manage our business as one operating segment.

Variable Interest Entities (VIE)

On November 13, 2017, Arcadian Services entered into a management and administrative services agreement with Texas PA and with Pennsylvania PC, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, Texas PA and Pennsylvania PC are determined to be a Variable Interest Entity (“VIE”) as MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect Texas PA’s and Pennsylvania PC’s economic performance through its majority representation of the Texas PA and Pennsylvania PC; therefore, Texas PA and Pennsylvania PC are consolidated by MYnd. On January 19, 2018, Arcadian Services entered into a management and administrative services agreement with California PC, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, California PC is determined to be a VIE and MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect California PC’s economic performance through its majority representation of California PC; therefore, California PC is consolidated by MYnd. On March 27, 2018, Arcadian Services entered into a management and administrative services agreement with Florida PA, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, Florida PA is determined to be a VIE and MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect Florida PA’s economic performance through its majority representation of Florida PA; therefore, Florida PA is consolidated by MYnd.

The Company holds a variable interest in the entities which contract with physicians and other health professionals in order to provide telepsychiatry services to Arcadian Services. The entities are considered variable interest entities since they do not have sufficient equity to finance their activities without additional financial support. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits, that is, it has (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). The Company has the power and rights to control all activities of the entities and funds and absorbs all losses of the VIE.

In accordance with management service agreements entered into between the Company and medical professional corporations and associations in compliance with regulatory requirements within certain states, the Company has the power to direct activities of the VIE’s and may transfer assets from the individual VIEs to the Company. Therefore, the Company considers that there are no assets in any of the consolidated VIEs that may be relied upon to settle obligations of these entities to third parties. Furthermore, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities to third parties of the VIEs. Finally, none of the professional corporations or associations have purchased equipment nor are they responsible for handling cash or accounts receivable.

There is no explicit or implicit arrangement that requires the Company to provide financial support to the VIE, including events or circumstances that could expose the Company to a loss. For the years ended September 30, 2018 and 2017, the Company did not provide, nor does it intend to provide in the future, any financial or other support either explicitly or implicitly during the periods presented to its variable interest entities. In addition, there are no restrictions on the net income earned by the VIEs. The Company allocates all of the net income earned to the primary owner of the VIE. As part of the operating agreement with the VIE, the Company will be reimbursed for all cost incurred related to operating the VIE in addition to a management fee charged for oversight. For the years ended September 30, 2018 and 2017, no net income was allocated to the VIEs.

In addition, the Company has not paid any dividends to the VIEs from inception to date as there are no dividend payment requirements within the management services agreement entered into with the medical professional corporations and associations.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, doubtful accounts, intangible assets, income taxes, valuation of equity instruments, accrued liabilities, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Cash and Cash Equivalents

The Company considers all liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company deposits its cash with major financial institutions and may at times exceed the federally insured limit of $250,000. At September 30, 2018 cash exceeds the federally insured limit by $3.0 million. The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

Debt Instruments

Debt instruments are initially recorded at fair value, with coupon interest and amortization of debt issuance discounts recognized in the statement of operations as interest expense at each period end while such instruments are outstanding.

Fair Value of Financial Instruments

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, ASC 825-10 - Recognition and Measurement of Financial Assets and Financial Liabilities defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10, ASC 815-10 and ASC 815-40.

The FASB has established a framework for measuring fair value using generally accepted accounting principles. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described as follows:

•	Level I inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets;

•	Level II inputs to the valuation methodology include:

◦	quoted prices for similar assets and liabilities in active markets;
◦	Quoted prices for identical or similar assets or liabilities in inactive markets;
◦	Inputs other than quoted prices that are observable for the asset or liability;
◦	Inputs that are derived principally from or corroborated by observable market data by correlation or other means;

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

•	Level III inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used must maximize the use of observable inputs and minimize the use of unobservable inputs.

Accounts Receivable

The Company estimates the collectability of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer. Allowances are provided for specific receivables deemed to be at risk for collection which as of September 30, 2018 and 2017 are $1,800 and $1,000 respectively.

Property and Equipment

Property and Equipment, which are recorded at cost, consist of office furniture and equipment, which are depreciated, over their estimated useful lives on a straight-line basis. The useful lives of these assets is estimated to be between three and five years. Depreciation expense on furniture and equipment for the twelve months ended September 30, 2018 and 2017 was $60,300 and $19,700 respectively. Accumulated depreciation at September 30, 2018 and 2017 was $149,200 and $84,200, respectively.

Long-Lived Assets

As required by ASC 350-30 - Intangibles — Goodwill and other, the Company reviews the carrying value of its long-lived assets at least annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be recoverable. The Company assesses recoverability of the carrying value of the asset by estimating the future undiscounted net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. No impairment loss was recorded for the years ended September 30, 2018 and 2017.

Intangible Assets

Costs for software developed for internal use are accounted for through the capitalization of those costs incurred in connection with developing or obtaining internal-use software. Capitalized costs for internal-use software are included in intangible assets in the consolidated balance sheet. Capitalized software development costs are amortized over three years. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software development and costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life.

At September 30, 2018, the Company had $101,700 in capitalized software development costs. Amortization for the twelve months ended September 30, 2018 and 2017 was $29,000 and $29,000, respectively. Accumulated amortization was $70,400 and $39,300 at September 30, 2018 and 2017, respectively.

On November 13, 2017, the Company acquired customer relationships and tradename intangibles in connection with the Arcadian Services acquisition of which $109,000 were recorded at fair value and are being amortized over an estimated useful life of four years on a straight-line basis. Amortization for the twelve months ended September 30, 2018 and 2017 was $23,800 and none, respectively. Accumulated amortization was $23,800 and $0 at September 30, 2018 and 2017, respectively.

The expected amortization of the intangible assets, as of September 30, 2018, for each of the next four years is as follows:

For the year ended September 30,	Intangible assets
2019	$54,200
2020	29,400
2021	29,400
2022	3,500
Total	$116,500

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually on September 30.

The Company performed a qualitative goodwill assessment at September 30, 2018 and concluded there was no impairment based on consideration of a number of factors, including the improvement in the Company’s key operating metrics over the prior year, improvement in the strength of the general economy and the Company’s continued execution against its overall strategic objectives.

Based on the foregoing, the Company determined that it was not more likely than not that the fair value of its reporting unit is less than its carrying amount and therefore that no further impairment testing was required.

Accrued Compensation

Accrued compensation consists of accrued vacation pay, accrued compensation granted by the Board but not paid, and accrued pay due to staff members.

Accrued compensation – related parties consists of accrued vacation pay, accrued bonuses granted by the Board but not paid for officers and directors.

Deferred Revenue

Deferred revenue represents cash collected in advance of services being rendered but not earned as of September 30, 2018 and 2017. This represents a philanthropic grant for the payment of PEER Reports ordered in a clinical trial for a member of the U.S. Military, a veteran or their family members, the cost of which is not covered by other sources. On August 1, 2017, the Company entered into a Research Study Funding Agreement with Horizon Healthcare Services, Inc. dba Horizon Blue Cross Blue Shield of New Jersey and its subsidiaries (collectively “Horizon”) and Cota, Inc. (“Cota”). On February 6, 2018, Horizon prepaid for part of the study, $125,000 and the Company paid Cota $15,000 out of this payment for its services under the Study. These deferred revenue grant funds total $159,700 and $45,900 as of September 30, 2018 and 2017, respectively.

Revenues

The Company derives substantially all of its revenue from neurometric and telepsychiatry services. The Company recognizes revenues in accordance with ASC 605, and accordingly revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectability is reasonably assured and acceptance criteria, if any, have been met. If any of these criteria are not met, revenue recognition is deferred until such time that all of the criteria are met. The Company’s neurometric and telepsychiatry services are recognized in the month the services are delivered by the physician.

Research

The Company charges research and development expenses to operations as incurred.

Advertising Expenses

The Company charges all advertising expenses to operations as incurred. For the year ended September 30, 2018 and 2017 advertising expenses were $248,600 and $152,000, respectively.

Stock-Based Compensation

The Company accounts for awards to employees in accordance with ASC 718, Compensation-Stock Compensation. For stock options issued to employees and directors we use the Black-Scholes option valuation model for estimating fair value at the date of grant. For stock options issued for services rendered by non-employees, we recognize compensation expense in accordance with the requirements of ASC 505-50, Equity, or ASC 505-50, as amended. Non-employee option grants that do not vest immediately upon grant are recorded as an expense over the vesting period. At the end of each financial reporting period prior to performance, the value of these options, as calculated using the Black-Scholes option valuation model, is determined, and compensation expense recognized or recovered during the period is adjusted accordingly. Since the fair value of options granted to non-employees is subject to change in the future, the amount of the future compensation expense is subject to adjustment until the common stock options or warrants are fully vested.

Warrants

From time to time, the Company has issued warrants to purchase shares of common stock. These warrants have been issued in connection with the Company’s financing transactions. The Company’s warrants are subject to standard anti-dilution provisions applicable to shares of our common stock. The Company estimates the fair value of warrants using the Black-Scholes option valuation model with the following assumptions: market prices of the stock, time to maturity, volatility, zero expected dividend rate and risk free rate all at the date of the warrant issuance.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

On December 22, 2017, President Trump signed into law new legislation that significantly revises the Internal Revenue Code of 1986, as amended, or the Code. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35 percent to a flat rate of 21 percent, limitation of the tax deduction for interest expense to 30 percent of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80 percent of current-year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits.

As a result of the implementation of certain provisions of FASB ASC 740, Income Taxes, which clarifies the accounting and disclosure for uncertainty in tax positions, the Company has analyzed filing positions in each of the federal and state jurisdictions where required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified U.S. Federal and California as our major tax jurisdictions. Generally, we remain subject to Internal Revenue Service examination of our 2013 through 2016 U.S. federal income tax returns, and remain subject to California Franchise Tax Board examination of our 2012 through 2016 California Franchise Tax Returns. We have certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Noncontrolling Interest

The Company consolidates entities in which the Company has a controlling financial interest. The Company consolidates subsidiaries in which the Company holds, directly or indirectly, more than 50% of the voting rights, and VIEs for which the Company is the primary beneficiary. Noncontrolling interests represent third-party equity ownership interests in the Company’s consolidated entities. The amount of net loss attributable to noncontrolling interests for the year ended September 30, 2018 and 2017 was $734,400 and $0, respectively.

Earnings (Loss) per Share

Basic and diluted earnings (loss) per share is presented in conformity with the two-class method. Under the two-class method, basic net loss per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Net loss per share is calculated as the net loss less the current period preferred stock dividends. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

Recent Accounting Pronouncements

Apart from the below-mentioned recent accounting pronouncements, there are no new accounting pronouncements that are currently applicable to the Company.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers, or the new revenue standard. The new revenue standard also includes Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, which discusses the deferral of incremental costs of obtaining a contract with a customer. The new revenue standard is effective for annual periods beginning after December 15, 2017. The standard permits the use of either a full retrospective or modified retrospective transition method.

The Company will adopt the new revenue standard as of October 1, 2018, using the modified retrospective transition method applied to those contracts which were not completed as of that date. Upon adoption, we will recognize the cumulative effect of adopting this guidance as an adjustment to our opening balance of accumulated deficit. Prior periods will not be retrospectively adjusted.

We do not expect the new revenue standard to have a material impact on our revenue upon adoption. Also, we do not expect the new standard to have a material impact as it relates to the deferral of incremental costs of obtaining contracts. The Company is in the process of implementing the necessary changes to its accounting policies, processes, internal controls and information systems that will be required to meet the new revenue standard’s reporting and disclosure requirements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires that a lessee recognize lease assets and lease liabilities for those leases classified as operating leases. The guidance is effective for interim and annual periods beginning after December 15, 2018. The Company is currently evaluating the impact of adoption of this standard to its financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. This ASU simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, accounting for forfeitures, and classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. The guidance will be applied prospectively, retrospectively, or by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted, dependent upon the specific amendment that is adopted within the ASU. The adoption of this new guidance did not have a material effect on the consolidated results of operations, cash flows, and financial position. The Company adopted the guidance on October 1, 2017 and chose to prospectively apply the guidance in its financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This guidance narrows the definition of a business. This standard provides guidance to assist entities with evaluating when a set of transferred assets and activities is a business. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017, and early adoption is permitted. This guidance must be applied prospectively to transactions occurring within the period of adoption. The Company adopted ASU 2017-01 on October 1, 2017, and prospectively applied ASU 2017-01 as required with no impact on its consolidated financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This guidance eliminates Step 2 from the goodwill impairment test, instead requiring an entity to recognize a goodwill impairment charge for the amount by which the goodwill carrying amount exceeds the reporting unit’s fair value. This guidance is effective for interim and annual goodwill impairment tests in fiscal years beginning after December 15, 2019, and early adoption is permitted. This guidance must be applied on a prospective basis. The Company adopted ASU 2017-04 in the first quarter of 2018, and prospectively applied ASU 2017-04 as required with no impact on its consolidated financial position, results of operations or cash flows.

In May 2017, the FASB issued ASU 2017-9, “Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting,” to provide clarity and reduce both diversity in practice and cost complexity when applying the guidance in Topic 718 to a change to the terms and conditions of a stock-based payment award. ASU 2017-9 also provides guidance about the types of changes to the terms or conditions of a share-based payment award that require an entity to apply modification accounting in accordance with Topic 718. For all entities, including emerging growth companies, the standard is effective for annual periods beginning after December 15, 2017, and for interim periods therein. Early adoption is permitted. The Company adopted the guidance on October 1, 2017 and there was no impact on the financial statements.

In July 2017, the FASB issued a two-part ASU 2017-11, I. Accounting for Certain Financial Instruments With Down Round Features and II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 amends guidance in FASB ASC 260, Earnings Per Share, FASB ASC 480, Distinguishing Liabilities from Equity, and FASB ASC 815, Derivatives and Hedging. The amendments in Part I of ASU 2017-11 change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. The amendments in Part II of ASU 2017-11 re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. ASU 2017-11 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The Company adopted ASU 2017-11 ended October 1, 2017, and retrospectively applied ASU 2017-11 as required with no impact on its consolidated financial position or results of operations.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (Topic 718). The amendments in this Update expand the scope of Topic 718 to include share based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company is currently evaluating the impact of adoption of this standard to its financial statements.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, is as follows:

	September 30,	September 30,
	2018	2017
Accounts receivable	$65,100	$7,500
Allowance for doubtful accounts	(1,800)	(1,000)
Accounts receivable, net	$63,300	$6,500

4. LONG - TERM BORROWINGS AND OTHER NOTES PAYABLE

Debt assumed from Arcadian Services

As a result of the acquisition of Arcadian Services, the Company guaranteed Arcadian Services’ then outstanding debt obligations totaling $700,000 owed to Ben Franklin Technology Partners of Southeastern Pennsylvania (“BFTP”). The maturity date for the debt is September 30, 2021 and interest accrues at an 8% annual rate. Unpaid interest was $110,100 as of September 30, 2018. The Company recorded the debt at its fair value and recorded a discount of $112,300 as of September 30, 2018 attributable to the difference between the market interest rate and the stated interest rate on the debt. Interest expense related to the accretion of debt discount for the twelve months ended September 30, 2018 was $32,800.

A balloon payment of $700,000 plus interest will be made on the scheduled maturity date of September 30, 2021.

Other Notes Payable

Note Payable - finance company, principal is payable over thirty-six equal payments of $1,200 through May 8, 2018. Interest is payable monthly on the unpaid balance at 19% per annum. The outstanding balance was paid in full on May 8, 2018.

Loan payable to a vendor, principal payments of $5,000 per month, together with interest computed at 6% per annum. The outstanding balance was paid in full on May 8, 2018.

5. ACQUISITION

The Company accounted for the acquisition of Arcadian Services using the acquisition method of accounting for business combinations under ASC 805, Business Combinations. The total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date.

Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can materiality impact our results of operations. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows and the discount rates. The finalization of the purchase accounting assessment may result in a change in the fair value of the debt assumed and intangible assets, which may have a material impact on our results of operations and financial position.

On November 13, 2017, the Company acquired Arcadian Services. The purchase price, including the value of the indebtedness and payables of Arcadian Services, is $1,339,600 based upon a deemed acquisition of all of the assets and liabilities of Arcadian Services, including the equity interests in Arcadian Services. The aggregate purchase price consists of (i) initial investment in Arcadian of $195,900 (ii) $317,000 of forgiveness of a note receivable with the primary member of Arcadian (iii) assumption by Arcadian Services of subordinated debt (“Arcadian Note”) with a fair value of $555,000, plus accrued interest of $96,700 (iv) $175,000 payment for the redemption and cancellation of two warrants to purchase equity interests in Arcadian Services. The Arcadian Note bears interest at an annual rate of 8% and matures on September 30, 2021.

The following table summarizes the allocation of the purchase consideration and the estimated fair value of the assets acquired and the liabilities assumed for the acquisition of Arcadian Services made by the Company:

Assets acquired:
Cash	$25,900
Accounts receivable	57,100
Other assets	24,000
Intangibles	109,000
Goodwill	1,386,800
Total assets acquired	$1,602,800

Liabilities assumed
Accounts payable	$147,700
Accrued other liabilities	108,700
Notes payable	6,800
Total liabilities assumed	$263,200

Net assets acquired	$1,339,600

Consideration paid:
Initial investment in Arcadian Services	195,900
Long-term debt	555,000
Accrued interest	96,700
Payment on warrant outstanding	175,000
Forgiveness of loan in relation of acquisition	317,000
Total consideration	$1,339,600

The weighted average useful life of all identified acquired intangible assets is 3.9 years. The useful lives for trade names and customer relationships are 1.0 years and 4.0 years. Identifiable intangible assets with definite lives are amortized over the period of estimated benefit using the straight-line method and the estimated useful lives of one to four years. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

As a result of the acquisition, the Company recorded $1,386,800 of goodwill. The goodwill balance is primarily attributed to the anticipated synergies from the acquisition and expanded market opportunities with respect to the integration of Arcadian Services’ products with the Company’s other solutions. The Company believes that the factors listed above support the amount of goodwill recorded as a result of the purchase price paid.

For the year ended September 30, 2018, the Company incurred transaction costs of $438,600 and $0 in connection with the Arcadian Services acquisition, which were expensed as incurred and included in general and administrative expenses within the accompanying consolidated statements of operations.

Unaudited Pro Forma Financial Information

The following unaudited pro forma statement of operations data presents the combined results of operations for the years ended September 30, 2018 and 2017 as if the acquisition of Arcadian Telepsychiatry Services LLC had taken place on October 1, 2016.

The unaudited pro forma financial information includes the effects of certain adjustments, including the amortization of acquired intangibles and the associated tax effect and the elimination of the Company’s and the acquiree’s non-recurring acquisition related expenses.

The unaudited pro forma information presented does not purport to be indicative of the results that would have been achieved had the acquisitions been consummated at October 1, 2016 nor of the results which may occur in the future. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

Pro Forma	Years Ended September 30,
	2018	2017
Revenues	$1,460,800	$1,154,500
Net income (loss)	$(10,558,000)	$(7,894,700)
Basic and diluted loss per share:	$(2.03)	$(2.80)

weighted shares outstanding:	5,199,566	2,817,415

6. STOCKHOLDERS’ EQUITY

The Aspire Capital Equity Line

On December 6, 2016, the Company, entered into the first common stock purchase agreement (the “First Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $10.0 million of shares of the Company’s Common Stock over the 30-month term of the First Purchase Agreement. Concurrently with entering into the First Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), pursuant to which the Company maintained an effective registration statement registering the sale of the shares of Common Stock that were issued to Aspire under the First Purchase Agreement. Under the First Purchase Agreement, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company had the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a)	the lowest sale price of Common Stock on the purchase date; or
b)	the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submitted a purchase notice to Aspire Capital in an amount equal to 50,000 shares, and the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company also had the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price was subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the First Purchase Price. The Company could deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

The First Purchase Agreement provided that the Company and Aspire Capital would not effect any sales under the First Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock was less than $0.50. There were no trading volume requirements or restrictions under the First Purchase Agreement, and the Company could control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital had no right to require any sales by the Company, but was obligated to make purchases from the Company as directed by the Company in accordance with the First Purchase Agreement. There were no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the First Purchase Agreement. In consideration for entering into the First Purchase Agreement, concurrently with the execution of the First Purchase Agreement, the Company issued to Aspire Capital 80,000 shares of Common Stock (the “First Commitment Shares”). The First Purchase Agreement was terminated and replaced by the Second Purchase Agreement on May 15, 2018. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the First Purchase Agreement. Any proceeds the Company receives under the First Purchase Agreement are expected to be used for working capital and general corporate purposes. The Company cannot request Aspire to purchase more than $100,000 per business day.

As of September 30, 2018, the Company has issued purchase notices to Aspire Capital under the First Purchase Agreement to purchase an aggregate of 1,180,000 shares of common stock, at a per share price of $2.00, resulting in gross cash proceeds of approximately $2.4 million. The issuance of shares of common stock that were issued from time to time to Aspire Capital under the First Purchase Agreement were exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

The Second Purchase Agreement with Aspire Capital

On May 15, 2018, the Company, entered into the Second Purchase Agreement with Aspire Capital under substantially the same terms, conditions and limitations as the First Purchase Agreement. Pursuant to the Second Purchase Agreement, Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s Common Stock over 80 the 30-month term of the Second Purchase Agreement. Concurrently with entering into the Second Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), pursuant to which the Company maintains an effective registration statement registering the sale of the shares of Common Stock that have and may be issued to Aspire under the Second Purchase Agreement. Under the Second Purchase Agreement, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a) the lowest sale price of Common Stock on the purchase date; or

b) the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 50,000 shares, and the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Second Purchase Agreement, so long as the most recent purchase has been completed.

The Second Purchase Agreement provides that the Company and Aspire Capital will not effect any sales under the Second Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock is less than $0.50. There are no trading volume requirements or restrictions under the Second Purchase Agreement, and the Company will control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Second Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Second Purchase Agreement. In consideration for entering into the Second Purchase Agreement, concurrently with the execution of the Second Purchase Agreement, the Company issued to Aspire Capital 250,000 shares of Common Stock (the “ Second Commitment Shares”). The Second Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost to the Company. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Second Purchase Agreement. Any proceeds from the Company receives under the Second Purchase Agreement are expected to be used for working capital and general corporate purposes. The Company cannot request Aspire to purchase more than $300,000 per business day.

As of September 30, 2018, the Company has issued purchase notices to Aspire Capital under the Second Purchase Agreement to purchase an aggregate of 884,671 shares of common stock, resulting in gross cash proceeds of approximately $1.9 million. The issuance of shares of common stock that were issued from time to time to Aspire Capital under the Second Purchase Agreement were exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Shareholder Approval for Removal of Exchange Cap

The Second Purchase Agreement previously restricted the amount of shares that may be sold to Aspire Capital thereunder to 1,134,671 shares of Common Stock (the “Exchange Cap”). On November 26, 2018, the Company received shareholder approval to remove the Exchange Cap in compliance with the applicable listing rules of the Nasdaq Stock Market. Pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. Following receipt of shareholder approval, the Company may issue an additional $8.1 million, up to an aggregate of $10 million, of common stock to Aspire Capital under the Second Purchase Agreement.

Common and Preferred Stock

As of September 30, 2017, the Company is authorized to issue 515,000,000 shares of stock of which 500,000,000 are common stock, and 15,000,000 shares were preferred shares. As of September 30, 2018, the Company is authorized to issue 265,000,000 shares of stock of which 250,000,000 are common stock, and 15,000,000 shares were preferred shares, with a par value of $0.001 per shares are blank-check preferred stock which the Board is expressly authorized to issue without stockholder approval, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Private Placement with Directors and Management

On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

Stock-Option Plans

2006 Stock Incentive Plan

On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the Board. A total of 3,339 shares of stock were ultimately reserved for issuance under the 2006 Plan. As of September 30, 2018, zero options were exercised and there were 1,445 option shares outstanding under the amended 2006 Plan. The outstanding options have exercise prices to purchase shares of Common Stock ranging from $2,400 to $3,300 per share.

2012 Omnibus Incentive Compensation Plan

On March 22, 2012, our Board approved the MYnd Analytics, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”), and reserved 1,667 shares of stock for issuance under the 2012 plan. On December 10, 2012, the Board approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 1,667 shares to 27,500 shares. On March 26, 2013, the Board further approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 27,500 shares to 75,000 shares. The 2012 Plan, as amended, was approved by our stockholders at the 2013 annual meeting held on May 23, 2013.

On April 5, 2016, the Board approved a further amendment of the 2012 Plan to increase the Common Stock authorized for issuance from 75,000 shares to 200,000 shares.

On September 22, 2016 the Board amended the 2012 Plan to: (i) increase the total number of shares of Common Stock available for grant under the 2012 Plan from 200,000 shares to an aggregate of 500,000 shares, (ii) add an “evergreen” provision which, on January 1st of each year through 2022, automatically increases the number of shares subject to the 2012 Plan by the lesser of: (a) a number equal to 10% of the shares of Common Stock authorized under the 2012 Plan as of the preceding December 31st, or (b) an amount, or no amount, as determined by the Board, but in no event may the number of shares of Common Stock authorized under the 2012 Plan exceed 885,781 and (iii) increase the annual individual award limits under the 2012 Plan to 100,000 shares of Common Stock, subject to adjustment in accordance with the 2012 Plan. Per the above mentioned “evergreen” provision, an additional 50,000 shares were automatically allocated for distribution under the 2012 Plan as of January 1, 2017.

At the 2017 Annual Meeting of Stockholders of MYnd Analytics, Inc. (“the Company”), held on August 21, 2017 (the “2017 Annual Meeting”), the holders of the Company’s common stock voted to amend the Company’s 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”) to increase: (i) the total number of shares of common stock, par value $0.001 per share (“Common Stock”), available for grant under the 2012 Plan (subject to the overall limits described in clause (ii) below) from 550,000 shares to an aggregate of 975,000 shares; (ii) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision, from 885,781 shares to 1,570,248 shares and (iii) the annual individual award limits under the 2012 Plan to 150,000 shares of Common Stock (subject to adjustment in accordance with the 2012 Plan);

At the 2018 Annual Meeting of Stockholders of the Company, held on April 4, 2018, the holders of the Company’s common stock voted to amend the 2012 Plan to increase (i) the total number of shares of Common Stock available for grant under the 2012 Plan (subject to the overall limit described in clause (ii) below) from 1,072,500 shares to an aggregate of 1,500,000 shares and (ii) the aggregate limitation on the authorization shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision, from 1,570,248 shares to 2,200,000 shares.

At the Special Meeting of Stockholders of the Company, held on November 26, 2018, the holders of the Company’s common and preferred stock voted to (i) amend the 2012 Plan to eliminate the annual individual award limits under the 2012 Plan and (ii) amend 2012 Plan to increase: (a) the total number of shares of common stock, par value $0.001 per share (“Common Stock”), available for grant under the 2012 Plan (subject to the overall limits described in clause (b) below) from 1,500,000 shares to an aggregate of 2,250,000 shares and (b) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision (the “Evergreen Provision”), from 2,200,000 shares to 2,950,000 shares.

Chairman Agreements and Amendments

On July 14, 2017, the Company entered into a Chairman Services Agreement (the “Agreement”) with Robin L. Smith, M.D., the Chairman of the Company’s board of directors (the “Board”). Pursuant to the Agreement, Dr. Smith is entitled to receive the following equity awards: (a) on the Effective Date, a grant of 25,000 shares of restricted stock (vesting immediately) under the 2012 Plan; (b) on the Effective Date, options to purchase 75,000 shares of Common Stock under the Plan; and (c) on the date of the Company’s 2017 annual meeting of stockholders, an award of options to purchase 50,000 shares of Common Stock (the “2017 Option Award”) was granted. In addition, at each annual meeting of stockholders of the Company thereafter beginning in 2018 during the Term, Dr. Smith will be entitled to receive a grant of 25,000 shares of restricted stock (vesting immediately) under the Plan and options to purchase 75,000 shares of Common Stock under the Plan. Other than the 2017 Option Award, all options granted under the Agreement will vest 1/3 on the date of grant, 1/3 on the six month anniversary of the date of grant and 1/3 on the twelve month anniversary of the date of grant. The 2017 Option Award will vest on December 1, 2018. Pursuant to the Agreement, all options owned by Dr. Smith will remain exercisable for a period of 10 years from the date of grant, even if Dr. Smith is no longer with the Company.

On April 24, 2018, the Company and Dr. Smith agreed to amend the Chairman Services Agreement, dated as of July 14, 2017 (the “Chairman Amendment”) to provide that Dr. Smith’s annual compensation for the 2018 calendar year would be reduced from $300,000 to $250,000. This change was retroactive to January 1st. Further, pursuant to the Chairman Amendment, Dr. Smith was granted an option on April 16, 2018 to purchase 50,000 shares of common stock under the Company’s 2012 Plan, which will not be terminated if Dr. Smith is no longer affiliated with the Company. The options granted under the Chairman Amendment will vest on the date of the grant.

Agreement with Maxim Group LLC

On April 2, 2018, the Company entered into an Advisory Agreement with Maxim Group LLC (“Maxim”) for general financial advisory and investment banking services. Maxim’s compensation under the agreement was 100,000 shares of the Company’s Common Stock, payable in one payment of 50,000 shares of Common Stock and five monthly payments of 10,000 shares of Common Stock from April through August 2018. The shares of Common Stock will have unlimited piggyback registration rights and the same rights afforded other holders of the Company’s Common Stock. Compensation expense under this agreement was $162,300 and was recorded as general and administrative expenses in the consolidated statement of operations for the year ended September 30, 2018.

Amendment to Chief Executive Officer’s Agreement

On April 19, 2018, the Company and George C. Carpenter, IV, the Chief Executive Officer of the Company, entered into an amendment to his Employment Agreement, dated as of September 7, 2007 (the “CEO Amendment”), pursuant to which Mr. Carpenter’s annual salary as reduced from $270,000 to $206,250. This change is retroactive to April 13, 2018. Further, pursuant to the CEO Amendment, Mr. Carpenter was granted 34,380 restricted shares of common stock under the 2012 Plan. The shares granted under the CEO Amendment will vest quarterly. If the employee’s relationship with the Company is terminated, the above grant will be prorated. On or before December 31, 2018, the parties will review this modification to determine if the above salary reduction adjustment will be renewed.

As of September 30, 2018, options to purchase 802,492 shares of Common Stock were outstanding under the 2012 Plan with exercise prices ranging from $1.55 to $600, with a weighted average exercise price of $4.39. Additionally, 406,564 restricted shares of Common Stock have been issued under the 2012 Plan, leaving 290,944 shares of Common Stock available to be awarded.

Stock-based compensation expense is generally recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying statements of operations for the years ended September 30, 2018 and 2017 is as follows:

	September 30,
	2018		2017
	Stock-based compensation Expense non- Restricted Shares	Stock-based compensation Expense Restricted Shares	Stock-based compensation Expense non- Restricted Shares	Stock-based compensation Expense Restricted Shares
Research	$—	$—	$10,900	$—
Product development	20,000	16,400	360,600	—
Sales and marketing	3,400	—	175,300	—
General and administrative	1,034,800	513,700	647,200	892,000
Total	$1,058,200	$530,100	$1,194,000	$892,000

Total unrecognized compensation expense was $185,537 as of September 30, 2018. The following table sets forth the Company’s unrecognized stock-based compensation expense, net of estimated forfeitures, by type of award and the weighted-average period over which that expense is expected to be recognized:

	September 30
	2018		2017
Type of Award:	Unrecognized Expense,	Weighted average Recognition Period (in years)	Unrecognized Expense	Weighted average Recognition Period (in years)
Stock Options	$126,509	0.96	$860,915	3.54
Restricted Stock	$59,028	0.55	$205,858	1.00
Total	$185,537	0.83	$1,066,773	3.05

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at September 30, 2016	223,120	$50.98	6.63	$819,137
Granted	334,000	4.85	—	—
Exercised	—	—	—	—
Forfeited	(3,037)	1,335.06	—	—
Outstanding at September 30, 2017	554,083	$16.14	6.63	$7,425
Granted	468,000	2.01	—	—
Exercised	(35,000)	1.55	—	—
Forfeited or expired	(183,146)	8.19	—	—
Outstanding at September 30, 2018	803,937	$10.13	8.75	$7,500

There are 531,604 shares of options vested and 272,333 unvested as of September 30, 2018; there are 249,284 shares of options vested and 304,799 unvested as of September 30, 2017.

Following is a summary of the status of options outstanding at September 30, 2018:

Exercise Price ($)	Number of Shares	Expiration Date	Weighted Average Exercise Price ($)
2012 Omnibus Incentive Compensation Plan
$1.55	250,000	4/2028	1.55
1.99	50,000	4/2028	1.99
2.35	10,000	6/2028	2.35
2.98	10,000	5/2028	2.98
3.60	54,000	09/2027	3.60
3.74	5,000	12/2027	3.74
3.88	20,000	11/2027	3.88
3.96	35,000	11/2027	3.96
4.10	5,000	08/2027	4.10
4.16	50,000	08/2027	4.16
4.33	75,000	07/2027	4.33
5.10	7,750	04/2026	5.10
5.90	18,000	03/2027	5.90
6.00	174,000	09/2026	6.00
9.44	22,307	12/2022 – 01/2023	9.44
11.00	6,250	08/2025	11.00
50.00	9,518	03/2023 – 01/2025	50.00
52.00	625	07/2024	52.00
$600.00	42	03/2022	600.00
Sub-Total	802,492	Weighted Average	$4.39
2006 Stock Incentive Plan
$2,400.00	144	03/2019 – 07/2020	$2,400.00
2,820.00	51	03/2021	2,820.00
$3,300.00	1,250	03/2020	$3,300.00
Sub-Total	1,445	Weighted Average	$3,193.37
Total	803,937	Weighted Average	$10.13

Following is a summary of the status of restricted shares outstanding at September 30, 2018:

		Weighted
		Average
		Grant
	Number of	Date Fair
	Shares	Value	Amount
Outstanding at September 30, 2016	143,750	$6.13	$881,250
Granted	79,000	3.83	302,650
Forfeited	—	—	—
Outstanding at September 30, 2017	222,750	$5.31	$1,183,900
Granted	183,814	2.62	480,862
Forfeited	—	—	—
Outstanding at September 30, 2018	406,564	$4.09	$1,664,762

The range of Black-Scholes option-pricing model assumption inputs for all the valuation dates are in the table below:

	September 30, 2017 through
	to September 30, 2018
	Low	High
Annual dividend yield	—%	—%
Expected life (years)	5	5
Risk-free interest rate	1.14%	2.94%
Expected volatility	194.36%	210.39%

	September 30, 2016 through
	to September 30, 2017
	Low	High
Annual dividend yield	—%	—%
Expected life (years)	5	5
Risk-free interest rate	1.14%	1.93%
Expected volatility	196.77%	234.54%

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Expected Life. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term.

Expected Volatility. The expected volatility rate used to value stock option grants is based on the historical volatilities of the Company’s common stock.

Risk-free Interest Rate. The risk-free interest rate assumption was based on U.S. Treasury Bill instruments that had terms consistent with the expected term of the Company’s stock option grants.

The warrant activity for the years ending September 30, 2018 and 2017, is described as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2016	7,160	$50.41
Granted	4,561,861	5.27
Exercised	—	—
Expired	(1,349)	185.61
Forfeited	—	—
Outstanding at September 30, 2017	4,567,672	$5.30
Granted	1,509,458	2.24
Exercised	—	—
Expired/ Forfeited	(1,256)	48.07
Outstanding at September 30, 2018	6,075,874	$4.53

Following is a summary of the status of warrants outstanding at September 30, 2018:

Exercise Price	Number of Shares		Expiration Date	Weighted Average Exercise Price
2.00	459,458	(1)	9/21/2028	2.00
2.34	1,050,000	(2)	03/2023	2.34
5.25	2,539,061	(3)	07/2022	5.25
5.25	1,675,000	(4)	07/2022	5.25
5.25	213,800	(5)	07/2022	5.25
6.04	134,000	(6)	07/2022	6.04
10.00	4,000		06/2021	10.00
55.00	555		06/2018 – 03/2019	55.00
Total	6,075,874			$4.53

(1)	On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of Common Stock and one Common Stock Purchase Warrant to purchase one share of Common Stock for $2.00 per share. The closing price per share of the Common Stock on the Nasdaq Stock Market on September 20, 2018 was $1.72 per share.
(2)	On March 29, 2018, the Company sold an aggregate of 1,050,000 units for $2.00 per Unit each consisting of one share of newly-designated Series A Preferred Stock, and one warrant for $2.34 per share in a private placement to three affiliates of the Company, for gross proceeds of $2.1 million. The private placement closed on March 29, 2018. The closing price per share of the Common Stock on the Nasdaq Stock Market on March 29, 2018 was $1.19 per share.
(3)	On July 13, 2017, the Company declared a special dividend of warrants to purchase shares of the Company’s common stock to record holders of Common Stock as of such date. Warrants to purchase 2,539,061 shares of Common Stock were distributed pro rata to all holders of common stock on the record date. These warrants will be exercisable (in accordance with their terms) to purchase one share of common stock, at an exercise price of $5.25 per share. The warrants will become exercisable commencing not less than 12 months following their July 27, 2017 distribution date and will expire five years thereafter.

(4)	On July 19, 2017, the Company issued 1,675,000 shares of Common Stock and accompanying Warrants to purchase up to 1,675,000 shares of Common Stock in connection with an underwritten public offering.
(5)	On August 23, 2017, the Company issued 213,800 common stock warrants to underwriters as part of the overallotment attributed to the July 2017 underwritten public offering.
(6)	As part of the underwritten public offering on July 19, 2017, the Company issued 134,000 common stock warrants to the underwriters as part of the services performed by them in connection with the underwritten public offering.

At September 30, 2018, there were warrants outstanding to purchase 6,075,874 shares of the Company’s Common Stock. The exercise prices of the outstanding warrants range from $2.00 to $55 with a weighted average exercise price of $4.53. The warrants expire at various times starting November 2018 through September 2028.

7. CONVERTIBLE PREFERRED STOCK

On March 29, 2018, the Company sold an aggregate of 1,050,000 units for $2.00 per Unit, each consisting of one share of newly-designated Series A Preferred Stock, par value $0.001 per share and one Warrant to purchase one share of Common Stock, par value $0.001 per share for $2.34 per share in a private placement to three affiliates of the Company, for gross proceeds of $2.1 million (the “Financing”). The closing price per share of the Common Stock on the Nasdaq Stock Market on March 29, 2018 was $1.19 per share.

The Warrants will be exercisable for a period of five years for an exercise price of $2.34. The exercise price is subject to adjustment for stock splits, stock dividends, combinations or similar events. The Warrants may not be exercised on a cashless basis.

John Pappajohn and Peter Unanue, directors of the Company, purchased $1,000,000 and $100,000 of the Units, respectively. Mary Pappajohn, the spouse of John Pappajohn, purchased $1,000,000 of the Units.

On April 30, 2018, the Company entered into the First Amended Subscription Agreement for Shares of Series A Preferred Stock and Common Stock Purchase Warrants (the “Amended Agreement”) with John Pappajohn and Mary Pappajohn (each an “Investor”, and collectively the “Investors”), which provides for the issuance, as of the date of the Original Agreement, of an aggregate of 500,000 Shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (“Series A-1 Convertible Preferred Stock”), in lieu of the same number of Shares of Series A Convertible Preferred Stock that the Company had originally agreed to issue to the Investors. The Series A-1 Convertible Preferred Stock will have substantially the same rights and preferences as the Shares of Series A Preferred Stock, except that the Shares of Series A-1 Convertible Preferred Stock are non-voting and cannot be converted into Common Stock by an Investor if, as a result of such conversion, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock. Additionally, the Warrants were amended to provide that they would not be exercisable by an Investor if, following any such exercise, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock.

Dividends.

Shares of the Series A and Series A-1 Preferred Stock will be entitled to receive cash dividends at the rate of five percent (5.00%) of the Original Series A and Series A-1 Issue Price per annum, payable out of funds legally available therefor. Such dividends shall (i) accrue on shares of Series A and Series A-1 Preferred Stock from the date of issuance of such shares, (ii) be cumulative, and (iii) be payable only (A) when, as and if declared by the Board of Directors, (B) upon the occurrence of a Liquidation Event or a Deemed Liquidation Event (whether or not such dividends have been declared) and (C) “in kind” upon a conversion of the Series A Preferred Stock. The value of Common Stock for purposes of determining shares issuable upon a payment in kind shall not be less than the original issue price of the

Series A Preferred Stock.

At September 30, 2018 and 2017, the amount of undeclared cumulative dividends totaled $49,200 and $0, respectively.

Voting Rights.

Each holder of a share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). The holders shall be entitled to vote as a class on certain significant or corporate actions. Holders of shares of Series A-1 Preferred Stock do not have any voting rights.

Rank.

With respect to distributions upon a Liquidation Event (as defined below), the Series A and Series A-1 Preferred Stock shall rank senior to the Common Stock and to each other class of the Company’s capital stock existing now or hereafter created that are not specifically designated as ranking senior to the Series A Preferred Stock.

Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or such subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its subsidiaries, taken as a whole (“Liquidation Event”), the holders of shares of Series A and Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such Liquidation Event to the holders of any junior securities, including the Common Stock, by reason of their ownership thereof, an amount per share equal to the Series A and Series A-1 Liquidation Preference for each outstanding share of Series A and Series A-1 Preferred Stock then held by them. After the payment or setting apart of payment of the full preferential amounts required to be paid to the holders of shares of Series A and Series A-1 Preferred Stock, the remaining assets and funds legally available for distribution to the Company’s stockholders shall be distributed among the holders of the shares of Common Stock ratably on a per-share basis.

Consolidation; Merger.

A (i) consolidation or merger of the Company with or into any other entity in which the stockholders of the Company immediately prior to such transaction do not own a majority of the voting capital stock of the surviving entity, (ii) sale, lease, transfer, exclusive license, conveyance or disposition of all or substantially all of the assets of the Company, or (iii) the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (each of (i), (ii) and (iii), a “Deemed Liquidation Event”), will each be deemed to be a Liquidation Event within the meaning of the Certificate of Designation, unless elected otherwise by vote of the Required Holders. Any securities to be delivered to the stockholders pursuant to a Deemed Liquidation Event will be valued at fair market value.

Conversion.

Each Holder of shares of Series A Preferred Stock shall have the right (the “Conversion Right”), at any time and from time to time, at such holder’s option, to convert all or any portion of such holder’s shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock. Upon a holder’s election to exercise its Conversion Right, each share of Series A Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock as is determined by dividing the Original Purchase Price by the conversion price for the Series A Preferred Stock at the time in effect. Series A-1 Preferred stock cannot be converted into Common Stock by an Investor if, as a result of such conversion, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock. Additionally, the Warrants were amended to provide that they would not be exercisable by an Investor if, following any such exercise, such Investor would beneficially own greater than 19.9% of the outstanding shares of Common Stock.

In connection with the Financing, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors, requiring the Company to register the resale of the shares of Common Stock underlying the preferred stock and the Warrants. Under the Registration Rights Agreement, holders of a majority of the registrable securities then outstanding (the “Majority Holders”) may by a written Demand Notice to the Company (a “Demand Notice”) commencing six (6) months from the closing date, request the Company to effect the registration of all or part of the registrable securities owned by such Majority Holders and their respective affiliates on a Registration Statement on Form S-3. The Company has agreed to use its reasonable best efforts to cause such registration and/or qualification to be complete as soon as practicable, but in no event later than sixty (60) days, after receipt of the Demand Notice.

The shares of Series A and Series A-1 Preferred Stock were offered and sold in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), set forth under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, relating to sales by an issuer not involving any public offering and in reliance on similar exemptions under applicable state laws. Each purchaser represented that it is an accredited investor and that it acquired the Series A Preferred Stock and Warrants for investment purposes only and not with a view to any resale, distribution or other disposition of such securities in violation of the United States federal securities laws.

8. INCOME TAXES

The following is a reconciliation of the provision (benefit) for income taxes to the amount compiled by applying the statutory federal income tax rate to profit (loss) before income taxes is as follows for the years ended September 30, 2018 and 2017.

	2018	2017
Federal income tax (benefit) at statutory rates	24.25%	34.0%
Stock-based compensation	(0.22)%	(3.46)%
Rate change	(81.08)%	—
Change in valuation allowance	58.95%	(29.29)%
True-ups and other adjustments	(0.09)%	(1.27)%
State tax benefit	(1.82)%	(0.02)%
Total	(0.02)%	(0.04)%

The provision for income taxes consisted of the following for the years ended September 30, 2018 and 2017:

	2018	2017
Current:
Federal:	$—	$—
State:	1,900	2,600
Deferred:
Federal:	129,700	2,082,900
State:	(246,500)	(840,600)
Change in valuation allowance	(116,800)	(1,242,300)
Total	1,900	2,600

	2018	2017
Current:
Federal:	$—	$—
State:	1,900	2,600
Total current	1,900	2,600
Deferred:
Federal:	(5,819,600)	2,082,900
State:	(246,500)	(840,600)
Total deferred	(6,066,100)	1,242,300
Change in valuation allowance	6,066,100	(1,242,300)
Total	$1,900	$2,600

In accordance with U.S. GAAP as determined by ASC 740, Income Taxes, the Company is required to record the effects of tax law changes in the period enacted. As the Company has a September 30th fiscal year end, its U.S. federal corporate income tax rate will be blended in fiscal 2018, resulting in a statutory federal rate of approximately 24% (three months at 34% and nine months at 21%), and will be 21% for subsequent fiscal years. The Company remeasured its existing deferred tax assets and liabilities at the rate the Company expects to be in effect when those deferred taxes will be realized (24% if in 2018 or 21% thereafter) and recorded a one-time deferred tax expense of approximately $8.4 million during the year ended September 30, 2018.

Temporary differences between the financial statement carrying amounts and bases of assets and liabilities that give rise to significant portions of deferred taxes relate to the following at September 30, 2018 and 2017:

	2018	2017
Deferred income tax assets:
Net operating loss carryforward	$13,921,773	$19,024,793
Deferred interest, consulting and compensation liabilities	2,850,840	3,850,567
Deferred income tax assets – other	155,517	118,793
	16,928,130	22,994,153
Deferred income tax liabilities—other	—	—
Deferred income tax asset—net before valuation allowance	16,928,130	22,994,153
Valuation allowance	(16,928,130)	(22,994,153)
Deferred income tax asset—net	$—	$—

As of September 30, 2018, the Company had gross Federal net operating loss carryforwards of approximately $60.2 million and State gross net operating loss carryforwards of approximately $33.8 million. Both the Federal and State net operating loss carryforwards will begin to expire in 2022 and 2023 respectively. Our ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future.

The Company has placed a valuation allowance against the deferred tax assets in excess of deferred tax liabilities due to the uncertainty surrounding the realization of such excess tax assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

The Company’s estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time. The Company believes that it has adequately provided for these matters. However, the Company’s future results may include favorable or unfavorable adjustments to its estimates in the period the audits are resolved, which may impact the Company’s effective tax rate. The Company does not believe that it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease in the next 12 months. As of September 30, 2018, the Company’s tax filings are generally subject to examination in major tax jurisdictions for years ending on or after September 30, 2014. The Company does not accrue for potential interest and penalties attributed to uncertain tax positions as it is not material.

9. RELATED PARTY TRANSACTIONS

DCA Agreement

On September 25, 2013, the Board approved a consulting agreement effective May 1, 2013, for marketing services provided by Decision Calculus Associates (“DCA”), an entity operated by Mr. Carpenter’s spouse, Jill Carpenter. Effective August 2015, DCA was engaged at a fee of $10,000 per month. From August 2015 through February 2017, DCA has been paid $170,000. The DCA contract was renewed at $3,000 a month effective March 1, 2017. The Company incurred fees of $31,000 and $$57,000 for the years ended September 30, 2018 and 2017, respectively. On May 1, 2018, the Company amended the agreement with DCA to reduce the monthly fee to $2,000 a month. The amendment provides for a term of one year with a 30 day termination clause.

Hooper Holmes Agreement

In 2016, we entered into an agreement with Hooper Holmes Inc, for which Dr. Smith, our Chairman of the Board, became an advisory member of its board as of March 16, 2017, and in which Mr. Pappajohn, our director, has participated in equity raises to become the beneficial owner of a greater than 10% interest. Hooper Holmes performs EEGs nationwide to patients who wish to obtain a PEER report. The Company paid $110,100 and $20,300 for these services during the years ended September 30, 2018 and 2017, respectively.

Sale of Preferred Shares

On March 29, 2018, the Company sold an aggregate of 1,050,000 shares for $2.00 per Unit, each consisting of one share of newly-designated Series A Preferred Stock or Series A-1 Preferred Stock, par value $0.001 per share and one Warrant to purchase one share of Common Stock, par value $0.001 per share for $2.34 per share in a private placement to three affiliates of the Company, John And Mary Pappajohn and Peter Unanue, for gross proceeds of $2.1 million. The private placement closed on March 29, 2018.

Private Placement with Directors and Management

On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

10. LOSS PER SHARE

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders less the current period preferred stock dividend by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

A summary of the net income (loss) and shares used to compute net income (loss) per share for the fiscal years ended September 30, 2018 and 2017 is as follows:

	2018	2017
Net Loss for computation of basic and diluted net loss per share:
Net loss attributable to MYnd Analytics, Inc.	$(9,598,700)	$(7,112,800)
Preferred stock dividends	(49,200)	—
	$(9,647,900)	$(7,112,800)

Basic and Diluted net loss per share:
Basic net loss per share	$(1.86)	$(2.52)
Basic and Diluted weighted average shares outstanding	5,199,566	2,817,415

Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Warrants	6,075,874	957,198
Restricted common stock	406,564	4,500
Options	803,937	359,704

11. COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

The Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Lease Commitments

The Company is a party to four leases, three are for office space located in Mission Viejo and Laguna Hills, California which house the corporate headquarters and neurometric business. The total lease payments per month are $10,666. The two leases for office space located in Mission Viejo and Laguna Hills have been renewed through February 28, 2020 and the total lease payments per month will be $8,411 beginning February 1, 2019. As of November 30, 2018, the third lease for a small annex office in Laguna Hills has been terminated.

The Company has one three-year lease for office space in Tysons, Virginia. As of June 1, 2018, the Company has sublet the premises under the Tyson, Virginia office space lease. The master lease period expires on September 30, 2020. The rent through September 30, 2018 was prorated at $2,508 per month; for the subsequent 12 months the rent is prorated at $2,576 per month; and for the remaining twelve months the rent will be prorated at $2,647 per month.

The subtenant is paying approximately seventy seven percent of the master lease payment for the fourteen months ending on September 30, 2019 and has an option to renew for the final lease year.

Arcadian Services’ business has office space located in Fort Washington, PA. The lease period expires on February 28, 2020. The rent is currently $3,312 per month and will increase to $3,410 per month on March 1, 2019 for the remainder of the lease.

	Payments due by fiscal year
Contractual Obligations	2019	2020	Total
Operating Lease Obligations	$114,000	$48,800	$162,800
Total	$114,000	$48,800	$162,800

12. SIGNIFICANT CUSTOMERS

For the fiscal year ended September 30, 2018, four customers accounted for 29% of Neurometric Services revenue and three customers accounted for 35% of accounts receivable at September 30, 2018.

For the fiscal year ended September 30, 2017, four customers accounted for 50% of Neurometric Services revenue and three customers accounted for 72% of accounts receivable at September 30, 2017.

13. SUBSEQUENT EVENTS

Special Meeting of Stockholders

At the Special Meeting of Stockholders of the Company, held on November 26, 2018 (“Special Meeting 2018”) the holders of the Company’s common and preferred stock voted to (i) amend the 2012 Plan to eliminate the annual individual award limits under the 2012 Plan and (ii) amend 2012 Plan to increase: (a) the total number of shares of common stock, par value $0.001 per share (“Common Stock”), available for grant under the 2012 Plan (subject to the overall limits described in clause (b) below) from 1,500,000 shares to an aggregate of 2,250,000 shares and (b) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision (the “Evergreen Provision”), from 2,200,000 shares to 2,950,000 shares.

In addition, to the above, the Company received shareholder approval to remove the exchange cap under the Second Purchase Agreement in compliance with the applicable listing rules of the Nasdaq Stock Market. Pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. Following receipt of shareholder approval, the Company may issue an additional $8.1 million, up to an aggregate of $10 million, of common stock to Aspire Capital under the Second Purchase Agreement.

Share Grants to Directors

On October 8, 2018, the Compensation Committee and the Board granted to Director Votruba 144,000 restricted shares of common stock under the 2012 Plan for efforts expended as a Board member to explore and identify licensing and other opportunities for the Company in Europe. Mr. Votruba is a representative of RSJ and has agreed to assign to RSJ the benefit of all options and restricted shares granted to him in connection with his service as a member of the Board of Directors. On October 8, 2018, the Board granted (i) 30,000 restricted shares under the 2012 Plan to each of John Pappajohn and Peter Unanue, Members of the Board and (ii) 45,000 restricted shares under the 2012 Plan to Geoffrey Harris, who serves as the Audit Committee chairperson, these shares will vest quarterly.

Option Grants to the Chairman, Executive Officers and Other Employees

On October 8, 2018, the Board granted an option to Dr. Robin Smith, the Chairman of the Board to purchase 48,000 shares of Common Stock. On the same date, the Board granted options to purchase 48,000 and 30,000 shares to each of George Carpenter, the President and Chief Executive Officer and Donald D’Ambrosio, the Chief Financial Officer, respectively, and options to purchase an aggregate of 100,500 shares to other employees and consultants. All of the above options will vest upon certain milestones being met and were subject to the shareholder approval which was granted on November 26, 2018 at the Special Meeting of Shareholders.

On December 3, 2018, options were granted to purchase 30,000 and 26,500 shares of Company common stock to each of George Carpenter, the President and Chief Executive Officer and Donald D’Ambrosio, the Chief Financial Officer, respectively, and options to purchase an aggregate of 46,758 shares of Company common stock were granted to other employees. One-third of the options granted vested on December 3, 2018 and one-third will vest on each of December 3, 2019 and December 3, 2020.

Leases

In October and November of 2018, the Company renewed the office space leases in Mission Viejo and Laguna Hills, California until February 28, 2020. The total lease payments per month will be $8,411 beginning February 1, 2019. As of November 30, 2018, the third lease for a small annex office in Laguna Hills has been terminated.

MYND ANALYTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31, 2019 (Unaudited)	As of September 30, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,203,200	$3,254,700
Accounts receivable, net	154,400	63,300
Prepaid insurance	9,700	57,900
Prepaid expenses and other current assets	181,200	134,700
Total current assets	1,548,500	3,510,600
Property and equipment, net	87,700	110,800
Intangible assets, net	88,400	116,500
Goodwill	1,386,800	1,386,800
Other assets	29,600	27,100
TOTAL ASSETS	$3,141,000	$5,151,800

LIABILITIES AND STOCKHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable (including $36,400 and $30,350 to related parties as of March 31, 2019 and September 30, 2018, respectively)	$970,700	$346,900
Accrued liabilities	204,700	268,900
Accrued compensation	244,900	175,400
Accrued compensation – related parties	322,800	209,300
Accrued interest and other liabilities	3,900	3,900
Deferred revenue	152,100	159,700
Current portion of leases	1,400	1,300
Total current liabilities	1,900,500	1,165,400
LONG-TERM LIABILITIES
Long-term borrowing, net	606,500	587,700
Accrued interest on long-term borrowing	120,500	110,100
Long-term portion of capital lease	1,400	2,100
Total long-term liabilities	728,400	699,900
TOTAL LIABILITIES	2,628,900	1,865,300
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 15,000,000 authorized; 1,500,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 authorized; 550,000 shares of Series A Preferred Stock and 500,000 shares of Series A-1 issued and outstanding as of March 31, 2019 and as of September 30, 2018; aggregate liquidation preference of $1,968,750 as of March 31, 2019 and as of September 30, 2018;	1,100	1,100

Common stock, $0.001 par value; 250,000,000 shares authorized as of March 31, 2019 and September 30, 2018 respectively, 8,936,695 and 7,407,254 shares issued and outstanding as of March 31, 2019 and September 30, 2018, respectively;	8,900	7,400
Additional paid-in capital	91,895,900	89,257,700
Accumulated deficit	(89,881,400)	(85,245,300)
	2,024,500	4,020,900
Non controlling interest	(1,512,400)	(734,400)
Total stockholders’ equity	512,100	3,286,500
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,141,000	$5,151,800

See accompanying notes to unaudited condensed consolidated financial statements.

MYND ANALYTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
REVENUES
Neurometric services	$44,800	$79,800	$124,000	$133,100
Telepsychiatry services	415,300	380,100	723,200	448,800
Total revenues	460,100	459,900	847,200	581,900

COST OF REVENUES
Neurometric services	5,100	69,700	11,500	118,800
Telepsychiatry services	291,200	228,600	509,900	264,400
	296,300	298,300	521,400	383,200

GROSS MARGIN	163,800	161,600	325,800	198,700

OPERATING EXPENSES
Research	60,800	73,400	141,600	154,900
Product development	237,300	342,200	474,300	611,400
Sales and marketing	199,400	638,000	351,300	1,305,200
General and administrative	2,350,300	1,740,900	4,724,100	3,515,800
Total operating expenses	2,847,800	2,794,500	5,691,300	5,587,300

OPERATING LOSS	(2,684,000)	(2,632,900)	(5,365,500)	(5,388,600)

OTHER INCOME (EXPENSE):
Interest expense, net	(23,400)	(24,800)	(46,300)	(38,500)
Total other income (expense)	(23,400)	(24,800)	(46,300)	(38,500)
LOSS BEFORE PROVISION FOR INCOME TAXES	(2,707,400)	(2,657,700)	(5,411,800)	(5,427,100)
Income taxes	2,300	1,900	2,300	1,900
NET LOSS	$(2,709,700)	$(2,659,600)	$(5,414,100)	$(5,429,000)

Net loss attributable to noncontrolling interest	(451,100)	(72,300)	(778,000)	(72,300)

Net Loss attributable to MYnd Analytics, Inc.	$(2,258,600)	$(2,587,300)	$(4,636,100)	$(5,356,700)

BASIC AND DILUTED LOSS PER SHARE:	$(0.27)	$(0.59)	$(0.58)	$(1.23)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	8,399,443	4,362,564	7,964,021	4,347,745

See accompanying notes to unaudited condensed consolidated financial statements.

MYND ANALYTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

for the three and six months ended March 31, 2019 and 2018

	Common Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Sub-total MYnd Stockholders’ Equity	Non- controlling Interest	Total
Balance at September 30, 2018	7,407,254	$7,400	1,050,000	$1,100	$89,257,700	$(85,245,300)	$4,020,900	$(734,400)	$3,286,500
Shares issued to Aspire Capital Purchase Agreement	144,000	200			517,100	—	517,300		517,300
Common Stock issued to vendors for services	3,750	—	—	—	5,600	—	5,600	—	5,600
Net loss	—	—	—	—	—	(2,377,500)	(2,377,500)	(326,900)	(2,704,400)
Balance at December 31, 2018	7,555,004	$7,600	1,050,000	$1,100	$89,780,400	$(87,622,800)	$2,166,300	$(1,061,300)	$1,105,000
Stock-based compensation	30,000	—	—	—	258,000	—	258,000	—	258,000
Shares issued to Aspire Capital Purchase Agreement	1,315,429	1,300			1,810,500	—	1,811,800		1,811,800
Common Stock issued to vendors for services	36,262	—	—	—	47,000	—	47,000	—	47,000
Net loss	—	—	—	—	—	(2,258,600)	(2,258,600)	(451,100)	(2,709,700)
Balance at March 31, 2019	8,936,695	$8,900	1,050,000	$1,100	$91,895,900	$(89,881,400)	$2,024,500	$(1,512,400)	$512,100
Balance at September 30, 2017	4,299,311	$4,300	—	$—	$80,189,700	$(75,646,600)	$4,547,400	—	$4,547,400
Stock-based compensation	37,500	100			336,500		336,600	—	336,600
Common Stock issued to vendors for services	23,750	—			14,800		14,800		14,800
Net loss						(2,769,300)	(2,769,300)	—	(2,769,300)
Balance at December 31, 2017	4,360,561	$4,400	—	$—	$80,541,000	$(78,415,900)	$2,129,500	$—	$2,129,500
Stock-based compensation	20,000	—			256,400	—	256,400	—	256,400
Common Stock issued to vendors for services	(16,250)	—			11,000	—	11,000	—	11,000
Stock issued for preferred shares	—	—	1,050,000	1,100	2,098,900	—	2,100,000	—	2,100,000
Net loss	—	—				(2,659,700)	(2,659,700)	(72,300)	(2,732,000)
Balance at March 31, 2018	4,364,311	$4,400	1,050,000	$1,100	$82,907,300	$(81,075,600)	$1,837,200	$(72,300)	$1,764,900

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

MYND ANALYTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
	2019	2018
OPERATING ACTIVITIES:
Net loss	$(5,414,100)	$(5,429,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	60,300	57,500
Change in provision for doubtful accounts	6,300	1,200
Stock-based compensation	775,300	593,000
Common stock issued to vendors for services	52,600	25,800
Accretion of debt discount	46,700	35,500
Changes in operating assets and liabilities:
Accounts receivable	(97,400)	(156,200)
Prepaid expenses and other assets	(800)	(97,200)
Accounts payable and accrued liabilities	559,600	112,400
Deferred revenue	(7,600)	125,000
Deferred compensation	183,000	(8,300)
Net cash used in operating activities	(3,836,100)	(4,740,300)
INVESTING ACTIVITES:
Purchase of furniture and equipment	(9,100)	(55,200)
Payment for acquisition of business, net of cash acquired	—	(306,600)
Net cash used in investing activities	(9,100)	(361,800)
FINANCING ACTIVITIES:
Principal payments on note payable	(17,500)	(34,100)
Principal payments on capital lease	(600)	(600)
Proceeds from sale of common stock, net of costs	1,811,800	2,100,000
Net cash provided by financing activities	1,793,700	2,065,300
NET INCREASE (DECREASE) IN CASH	(2,051,500)	(3,036,800)
CASH AND CASH EQUIVALENTS - BEGINNING OF THE PERIOD	3,254,700	5,449,000
CASH AND CASH EQUIVALENTS - END OF THE PERIOD	$1,203,200	$2,412,200
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$2,000	$4,700
Income taxes	$2,300	$1,900
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING & FINANCING ACTIVITIES:
Long-term borrowings assumed in business combination	$—	$651,700

See accompanying notes to unaudited condensed consolidated financial statements

MYND ANALYTICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization, Nature of Operations and Going Concern Uncertainty

MYnd Analytics, Inc. (“MYnd,” “CNS,” “we,” “us,” “our,” or the “Company”), formerly known as CNS Response Inc., is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company employs a clinically validated scalable technology platform to support personalized care for mental health patients. The Company utilizes its patented machine learning, artificial intelligence, data analytics platform for the delivery of telebehavioral health services and its PEER predictive analytics product offering. On November 13, 2017, the Company acquired Arcadian Telepsychiatry Services LLC (“Arcadian”), which manages the delivery of telepsychiatry and telebehavioral health services through a nationwide network of licensed and credentialed psychiatrists, psychologists and master’s-level therapists. The Company is commercializing its PEER predictive analytics tool to help physicians reduce trial and error treatment in mental health. MYnd’s patented, clinically validated technology platform (“PEER Online”) utilizes complex algorithms to analyze electroencephalograms (“EEGs”) to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict individual responses to a range of medications prescribed for the treatment of behavioral disorders including depression, anxiety, bipolar disorder, PTSD and other non-psychotic disorders.

Going Concern Uncertainty

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), which contemplate continuation of the Company as a going concern. The Company’s operations are subject to certain problems, expenses, difficulties, delays, complications, risks and uncertainties frequently encountered in the operation of a business. These risks include the ability to obtain adequate financing on a timely basis, if at all, the failure to develop or supply technology or services to meet the demands of the marketplace, the failure to attract and retain qualified personnel, competition within the industry, government regulation and the general strength of regional and national economies.

The Company’s recurring net losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. During the six months ended March 31, 2019, the Company incurred a net loss of $5.4 million and used $3.8 million of net cash in operating activities. As of March 31, 2019, the Company’s accumulated deficit was $89.9 million. In connection with these unaudited condensed consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raised substantial doubt about the Company’s ability to meet its obligations as they become due for the next twelve months from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities.

To date, the Company has financed its cash requirements primarily from equity financings. As of March 31, 2019, the Company’s principal sources of liquidity were its cash balance of $1.2 million and the remaining amount available under the Aspire Equity Line of Credit of $6.3 million. The Company will need to raise funds immediately to continue its operations and increase demand for its services. Until it can generate sufficient revenues to meet its cash requirements, which it may never do, the Company must continue to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. The Company’s liquidity and capital requirements depend on several factors, including the rate of market acceptance of its services, the future profitability of the Company, the rate of growth of the Company’s business and other factors described elsewhere in this Quarterly Report on Form 10-Q. The Company continues to explore additional sources of capital, but there is substantial doubt as to whether any financing arrangement will be available in amounts and on terms acceptable to the Company to permit it to continue operations. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with GAAP and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly the financial position, changes in stockholders’ equity, results of operations and cash flows of the Company at the dates and for the periods indicated. The interim results for the quarter ended March 31, 2019 are not necessarily indicative of results for the full 2019 fiscal year or any other future interim periods. As such, the information included in this quarterly report on Form 10-Q should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Form 10- K for the year ended September 30, 2018.

Basis of Consolidation

The unaudited condensed consolidated financial statements include the results of the Company, its wholly owned subsidiary, Arcadian, two professional associations, Arcadian Telepsychiatry PA (“Texas PA”) incorporated in Texas, Arcadian Telepsychiatry Florida P.A. (“Florida PA”) incorporated in Florida, and two professional corporations, Arcadian Telepsychiatry P.C. (” Pennsylvania PC”) incorporated in Pennsylvania and Arcadian Telepsychiatry of California, P.C. incorporated in California (“California PC” and together with the Pennsylvania PC, Florida PA and Texas PA, the “Arcadian Entities.”)

Arcadian is party to Management Services Agreements by and among it and the Arcadian Entities, pursuant to which Arcadian provides management and administrative services to each of the Arcadian Entities. Each entity is established pursuant to the requirements of its respective domestic jurisdiction governing the corporate practice of medicine. All intercompany balances and transactions have been eliminated upon consolidation.

Segments

We view our operations and manage our business as one operating segment.

Variable Interest Entities (VIE)

On November 13, 2017, Arcadian entered into a management and administrative services agreement with Texas PA and with Pennsylvania PC, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, Texas PA and Pennsylvania PC are each determined to be a Variable Interest Entity (“VIE”) as MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect Texas PA’s and Pennsylvania PC’s economic performance through its majority representation of the Texas PA and Pennsylvania PC; therefore, Texas PA and Pennsylvania PC are consolidated by MYnd. On January 19, 2018, Arcadian entered into a management and administrative services agreement with California PC, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, California PC is determined to be a VIE and MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect California PC’s economic performance through its majority representation of California PC; therefore, California PC is consolidated by MYnd. On March 27, 2018, Arcadian entered into a management and administrative services agreement with Florida PA, for an initial fixed term of 20 years. In accordance with relevant accounting guidance, Florida PA is determined to be a VIE and MYnd is the primary beneficiary with the ability to direct the activities (excluding clinical decisions) that most significantly affect Florida PA’s economic performance through its majority representation of Florida PA; therefore, Florida PA is consolidated by MYnd.

The Company holds a variable interest in the entities which contract with physicians and other health professionals in order to provide telepsychiatry services to Arcadian. The entities are considered variable interest entities since they do not have sufficient equity to finance their activities without additional financial support. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits-that is, it has (1) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance (power) and (2) the obligation to absorb losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). The Company has the power and rights to control all activities of the entities and funds and absorbs all losses of the VIE.

In accordance with management service agreements entered into between the Company and medical professional corporations and associations in compliance with regulatory requirements within certain states, the Company has the power to direct activities of the VIE’s and may transfer the assets from the individual VIEs. Therefore, the Company considers that there are no assets in any of the consolidated VIEs that may be relied upon to settle obligations of these entities. Furthermore, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs.  Finally, none of the professional corporations or associations have purchased equipment nor are they responsible for handling cash or accounts receivable.

There is no either explicit or implicit arrangement that requires the Company to provide financial support to the VIE, including events or circumstances that could expose the Company to a loss. For the six months ended March 31, 2019 and 2018, the Company did not provide, nor does it intend to provide in the future, any financial or other support either explicitly or implicitly during the periods presented to its variable interest entities. In addition, there are no restrictions on the net income earned by the VIEs. The Company allocates all of the net income earned to the primary owner of the VIE. As part of the operating agreement with the VIE, the Company will be reimbursed for all cost incurred related to operating the VIE in addition to a management fee charged for oversight. For the six months ended March 31, 2019 and 2018, no net income was allocated to the VIEs nor have any dividends been paid from the Company to the VIEs from inception to date, respectively.

In addition, to the extent that the VIE is not a shareholder of the Company, the Company has not paid any dividends to the VIEs from inception to date and there are no dividend obligations within the management services agreement entered into with the medical professional corporations and associations.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, useful lives of furniture and equipment, intangible assets, valuation allowance on deferred taxes, valuation of equity instruments, and accrued liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Cash and Cash Equivalents

The Company considers all liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company deposits its cash with major financial institutions and may at times exceed the federally insured limit of $250,000. At March 31, 2019 cash exceeds the federally insured limit by $1.1 million. The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

Debt Instruments

Debt instruments are initially recorded at fair value, with coupon interest and amortization of debt issuance discounts recognized in the statement of operations as interest expense at each period end while such instruments are outstanding.

Fair Value of Financial Instruments

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, ASC 825-10 Recognition and Measurement of Financial Assets and Financial Liabilities defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable and accrued liabilities, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

The Company also analyzes all financial instruments with features of both liabilities and equity under ASC 480-10, ASC 815-10 and ASC 815-40.

The FASB has established a framework for measuring fair value using generally accepted accounting principles. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described as follows:

●	Level I inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets;

●	Level II inputs to the valuation methodology include:

○	Quoted prices for similar assets or liabilities in active markets;

○	Quoted prices for identical or similar assets or liabilities in inactive markets; Inputs other than quoted prices that are observable for the asset or liability;

○	Inputs that are derived principally from or corroborated by observable market data by correlation or other means;

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

●	Level III inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used must maximize the use of observable inputs and minimize the use of unobservable inputs.

Accounts Receivable, net

The Company estimates the collectability of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer. Allowances are provided for specific receivables deemed to be at risk for collection which as of March 31, 2019 and September 30, 2018 were $8,100 and $1,800, respectively.

Property and Equipment

Property and equipment, which are recorded at cost, consist of office furniture and equipment which are depreciated, over their estimated useful lives on a straight-line basis. The useful lives of these assets are estimated to be between three and five years. Depreciation expense on furniture and equipment for the three months ended March 31, 2019 and 2018 was $16,100 and $15,600, respectively. Depreciation expense on furniture and equipment for the six months ended March 31, 2019 and 2018 was 32,300 and 28,000, respectively. Accumulated depreciation at March 31, 2019 and September 30, 2018 was $181,500 and 149,200, respectively.

Intangible Assets

Costs for software developed for internal use are accounted for through the capitalization of those costs incurred in connection with developing or obtaining internal-use software. Capitalized costs for internal-use software are included in intangible assets in the unaudited condensed consolidated balance sheets. Capitalized software development costs are amortized over three years. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software development and costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life.

On November 13, 2017, the Company acquired customer relationship and tradename intangibles in connection with the Arcadian acquisition which were recorded at fair value and are being amortized over an estimated useful life of four years on a straight-line basis.

Amortization for the three months ended March 31, 2019 and 2018 was $14,000 and $13,800, respectively. Amortization for the six months ended March 31, 2019 and 2018 was 28,000 and 24,700, respectively. Accumulated amortization was $122,300 and $94,200 at March 31, 2019 and September 30, 2018 respectively.

The expected amortization of the intangible assets, as of March 31, 2019, is as follows:

For the year ended September 30,	Intangible assets
2019 (for the remaining six months)	$26,100
2020	29,400
2021	29,400
2022	3,500
Total	$88,400

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant under performance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually on September 30.

The Company performed a qualitative goodwill assessment at September 30, 2018 and concluded there was no impairment based on consideration of a number of factors, including the improvement in the Company’s key operating metrics over the prior year, improvement in the strength of the general economy and the Company’s continued execution against its overall strategic objectives.

Based on the foregoing, the Company determined that it was not more likely than not that the fair value of its reporting unit is less than its carrying amount and therefore that no further impairment testing was required.

During the six months ended March 31, 2019, the Company did not record any Goodwill impairment.

Accrued Compensation

Accrued compensation consists of accrued vacation pay, accrued compensation granted by the Board but not paid, and accrued pay due to staff members.

Accrued compensation – related parties consists of accrued vacation pay, accrued bonuses granted by the Board but not paid for officers and directors.

Deferred Revenue

Deferred revenue represents cash collected in advance of services being rendered but not earned as of March 31, 2019 and September 30, 2018. This represents a philanthropic grant for the payment of PEER Reports ordered in a clinical trial for a member of the U.S. Military, a veteran or their family members, the cost of which is not covered by other sources. On August 1, 2017, the Company entered into a Research Study Funding Agreement with Horizon Healthcare Services, Inc. dba Horizon Blue Cross Blue Shield of New Jersey and its subsidiaries (collectively “Horizon”) and Cota, Inc. (“Cota”). On February 6, 2018, Horizon prepaid for part of the study in the amount of $125,000 and the Company paid Cota $15,000 out of this payment for its services under the Study.

These deferred revenue grant funds total $152,100 and $159,700 as of March 31, 2019 and September 30, 2018, respectively.

Revenue Recognition

Neurometric services - gross service revenue is recorded in the accounting records at the time the services are provided on an accrual basis at the provider’s established rates, regardless of whether the provider expects to collect that amount. The Company reserves a provision for contractual adjustment and discounts that are deducted from gross service revenue. The Company reports revenues net of any sales, use and value added taxes.

Telepsychiatry services - The Company satisfies its performance obligation to stand ready to provide telepsychiatry services which occurs when the Company’s clients have access to the telepsychiatry service. The Company generally bills for the telepsychiatry services on a monthly basis with payment terms generally being 30 days. There are not significant differences between the timing of revenue recognition and billing. Consequently, the Company has determined that client contracts do not include a financing component. Revenue is recognized in an amount that reflects the consideration that is expected in exchange for the service and this may include a variable transaction price as the number of members may vary from the initial billing. Based on historical experience, the Company estimates this amount which is recorded as a component of revenue.

Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on October 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606. As sales are and have been primarily from providing healthcare services, and the Company has no significant post-delivery obligations, this new standard did not result in a material recognition of revenue on the Company’s accompanying consolidated financial statements for the cumulative impact of applying this new standard. The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

Revenue from providing neurometric and telepsychiatry services are recognized under Topic 606 in a manner that reasonably reflects the delivery of its services to customers in return for expected consideration and includes the following elements:

○	executed contracts with the Company’s customers that it believes are legally enforceable;

○	identification of performance obligations in the respective contract;

○	determination of the transaction price for each performance obligation in the respective contract;

○	allocation the transaction price to each performance obligation; and

○	recognition of revenue only when the Company satisfies each performance obligation.

Research and Development Expenses

The Company charges research and development expenses to operations as incurred.

Advertising Expenses

The Company charges all advertising expenses to operations as incurred. For the three months ended March 31, 2019 and 2018 advertising expenses were $4,800 and $97,500, respectively. For the six months ended March 31, 2019 and 2018 advertising expenses were $4,800 and $248,500, respectively

Stock-Based Compensation

The Company accounts for employee stock options in accordance with ASC 718, Compensation-Stock Compensation. For stock options issued to employees and directors we use the Black-Scholes option valuation model for estimating fair value at the date of grant. For stock options issued for services rendered by non-employees, we recognize compensation expense in accordance with the requirements of ASC 505-50, Equity, as amended. Non-employee option grants that do not vest immediately upon grant are recorded as an expense over the vesting period. At the end of each financial reporting period prior to performance, the value of these options, as calculated using the Black-Scholes option valuation model, is determined, and compensation expense recognized or recovered during the period is adjusted accordingly. Since the fair value of options granted to non-employees is subject to change in the future, the amount of the future compensation expense is subject to adjustment until the common stock options or warrants are fully vested.

Warrants

From time to time, the Company has issued warrants to purchase shares of common stock. These warrants have been issued in connection with the Company’s financing transactions. The Company’s warrants are subject to standard anti-dilution provisions applicable to shares of our common stock. The Company estimates the fair value of warrants using the Black-Scholes option valuation model with the following inputs: market prices of the stock, time to maturity, volatility, zero expected dividend rate and risk free rate all at the date of the warrant issuance.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

On December 22, 2017, new legislation was adopted that significantly revises the Internal Revenue Code of 1986, as amended, or the Code. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35 percent to a flat rate of 21 percent, limitation of the tax deduction for interest expense to 30 percent of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80 percent of current-year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits.

As a result of the implementation of certain provisions of FASB ASC 740, Income Taxes, which clarifies the accounting and disclosure for uncertainty in tax positions, the Company has analyzed filing positions in each of the federal and state jurisdictions where required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified U.S. Federal and California as our major tax jurisdictions. Generally, the Company remains subject to Internal Revenue Service examination of our 2014 through 2016 U.S. federal income tax returns, and remain subject to California Franchise Tax Board examination of our 2013 through 2016 California Franchise Tax Returns. The Company has certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Deferred taxes have been recorded on a net basis in the accompanying balance sheet. The Act reduces the U.S. statutory tax rate from 35% to 21%, effective January 1, 2018. As of September 30, 2018, the Company had gross Federal net operating loss carryforwards of approximately $60.2 million and State gross net operating loss carryforwards of approximately $33.8 million. Both the Federal and State net operating loss carryforwards will begin to expire in 2022 and 2023 respectively. The Company's ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future.

The Company has placed a valuation allowance against the deferred tax assets in excess of deferred tax liabilities due to the uncertainty surrounding the realization of such excess tax assets. Management periodically evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced accordingly.

Noncontrolling Interest

The Company consolidates entities in which the Company has a controlling financial interest. The Company consolidates subsidiaries in which the Company holds, directly or indirectly, more than 50% of the voting rights, and VIEs for which the Company is the primary beneficiary. Noncontrolling interests represent third-party equity ownership interests in the Company’s consolidated entities. The amount of net loss attributable to noncontrolling interests for the three months ended March 31, 2019 and 2018 was $451,100 and $72,300, respectively. The amount of net loss attributable to noncontrolling interests for the six months ended March 31, 2019 and 2018 was $778,000 and $72,300, respectively.

Earnings (Loss) per Share

Basic and diluted earnings (loss) per share is presented in conformity with the two-class method. Under the two-class method, basic net loss per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Net loss per share is calculated as the net loss less the current period preferred stock dividends. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock.

Recent Accounting Pronouncements

Apart from the below-mentioned recent accounting pronouncements, there are no new accounting pronouncements that are currently applicable to the Company.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (Topic 718). The amendments in this Update expand the scope of Topic 718 to include share based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company is currently evaluating the impact of adoption of this standard to its financial statements.

ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Payments” was issued by the Financial Accounting Standards Board (FASB) in August 2016. The purpose of this amendment is to address eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. The Company adopted ASU 2016-15 during our first quarter of fiscal year 2019, which had no impact on our consolidated financial statements, and will apply the new guidance in future periods.

ASU 2016-02, “Leases (Topic 842)” was issued by the FASB in February 2016. The guidance requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, and should be applied using a modified retrospective approach. The guidance is effective for the Company on October 1, 2019. The Company will elect the prospective transition method with the effects of adoption recognized as a cumulative effect adjustment to the opening balance of retained earnings in the Company's fiscal 2020 financial statements, with no restatement of comparative periods. The Company will also elect the package of three practical expedients permitted under the transition guidance within the new standard, which among other things, allows the Company to carryforward the historical lease classification. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements and related disclosures. The Company expects to record right of use assets and lease liabilities, which may be material, on its consolidated balance sheet upon adoption of this standard and is still assessing the impact to its results of operations and cash flows.

Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on October 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606. As sales are and have been primarily from providing healthcare services, and the Company has no significant post-delivery obligations, this new standard this new standard did not result in a change to revenue recognition on the Company’s accompanying condensed consolidated financial statements for the cumulative impact of applying this new standard. The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

3.	REVENUE RECOGNITION

At the adoption of Topic 606, the cumulative effect of initially applying the new revenue standard is required to be presented as an adjustment to the opening balance of retained earnings. The Company determined there was no impact to opening retained earnings based on applying the new revenue standard.

The Company operates as one reportable segment, the healthcare delivery segment. The Company disaggregates revenue from contracts by service type and by payor. This level of detail provides useful information pertaining to how the Company generates revenue by significant revenue stream and by type of direct contracts. The condensed consolidated statements of operations present disaggregated revenue by service type. The following table presents disaggregated revenue for the three and six months ended March 31, 2019 and 2018:

	Three months ended March 31,		Six months ended March 31,
	2019	2018	2019	2018
Neurometric services	$44,800	$79,800	$124,000	$133,100
Telepsychiatry services	415,300	380,100	723,200	448,800
Revenue	460,100	459,900	847,200	581,900

As of March 31, 2019, accounts receivable, net of allowance for doubtful accounts, was $154,400. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on historical experience, specific account information and other currently available evidence.

The Company receives payments from the following sources for services rendered: (i) commercial insurers; (ii) the federal government under the Medicare program administered by CMS; (iii) state governments under the Medicaid and other programs; (iv) other third party payors (e.g., hospitals); and (v) individual patients and clients. As the period between the time of service and time of payment is typically one year or less, the Company elected the practical expedient under ASC 606-10-32-18 and did not adjust for the effects of a significant financing component.

The Company derives a significant portion of its revenue from Medicare, Medicaid and other payors that receive discounts from established billing rates. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex, subject to interpretation and adjustment, and may include multiple reimbursement mechanisms for different types of services provided and cost settlement provisions. Management estimates the transaction price on a payor-specific basis given its interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursements are often subject to interpretation that could result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management.

Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent years because of audits by such programs, rights of appeal and the application of numerous technical provisions.

Under the new revenue standard, the Company has elected to apply the following practical expedients and optional exemptions:

●	Recognize incremental costs of obtaining a contract with amortization periods of one year or less as expense when incurred. These costs are recorded within general and administrative expenses.
●	Recognize revenue in the amount of consideration to which the Company has a right to invoice the customer if that amount corresponds directly with the value to the customer of the Company’s services completed to date.
●	Exemptions from disclosing the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts for which revenue is recognized in the amount of consideration to which the Company has a right to invoice for services performed, and (iii) contracts for which variable consideration is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct service that forms part of a single performance obligation.
●	Use a portfolio approach for the fee-for-service (FFS) revenue stream to group contracts with similar characteristics and analyze historical cash collections trends.
●	No adjustment is made for the effects of a significant financing component as the period between the time of service and time of payment is typically one year or less.

Contract Assets

Typically, revenues and receivables are recognized once the Company has satisfied its performance obligation. Accordingly, the Company’s contract assets are comprised of accounts receivable. Generally, the Company does not have material amounts of other contract assets.

Contract Liabilities (Deferred Revenue)

Contract liabilities are recorded when cash payments are received in advance of the Company’s performance. The Company’s contract liability balance was $152,100 and $159,700 as of March 31, 2019 and September 30, 2018 and is presented within the “Deferred Revenue” line item of the condensed consolidated balance sheets. $7,600 of the amounts recorded as of September 30, 2018 was recognized as revenue for the six months ended March 31, 2019. The Company has elected the optional exemption to not disclose the remaining performance obligations of its contracts since substantially all of its contracts have a duration of one year or less.

4.	ACCOUNTS RECEIVABLE

Accounts receivable, net, is as follows:

	March 31, 2019	September 30, 2018
Accounts receivable	$162,500	$65,100
Allowance for doubtful accounts	(8,100)	(1,800)
Accounts receivable, net	$154,400	$63,300

5.	LONG - TERM BORROWINGS AND OTHER NOTES PAYABLE

Debt assumed from Arcadian

As a result of the acquisition of Arcadian, the Company guaranteed Arcadian's then outstanding debt obligations totaling $700,000 owed to Ben Franklin Technology Partners of Southeastern Pennsylvania ("BFTP"). The maturity date for the debt is September 30, 2021 and interest accrues at an 8% annual rate. Unpaid interest was $120,500 as of March 31, 2019. The Company recorded the debt at its fair value and recorded a discount of $93,500 as of March 31, 2019 attributable to the difference between the market interest rate and the stated interest rate on the debt. Interest expense related to the accretion of debt discount for the three months ended March 31, 2019 and 2018 was $9,400 and 9,400, respectively. Interest expense related to the accretion of debt discount for the six months ended March 31, 2019 and 2018 was $18,800 and $14,000, respectively.

A balloon payment of $700,000 plus interest will be made on the scheduled maturity date of September 30, 2021.

The changes in carrying amounts of the debt acquired through acquisition for the six months ended March 31, 2019 were as follows:

Beginning balance (September 30, 2018)	$587,700
Accretion of debt discount	18,800
Ending balance (March 31, 2019)	$606,500

6.	ACQUISITION

On November 13, 2017, the Company acquired Arcadian. The Company accounted for the acquisition of Arcadian using the acquisition method of accounting for business combinations under ASC 805, Business Combinations. The total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date.

Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can materiality impact our results of operations. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows and the discount rates.

The purchase price, including the value of the indebtedness and payables of Arcadian, is $1,339,600 based upon a deemed acquisition of all of the assets and liabilities of Arcadian, including the equity interests in Arcadian. The aggregate purchase price consists of (i) initial investment in Arcadian of $195,900 (ii) $317,000 of forgiveness of a note receivable with the primary member of Arcadian (iii) assumption by Arcadian of subordinated debt (“Arcadian Note”) with a fair value of $555,000, plus accrued interest of $96,700 (iv) $175,000 payment for the redemption and cancellation of two warrants to purchase equity interests in Arcadian Services. The Arcadian Note bears interest at an annual rate of 8% and matures on September 30, 2021.

Unaudited Pro Forma Financial Information

The following unaudited pro forma statement of operations data presents the combined results of operations for the six months ended March 31, 2018 as if the acquisition of Arcadian had taken place on October 1, 2017. The unaudited pro forma financial information includes the effects of certain adjustments, including the amortization of acquired intangibles and the associated tax effect and the elimination of the Company’s and the acquiree’s non-recurring acquisition related expenses.

The unaudited pro forma information presented does not purport to be indicative of the results that would have been achieved had the acquisitions been consummated at October 1, 2017 nor of the results which may occur in the future. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

Pro Forma	Three Months Ended March 31, 2018	Six Months Ended March 31, 2018
Revenues	$459,900	$727,100
Net income (loss)	(2,659,600)	(5,605,300)
Basic and diluted loss per share:	$(0.61)	$(1.29)

Outstanding at weighted average shares outstanding	4,362,564	4,347,745

7.	REVERSE MERGER

Merger Agreement

On January 4, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, the Company’s wholly owned subsidiary, Athena Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and Emmaus Life Sciences, Inc., a Delaware corporation (“Emmaus”). Under the terms of the Merger Agreement, pending stockholder approval of the transaction, Merger Sub will merge with and into Emmaus with Emmaus surviving the merger and becoming a wholly-owned subsidiary of MYnd (the “Merger”). Subject to the terms of the Merger Agreement, at the effective time of the Merger, Emmaus stockholders will receive a number of newly issued shares of MYnd common stock determined using the exchange ratio described below in exchange for their shares of Emmaus stock. Following the Merger, stockholders of Emmaus will become the majority owners of MYnd.

The exchange ratio will be determined prior to closing and will cause the MYnd securityholders (including holders of options and warrants) prior to the effective time to collectively own 5.9% of the post-merger company on a fully diluted basis and Emmaus securityholders (including holders of options, warrants and convertible notes) prior to the effective time to collectively own 94.1% of the post-merger company on a fully diluted basis. The exchange ratio will reflect any dilution that may result from securities sold by MYnd or Emmaus prior to the closing of the Merger and any changes to the number of outstanding convertible securities of each company. The Merger Agreement provides that if Emmaus converts certain debt obligations into equity within six months of the completion of the Merger, Emmaus will issue additional shares (equal to 5.9% of the shares issued in connection with the debt conversion to third parties) to an existing subsidiary of MYnd which is expected to be spun-off to stockholders of MYnd prior to the effective time of the merger, as described below.

The post-merger company, led by Emmaus’ management team, is expected to be named “Emmaus Life Sciences, Inc.” Prior to the closing of the Merger, MYnd will seek shareholder approval to conduct a reverse split of its outstanding shares if necessary to satisfy listing requirements of the Nasdaq Capital Market (the “NasdaqCM”). The post-merger company is expected to trade on the NasdaqCM under a new ticker symbol. At the closing, the post-merger company’s board of directors is expected to consist of one member from MYnd and up to six members from Emmaus. The Merger has been unanimously approved by the Board of Directors of each company. The transaction is expected to close no later than July 31, 2019, subject to approvals by the stockholders of MYnd and Emmaus, and other closing conditions, including but not limited to the approval of the continued listing of the post-merger company’s common stock on the NasdaqCM, conversion of MYnd’s preferred stock into common stock, satisfaction of certain cash and debt conversion conditions and consummation of the MYnd spin-off described below.

The parties to the Merger Agreement have made representations and warranties to each other as of specific dates for the purpose of allocating risk and not for the purpose of establishing facts. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts.

The Merger Agreement contains certain termination rights for each of MYnd and Emmaus, and further provides that, upon certain terminations of the Merger Agreement, MYnd may be required to pay Emmaus a termination fee of $750,000 and Emmaus may be required to pay MYnd a termination fee of $750,000; provided that if the termination results from the failure to obtain the approval of the continued listing of the post-merger company’s common stock on the NasdaqCM, this fee payable by Emmaus will be $1,600,000. In connection with the termination of the Merger Agreement upon certain circumstances, either party also may be required to pay the other party’s third party expenses up to $600,000. The termination of the Merger Agreement will not relieve any party thereto from any liability or damages resulting from or arising out of any fraud or willful or intentional breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement.

Spin-Off

Prior to the closing of the Merger, we intend, subject to obtaining any required regulatory approvals and the completion of certain tax analyses, to transfer all of our businesses, assets and liabilities not assumed by Emmaus to our existing wholly-owned subsidiary, Telemynd, Inc., a Delaware corporation (“Telemynd”), pursuant to the terms of the Amended and Restated Separation and Distribution Agreement (the “Separation Agreement”) entered into on March 27, 2019 by us, Telemynd and MYnd Analytics, Inc., a California corporation (“MYnd California”). We intend to distribute all shares of Telemynd held by us to our stockholders of record as a future record date will be determined for such potential distribution.

The Separation Agreement: (i) amended and restated in its entirety that certain Separation and Distribution Agreement dated as of January 4, 2019, by and between MYnd and MYnd California (the “Prior Agreement”) and (ii) caused Telemynd to assume all of the rights and obligations of MYnd California under the Prior Agreement.

Pursuant to the Separation Agreement, the Telemynd Business (as defined in the Separation Agreement) would be separated from the Company upon, and subject to, the closing of the transactions contemplated by the Separation Agreement (provided that such transactions occur at all), and the Company intends to distribute all shares of Telemynd held by it to the Company’s stockholders of record as of a future record date to be determined for such potential distribution. The Separation Agreement includes the terms of the proposed spin-off and the distribution to the Company’s stockholders and includes representations and warranties, covenants and conditions, which would impact the terms of the proposed spin-off and distribution. The proposed spin-off will be subject to conditions and regulatory approvals not entirely under the control of the Company and the terms of the proposed spin-off, if and when completed, are subject to change. The foregoing summary of the Separation Agreement is not complete and qualified in its entirety by reference to the text of the Separation Agreement filed herewith.

Amendment to Merger Agreement

On May 10, 2019, the parties executed amendment no. 1 to the Merger Agreement.  By executing amendment no. 1, MYnd, Emmaus and Merger Sub agreed that: (i) the definition "Parent California Subsidiary" should be amended to refer to Telemynd, Inc., the newly formed wholly-owned corporation, (ii) MYnd would not adopt a new equity incentive plan at closing, which had been contemplated previously and determined to be unnecessary at this time, (iii) MYnd would be entitled to receive credit in its Net Liabilities calculation for certain agreed upon prepaid costs, (iv) Telemynd would be entitled to receive shares of Emmaus after closing if the exchange ratio applicable to any Company Warrants, Company Convertible Notes or Company Debentures is reduced during the six (6) month period after the closing of the Merger for any reason, and (v) the outside termination date was extended from May 31, 2019 to July 31, 2019.

8.	STOCKHOLDERS’ EQUITY

The Aspire Capital Equity Credit Lines

On December 6, 2016, the Company, entered into the first common stock purchase agreement (the “First Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) which provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital was committed to purchase up to an aggregate of $10.0 million of shares of the Company’s Common Stock over the 30-month term of the First Purchase Agreement. Concurrently with entering into the First Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), pursuant to which the Company maintained an effective registration statement registering the sale of the shares of Common Stock that were issued to Aspire under the First Purchase Agreement. Under the First Purchase Agreement, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company had the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a)	the lowest sale price of Common Stock on the purchase date; or

b)	the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submitted a purchase notice to Aspire Capital in an amount equal to 50,000 shares, and the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company also had the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price was subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the First Purchase Price. The Company could deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

The First Purchase Agreement provided that the Company and Aspire Capital would not effect any sales under the First Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock was less than $0.50. There were no trading volume requirements or restrictions under the First Purchase Agreement, and the Company could control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital had no right to require any sales by the Company, but was obligated to make purchases from the Company as directed by the Company in accordance with the First Purchase Agreement. There were no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the First Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the First Purchase Agreement, the Company issued to Aspire Capital 80,000 shares of Common Stock (the “ First Commitment Shares”). The First Purchase Agreement was terminated and replaced by the Second Purchase Agreement defined below on May 15, 2018. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Purchase Agreement. Any proceeds from the Company receives under the First Purchase Agreement are expected to be used for working capital and general corporate purposes. The Company cannot request Aspire to purchase more than $100,000 per business day.

As of March 31, 2019, the Company has issued purchase notices to Aspire Capital under the First Purchase Agreement to purchase an aggregate of 1,180,000 shares of common stock, at a per share price of $2.00, resulting in gross cash proceeds of approximately $2.4 million. The issuance of shares of common stock that were issued from time to time to Aspire Capital under the First Purchase Agreement were exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

The Second Purchase Agreement with Aspire Capital

On May 15, 2018, the Company terminated the First Purchase Agreement, and entered into a second common stock purchase agreement (the “Second Purchase Agreement”) with Aspire Capital under substantially the same terms, conditions and limitations as the First Purchase Agreement which are: Aspire Capital is committed to purchase up to an aggregate of $10.0 million of shares of the Company’s Common Stock over the 30-month term of the Second Purchase Agreement. Concurrently with entering into the Second Purchase Agreement, the Company also entered into a registration rights agreement with Aspire Capital (the “Registration Rights Agreement”), pursuant to which the Company maintains an effective registration statement registering the sale of the shares of Common Stock that have and may be issued to Aspire under the Second Purchase Agreement. Under the Second Purchase Agreement, on any trading day selected by the Company on which the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of Common Stock per business day, up to $10.0 million of the Company’s common stock in the aggregate at a per share purchase price equal to the lesser of:

a) the lowest sale price of Common Stock on the purchase date; or

b) the arithmetic average of the three (3) lowest closing sale prices for Common Stock during the twelve (12) consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which the Company submits a purchase notice to Aspire Capital in an amount equal to 50,000 shares, and the closing sale price of its Common Stock is equal to or greater than $0.50 per share, the Company also has the right, in its sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of Common Stock traded on its principal market on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares the Company may determine. The purchase price per share pursuant to such VWAP Purchase Notice is generally 95% of the volume-weighted average price for Common Stock traded on its principal market on the VWAP Purchase Date.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price. The Company may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Second Purchase Agreement, so long as the most recent purchase has been completed.

The Second Purchase Agreement provides that the Company and Aspire Capital will not effect any sales under the Second Purchase Agreement on any purchase date where the closing sale price of the Company’s common stock is less than $0.50. There are no trading volume requirements or restrictions under the Second Purchase Agreement, and the Company will control the timing and amount of sales of Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Second Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Second Purchase Agreement. In consideration for entering into the Second Purchase Agreement, concurrently with the execution of the Second Purchase Agreement, the Company issued to Aspire Capital 250,000 shares of Common Stock (the “Second Commitment Shares”). The Second Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost to the Company. Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Second Purchase Agreement. Any proceeds from the Company receives under the Second Purchase Agreement are expected to be used for working capital and general corporate purposes. The Company cannot request Aspire to purchase more than $300,000 per business day.

As of March 31, 2019, the Company has issued purchase notices to Aspire Capital under the Second Purchase Agreement to purchase an aggregate of 2,200,100 shares of common stock, resulting in gross cash proceeds of approximately $3.7 million. The issuance of shares of common stock that were issued from time to time to Aspire Capital under the Second Purchase Agreement were exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Shareholder Approval for Removal of Exchange Cap

The Second Purchase Agreement previously restricted the amount of shares that may be sold to Aspire Capital thereunder to 1,134,671 shares of Common Stock (the "Exchange Cap"). On November 26, 2018, the Company received shareholder approval to remove the Exchange Cap in compliance with the applicable listing rules of the Nasdaq Stock Market. Pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock. Following receipt of shareholder approval, the Company may issue an additional $8.1 million, up to an aggregate of $10 million, of common stock to Aspire Capital under the Second Purchase Agreement, with remaining availability of $6.3 million at March 31, 2019.

Common and Preferred Stock

As of March 31, 2019, the Company is authorized to issue 265,000,000 shares of stock of which 250,000,000 are common stock, and 15,000,000 shares were preferred shares, with a par value of $0.001 per shares are blank-check preferred stock which the Board is expressly authorized to issue without stockholder approval, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Private Placement with Directors and Management

On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and then Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

Stock-Option Plans

2006 Stock Incentive Plan

On August 3, 2006, CNS Response, Inc. adopted the CNS 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan provided for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or non-statutory stock options (NSO), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the Board. A total of 3,339 shares of stock were ultimately reserved for issuance under the 2006 Plan. As of March 31, 2019, zero options were exercised and there were 1,435 option shares outstanding under the amended 2006 Plan. The outstanding options have exercise prices to purchase shares of common stock ranging from $2,400 to $3,300 per share.

2012 Omnibus Incentive Compensation Plan

On March 22, 2012, our Board approved the MYnd Analytics, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”), reserved 1,667 shares of stock for issuance and on December 10, 2012, the Board approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 1,667 shares to 27,500 shares. On March 26, 2013, the Board further approved the amendment of the 2012 Plan to increase the shares authorized for issuance from 27,500 shares to 75,000 shares. The 2012 Plan, as amended, was approved by our stockholders at the 2013 annual meeting held on May 23, 2013.

On April 5, 2016, the Board approved a further amendment of the 2012 Plan to increase the Common Stock authorized for issuance from 75,000 shares to 200,000 shares.

On September 22, 2016 the Board amended the 2012 Plan to: (i) increase the total number of shares of Common Stock available for grant under the 2012 Plan from 200,000 shares to an aggregate of 500,000 shares, (ii) add an "evergreen" provision which, on January 1st of each year through 2022, automatically increases the number of shares subject to the 2012 Plan by the lesser of: (a) a number equal to 10% of the shares of Common Stock authorized under the 2012 Plan as of the preceding December 31st, or (b) an amount, or no amount, as determined by the Board, but in no event may the number of shares of Common Stock authorized under the 2012 Plan exceed 885,781 and (iii) increase the annual individual award limits under the 2012 Plan to 100,000 shares of Common Stock, subject to adjustment in accordance with the 2012 Plan. Per the above mentioned “evergreen” provision, an additional 50,000 shares were automatically allocated for distribution under the 2012 Plan as of January 1, 2017.

At the 2017 Annual Meeting of Stockholders of the Company, held on August 21, 2017 (the “2017 Annual Meeting”), the holders of the Company’s common stock voted to amend the Company’s 2012 Plan to increase: (i) the total number of shares of common stock, par value $0.001 per share ("Common Stock"), available for grant under the 2012 Plan (subject to the overall limits described in clause (ii) below) from 550,000 shares to an aggregate of 975,000 shares; (ii) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision, from 885,781 shares to 1,570,248 shares and (iii) the annual individual award limits under the 2012 Plan to 150,000 shares of Common Stock (subject to adjustment in accordance with the 2012 Plan);

At the 2018 Annual Meeting of Stockholders of the Company, held on April 4, 2018 (the “2018 Annual Meeting”), the holders of the Company’s common stock voted to amend the 2012 Plan to increase (i) the total number of shares of Common Stock available for grant under the 2012 Plan (subject to the overall limit described in clause (ii) below) from 1,072,500 shares to an aggregate of 1,500,000 shares and (ii) the aggregate limitation on the authorization shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision, from 1,570,248 shares to 2,200,000 shares.

At the Special Meeting of Stockholders of the Company, held on November 26, 2018, the holders of the Company’s common and preferred stock voted to (i) amend the 2012 Plan to eliminate the annual individual award limits under the 2012 Plan and (ii) amend 2012 Plan to increase: (a) the total number of shares of common stock, par value $0.001 per share (“Common Stock”), available for grant under the 2012 Plan (subject to the overall limits described in clause (b) below) from 1,500,000 shares to an aggregate of 2,250,000 shares and (b) the aggregate limitation on authorized shares available for grant under the 2012 Plan, following any increases pursuant to the evergreen provision (the “Evergreen Provision”), from 2,200,000 shares to 2,950,000 shares.

Amendment to Chief Executive Officer’s Agreement

On April 19, 2018, the Company and George C. Carpenter, IV, the former CEO of the Company, entered into an amendment to his Employment Agreement, dated as of September 7, 2007 (the “CEO Amendment"), pursuant to which Mr. Carpenter’s annual salary was reduced from $270,000 to $206,250. This change is retroactive to April 13, 2018. Further, pursuant to the CEO Amendment, Mr. Carpenter was granted 34,380 restricted shares of common stock under the 2012 Plan. The shares granted under the CEO Amendment will vest quarterly. If the employee’s relationship with the Company is terminated, the above grant will be prorated. On or before December 31, 2018, the parties will review this modification to determine if the above salary reduction adjustment will be renewed. As of May 9, 2019, the parties have not amended the modification.

Appointment of Chief Innovation Officer; Amendment to Former CEO Employment Agreement

As of December 12, 2018, George C. Carpenter, IV no longer served in the position of Chief Executive Officer and became, in addition to President, the Chief Innovation Officer of the Company. In connection therewith, on December 12, 2018, the Company and Mr. Carpenter entered into an amendment to his Employment Agreement, dated as of September 7, 2007 (the “Carpenter Amendment”), pursuant to which Mr. Carpenter was given the title of President and Chief Innovation Officer of the Company. Pursuant to the Carpenter Amendment, Mr. Carpenter received an option to purchase 50,000 shares of common stock of the Company, with such option vesting over a twelve-month period.

Appointment of Patrick Herguth as CEO; Herguth Employment Agreement

Effective December 12, 2018, the Company appointed Patrick Herguth to the position of Chief Executive Officer.

In connection with Mr. Herguth’s appointment to the position of Chief Executive Officer, the Company entered into an employment agreement with Mr. Herguth, dated as of December 12, 2018 (the “Herguth Employment Agreement”). Pursuant to the Herguth Employment Agreement, Mr. Herguth will serve as the Company’s Chief Executive Officer and will receive a base annual compensation of $325,000, subject to periodic increases. For fiscal year 2019, Mr. Herguth is eligible to receive a performance bonus in a target amount of $340,000, with payment of such bonuses subject to achievement of certain performance goals set forth in the Herguth Employment Agreement. The employment agreement also provides that Mr. Herguth will receive an option to purchase up to 200,000 shares of the Company’s common stock, subject to the time-based vesting schedule and up to 200,000 shares of the Company’s common stock subject to a performance-based vesting schedule, both as specified in the Herguth Employment Agreement, with options to purchase 50,000 of such shares vesting on the date of the Herguth Employment Agreement. The time-based options will be subject to vesting upon a change of control of the Company.

Election of Patrick Herguth to the Board of Directors

Effective December 12, 2018, the Board increased the number of directors on the Board by one and elected Mr. Herguth to the Board to serve as a director of the Company to fill the vacancy created by such increase. Mr. Herguth has not been appointed to any committee of the Board.

Stock-based Compensation and Expenses

As of March 31, 2019, options to purchase 1,428,500 shares of Common Stock were outstanding under the 2012 Plan with exercise prices ranging from $1.20 to $600.00 per share, with a weighted average exercise price of $3.05 per share. Additionally, 580,564 restricted shares of Common Stock have been granted under the 2012 Plan, leaving 465,936 shares of Common Stock available to be awarded under the 2012 Plan.

Stock-based compensation expenses are generally recognized over the employees’ or service provider’s requisite service period, generally the vesting period of the award. Stock-based compensation expense included in the accompanying unaudited condensed consolidated statements of operations for the six months ended March 31, 2019 and 2018 is as follows:

	Six months ended March 31,
	2019		2018
	Stock-based compensation expense - stock options	Stock-based compensation expense - restricted shares	Stock-based compensation expense - stock options	Stock-based compensation expense restricted shares
Research	$—	$—	$—	$—
Product development	29,200	17,800	100	—
Sales and marketing	12,000	—	100	—
General and administrative	404,200	312,100	302,900	289,900
Total	$445,400	$329,900	$303,100	$289,900

Total unrecognized stock compensation expense as of March 31, 2019 amounted to $334,900.

The following table sets forth the Company’s unrecognized stock-based compensation expense, net of estimated forfeitures, by type of award and the weighted-average period over which that expense is expected to be recognized:

	March 31,
	2019		2018
Type of Award:	Unrecognized Expense, net of estimated forfeitures	Weighted average Recognition Period (in years)	Unrecognized Expense, net of estimated forfeitures	Weighted average Recognition Period (in years)
Stock Options	$329,600	1.40	$682,900	0.53
Restricted Stock	5,300	0.05	139,100	0.48
Total	$334,900	1.38	$822,000	0.52

 A summary of all stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at September 30, 2018	803,937	$10.13	8.75	$7,500
Granted	864,758	1.34		—
Exercised	—	—		—
Forfeited or expired	(38,760)	2.28
Outstanding at March 31, 2019	1,629,935	$5.65	8.89	$52,600

There are 825,100 options vested and 804,835 unvested as of March 31, 2019; there are 531,604 options vested and 272,333 options unvested as of September 30, 2018;

Following is a summary of the restricted stock activity for the six months ended March 31, 2019:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at September 30, 2018	406,564	$4.09
Granted	174,000	1.35
Forfeited	—	—
Outstanding at March 31, 2019	580,564	$3.27

There are 567,469 shares of restricted stock vested and 13,095 unvested as of March 31, 2019; there are 351,522 shares of restricted stock vested and 55,042 unvested as of September 30, 2018;

The range of Black-Scholes option-pricing model assumption inputs for all the valuation dates are in the table below:

	Six Months Ended March 31, 2019
	Low	High
Annual dividend yield	—%	—%
Expected life (years)	3.0	5.0
Risk-free interest rate	2.23%	2.90%
Expected volatility	172.89%	200.47%

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Expected Life. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term.

Expected Volatility. The expected volatility rate used to value stock option grants is based on the historical volatilities of the Company’s common stock.

Risk-free Interest Rate. The risk-free interest rate assumption was based on U.S. Treasury bill instruments that had terms consistent with the expected term of the Company’s stock option grants.

The warrant activity for the six months ended March 31, 2019, are described as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at September 30, 2018	6,075,874	$4.53
Expired/ Forfeited	(555)	55.00
Outstanding at March 31, 2019	6,075,319	$4.52

Following is a summary of the status of warrants outstanding at March 31, 2019:

Exercise Price	Number of Shares		Expiration Date	Weighted Average Exercise Price
$2.00	459,458	(1)	09/2023	$2.00
2.34	1,050,000	(2)	03/2023	2.34
5.25	2,539,061	(3)	07/2022	5.25
5.25	1,675,000	(4)	07/2022	5.25
5.25	213,800	(5)	07/2022	5.25
6.04	134,000	(6)	07/2022	6.04
10.00	4,000		06/2021	10.00
Total	6,075,319			$4.52

(1)	On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and former Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of Common Stock and one Common Stock Purchase Warrant to purchase one share of Common Stock for $2.00 per share. The closing price per share of the Common Stock on the Nasdaq Stock Market on September 20, 2018 was $1.72 per share.

(2)	On March 29, 2018, the Company sold an aggregate of 1,050,000 units for $2.00 per Unit each consisting of one share of newly-designated Series A Preferred Stock, and one warrant in a private placement to three affiliates of the Company, for gross proceeds of $2.1 million. The private placement closed on March 29, 2018. The closing price per share of the Common Stock on the Nasdaq Stock Market on March 29, 2018 was $1.19 per share.

(3)	On July 13, 2017, the Company declared a special dividend of warrants to purchase shares of the Company’s common stock to record holders of Common Stock as of such date. Warrants to purchase 2,539,061 shares of Common Stock were distributed pro rata to all holders of common stock on the record date. These warrants are exercisable (in accordance with their terms) to purchase one share of common stock, at an exercise price of $5.25 per share. The warrants will become exercisable commencing not less than 12 months following their July 27, 2017 distribution date and will expire five years from the date of issuance.

(4)	On July 19, 2017, the Company issued 1,675,000 shares of Common Stock and accompanying Warrants to purchase up to 1,675,000 shares of Common Stock in connection with an underwritten public offering.

(5)	On August 23, 2017, the Company issued warrants to purchase 213,800 shares of common stock to underwriters as part of the exercise of the overallotment option attributed to the July 2017 underwritten public offering.

(6)	As part of the underwritten public offering on July 19, 2017, the Company issued warrants to purchase 134,000 shares of common stock to the underwriters as part of the services performed by them in connection with the underwritten public offering.

9.	RELATED PARTY TRANSACTIONS

DCA Agreement

On September 25, 2013, the Board approved a consulting agreement effective May 1, 2013, for marketing services provided by Decision Calculus Associates ("DCA"), an entity operated by Mr. Carpenter’s spouse, Jill Carpenter. Effective August 2015, DCA was engaged at a fee of $10,000 per month. From August 2015 through February 2017, DCA has been paid $170,000. The DCA contract was renewed at $3,000 a month effective March 1, 2017. On May 1, 2018, the Company amended the agreement with DCA to reduce the monthly fee to $2,000 a month. The amendment provides for a term of one year with a 30 day termination clause. The Company incurred fees of $6,000 and $9,000 for the three months ended March 31, 2019 and 2018, respectively. The Company incurred fees of $12,000 and $18,000 for the six months ended March 31, 2019 and 2018, respectively. The agreement with DCA was terminated on April 20, 2019.

Hooper Holmes Agreement

In 2016, we entered into an agreement with Hooper Holmes Inc, for which Dr. Smith, our Chairman of the Board, became an advisory member of its board as of March 16, 2017, and in which Mr. Pappajohn, our director, has participated in equity raises to become the beneficial owner of a greater than 10% interest. Hooper Holmes performs EEGs nationwide to patients who wish to obtain a PEER report. The Company paid $0 and $54,300 for these services during the three months ended March 31, 2019 and 2018, respectively. The Company paid $2,600 and $90,700 for these services during the six months ended March 31, 2019 and 2018, respectively. The agreement with Hooper Holmes was deleted on December 31, 2018.

Private Placement with Directors and Management

On September 21, 2018, the Company entered into definitive agreements with George C. Carpenter IV, President and then Chief Executive Officer, Robin L. Smith, Chairman, as well as John Pappajohn, and Peter Unanue, each a director of the Company, and entities affiliated with Michal Votruba, a member of the Board of Directors of MYnd Analytics and Director of Life Sciences for the European-based RSJ-Gradus fund, relating to a private placement of an aggregate of 459,458 units for $1.85 per unit, with each unit consisting of one share of common stock and one common stock purchase warrant to purchase one share of Common Stock for $2.00 per share.

10.	LOSS PER SHARE

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders less the current period preferred stock dividend by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share takes into account the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised and converted into Common Stock

A summary of the net income (loss) and shares used to compute net income (loss) per share for the three and six months ended March 31, 2019 and 2018 is as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net loss for computation of basic and diluted net loss per share:
Net Loss attributable to MYnd Analytics, Inc.	$(2,258,600)	$(2,587,300)	$(4,636,100)	$(5,356,700)
Preferred stock dividends	(24,600)	—	(49,200)	—
	$(2,283,200)	$(2,587,300)	$(4,685,300)	$(5,356,700)

Basic and diluted net loss per share:
Basic and diluted net loss per share	$(0.27)	$(0.59)	$(0.59)	$(1.23)
Basic and diluted weighted average shares outstanding	8,399,443	4,362,564	7,964,021	4,347,745

Anti-dilutive common equivalent shares not included in the computation of dilutive net loss per share:
Warrants	6,075,319	5,617,481	6,075,319	5,617,481
Restricted common stock	13,095	42,416	13,095	42,416
Options	1,629,935	554,059	1,629,935	554,059
Total	7,718,349	6,213,956	7,718,349	6,213,956

11.	COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

The Company is not currently party to any legal proceedings, the adverse outcome of which, in the Company’s management’s opinion, individually or in the aggregate, would have a material adverse effect on the Company’s results of operations or financial position.

Lease Commitments

The Company has entered into operating lease agreements for its office locations in California, Virginia and Pennsylvania which expire at various times through September 30, 2020. Minimum future lease payments under these leases are as follows:

	Payments due by period
Contractual Obligations	Total	2019	2020
Operating Lease Obligations	$177,300	$129,800	$47,500
Total	$177,300	$129,800	$47,500

12. SUBSEQUENT EVENTS

Aspire Line

Subsequent to March 31, 2019, the Company issued purchase notices to Aspire Capital to purchase 463,636 shares of common stock, at a weighted average per share price of $1.10, resulting in gross cash proceeds of $510,000.

Equity Grant to Chairman of the Board

On May 8, 2019, the Board of Directors granted 50,000 restricted shares and 100,000 options to purchase common stock to the Chairman of the Board, Dr. Robin L. Smith, under the Company's Amended and Restated 2012 Omnibus Incentive Compensation Plan. The restricted shares and options vest immediately and survive the full term. In the event the merger does not close, Dr. Smith will forfeit 25,000 restricted shares and 25,000 shares of common stock to the Company's plan.

Registered Direct Offering of Common Stock

On May 22, 2019, the Company and select investors (“Investors”) entered into a securities purchase agreement for the issuance and sale of 2,776,941 shares of the Company’s common stock in a registered direct offering (the “Offering”), which Offering closed on May 28, 2019. The purchase price per share for each share offered to the Investors was $1.02 resulting in aggregate gross proceeds of approximately $2,832,020. T.R. Winston & Company, LLC (the “Placement Agent”) acted as the Placement Agent for the Offering. The net proceeds to the Company from the Offering, after deducting Placement Agent fees and the Company’s estimated offering expenses, was approximately $2,533,779. The Company’s common stock in the Offering was registered under the Securities Act of 1933, as amended, on the Company’s Registration Statement on Form S-3 (Registration No. 333-223203), previously filed with the Securities and Exchange Commission and declared effective on June 29, 2018.